Exhibit 10.12

[***] Certain information in this document has been omitted from this exhibit pursuant to Item 601(b) of Regulation S-K because it is both not material and is the type that the Registrant treats as private or confidential.

RESEARCH COLLABORATION AND LICENSE AGREEMENT

DATED AS OF FEBRUARY 3, 2026

BY AND BETWEEN

IAMBIC THERAPEUTICS, INC.

AND

TAKEDA PHARMACEUTICALS, U.S.A., INC.

TABLE OF CONTENTS

ARTICLE 1.	DEFINITIONS	1

ARTICLE 2.	LICENSES; DATA RIGHTS; EXCLUSIVITY	25

2.1	License Grants to Takeda	25
2.2	License Grant to Iambic	25
2.3	No Implied Licenses; Retained Rights	26
2.4	Secure Environment	26
2.5	Data and Model Rights and Restrictions	27
2.6	Technology Transfer	28
2.7	Confirmatory Patent License	30
2.8	Exclusivity	30
2.9	Post-Change of Control Covenant Not to Sue	33

ARTICLE 3.	GOVERNANCE	33

3.1	Joint Steering Committee	33
3.2	Specific Responsibilities	33
3.3	General Provisions Applicable to the JSC	35
3.4	Subcommittees	37
3.5	Alliance Managers	38

ARTICLE 4.	ADDITIONAL COLLABORATION TARGETS; TARGET SUBSTITUTION	38

4.1	Initial Collaboration Targets	38
4.2	Target Availability	38
4.3	Additional Collaboration Targets	39
4.4	Replacement Collaboration Target	40

ARTICLE 5.	RESEARCH PROGRAM	41

5.1	Research Program Overview and Purpose	41
5.2	Initiation of a Research Program	41
5.3	Research Plans and Research Budget	42
5.4	Subcontracting by Iambic	43
5.5	Diligence; Performance; Infeasibility	43
5.6	Manufacture; Supply	43
5.7	Iambic Research Costs	44
5.8	Assumption of Iambic’s Activities by Takeda	44
5.9	Final Data Package	44
5.10	Takeda Selection	45
5.11	Reports and Data Sharing; Records	46
5.12	Materials Transfer	46
5.13	Takeda [***] Compound Series	47

i

ARTICLE 6.	DEVELOPMENT, COMMERCIALIZATION AND MANUFACTURING	47

6.1	Development, Manufacture and Commercialization	47
6.2	Diligence	48
6.3	Subcontracting by Takeda	48
6.4	Development and Commercialization Reports	48
6.5	Regulatory	48

ARTICLE 7.	PAYMENTS; ROYALTIES AND REPORTS	49

7.1	Upfront Payment	49
7.2	Additional Target Fee	49
7.3	Research Costs	49
7.4	Milestone Payments	50
7.5	Royalties	54
7.6	Estimated Sales Levels; Diligence	56
7.7	Other Invoiced Amounts	56
7.8	Mode of Payments	57
7.9	Interest on Late Payments	57
7.10	Financial Records	57
7.11	Audits	57
7.12	Taxes	58
7.13	Confidentiality	60

ARTICLE 8.	CONFIDENTIALITY AND PUBLICATION	60

8.1	Confidentiality Obligations	60
8.2	Exceptions	61
8.3	Permitted Disclosures	61
8.4	Additional Permitted Disclosures by Takeda	62
8.5	Use of Name	63
8.6	Public Announcements	63
8.7	Publications	64
8.8	Return of Confidential Information	64

ARTICLE 9.	INTELLECTUAL PROPERTY	65

9.1	Ownership of Intellectual Property	65
9.2	Control of Intellectual Property	66
9.3	Maintenance and Prosecution of Patents	66
9.4	Enforcement of Patents	69
9.5	Invalidity or Unenforceability Defenses or Actions	71
9.6	Infringement Claims by Third Parties	72
9.7	Product Trademarks	73
9.8	Third Party Agreements	73

ARTICLE 10.	REPRESENTATIONS, WARRANTIES AND COVENANTS	76

10.1	Mutual Representations and Warranties	76
10.2	Iambic Representations and Warranties	76
10.3	Data Package Representations and Warranties of Iambic	79
10.4	Updated Disclosure Schedule	81
10.5	Additional Covenants of Iambic	81
10.6	Warranty Disclaimer	81

ARTICLE 11.	INDEMNIFICATION	82

11.1	Indemnification by Takeda	82
11.2	Indemnification by Iambic	82
11.3	Procedure	83
11.4	LIMITATION OF LIABILITY	85
11.5	Insurance	85

ARTICLE 12.	TERM AND TERMINATION	86

12.1	Term and Expiration	86
12.2	Termination	86
12.3	Rights in Bankruptcy	87
12.4	Consequences of Termination	89
12.5	Modification in Lieu of Termination	90
12.6	Accrued Rights; Survival	91
12.7	Remedies	91

ARTICLE 13.	MISCELLANEOUS	91

13.1	Force Majeure	91
13.2	Export Control	92
13.3	Assignment	92
13.4	Severability	92
13.5	Dispute Resolution	93
13.6	Governing Law, Jurisdiction and Service	93
13.7	Notices	94
13.8	Entire Agreement; Amendments	95
13.9	English Language	95
13.10	Equitable Relief	95
13.11	Waiver and Non-Exclusion of Remedies	96
13.12	No Benefit to Third Parties	96
13.13	Further Assurance	96
13.14	Relationship of the Parties	96
13.15	Right to Offset	96
13.16	References	96

13.17	Construction	97
13.18	Counterparts	97

SCHEDULES

Schedule 1.45	Criteria for Hit
Schedule 1.80	Final Data Package
Schedule 1.116	Initial Collaboration Targets
Schedule 2.4.1	Secure Environment Requirements
Schedule 5.3.2	Research Plans for Initial Collaboration Targets
Schedule 5.4	Permitted Subcontractors
Schedule 8.6	Press Release
Schedule 10.2	Initial Disclosure Schedule
Schedule 10.2.1	Existing Patents
Schedule 10.2.2	Existing Agreements
Schedule 10.3.3	Iambic Third Party Agreements

Research Collaboration and License Agreement

This Research Collaboration and License Agreement (this “Agreement”), effective as of February 3, 2026 (the “Effective Date”), is entered into by and between Takeda Pharmaceuticals U.S.A., Inc., a corporation organized under the laws of the State of Delaware (“Takeda”), and Iambic Therapeutics, Inc., a Delaware corporation having a place of business at 5627 Oberlin Drive, Suite 120, San Diego, California, 92121 (“Iambic”). Takeda and Iambic are referred to individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Iambic is a life-sciences and technology company that deploys AI-driven discovery and development platforms to assist the discovery, design, identification, selection, optimization and development of small molecule drug candidates;

WHEREAS, Takeda is a biopharmaceutical company engaged in the research, development, manufacture and commercialization of human therapeutic products;

WHEREAS, Iambic and Takeda desire to collaborate to discover certain small molecules designed, identified or optimized by Iambic for Takeda using the Iambic Platform Technology (as defined below); and

WHEREAS, Iambic desires to grant to Takeda, and Takeda desires to obtain, a license under certain of Iambic’s intellectual property for the further research, development and commercialization of Qualifying Compounds and Qualifying Products (each as defined below), in each case, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, have the respective meanings set forth below.

1.1 “Accounting Standards” means, with respect to a Party or its Affiliates or, with respect to Takeda, its or its Affiliates’ Sublicensees (a) United States Generally Accepted Accounting Principles or (b) International Financial Reporting Standards as issued by the International Accounting Standards Board, in each case ((a) and (b)), consistently applied.

1.2 “Acquirer CNS IP” means [***] other than, if such Divestiture is effected by way of one (1) or more licenses or sublicenses, the receipt of license fees, milestones and royalties on sales of products in the Divested program) (such Patent, Know-How or other intellectual property described in clause (b), “Divested IP”).

1.3 “Acquired Competing Program” has the meaning set forth in Section 2.8.4 (Acquired Programs).

1.4 “Acquirer Entities” has the meaning set forth in Section 2.8.3 (Exception for Change of Control).

1.5 “Acquirer IP” has the meaning set forth in the definition of “Control”.

1.6 “Additional Collaboration Target” means a Target (or, subject to mutual agreement of the Parties in accordance with Section 4.3.3(b), a Multi-Protein Target) designated by Takeda that becomes an Additional Collaboration Target pursuant to Section 4.3 (Additional Collaboration Targets).

1.7 “Affiliate” means, with respect to a Person, any other Person that controls, is controlled by or is under common control with such first Person at any time for so long as such other Person controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. Neither of the Parties will be deemed to be an “Affiliate” of the other solely as a result of their entering into this Agreement.

1.8 “Agreement” has the meaning set forth in the preamble of this Agreement.

1.9 “Alliance Manager” has the meaning set forth in Section 3.5 (Alliance Managers).

1.10 “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of Regulatory Authorities, that may be in effect from time to time, which, with respect to each Development or Manufacturing activity that will or would reasonably be expected to be submitted to a Regulatory Authority in support of a Marketing Authorization Application or other Regulatory Approval, shall be deemed to include the applicable regulations and guidances of the FDA and EMA (and national implementations thereof) that constitute GCP, GLP, GMP (and, if and as appropriate under the circumstances, International Conference on Harmonisation (ICH) guidance or other comparable regulation and guidance of any applicable Regulatory Authority in the Territory).

1.11 “Audit Decision” has the meaning set forth in Section 7.11.2 (Audit Dispute).

1.12 “Audit Dispute” has the meaning set forth in Section 7.11.2 (Audit Dispute).

1.13 “Auditor” has the meaning set forth in Section 7.11.2 (Audit Dispute).

1.14 “Available Target” means, with respect to a Proposed Additional Target or Proposed Replacement Target, that such Proposed Additional Target or Proposed Replacement Target, as applicable, is not an Encumbered Target.

1.15 “Backup Product” has the meaning set forth in Section 7.4.6 (Milestone Reductions).

1.16 “Backup Product Costs” has the meaning set forth in Section 7.4.6 (Milestone Reductions).

1.17 “Breaching Party” has the meaning set forth in Section 12.2.1 (Termination for Material Breach).

1.18 “Business Day” means any day other than (a) a Saturday, (b) a Sunday or (c) any day on which banks in New York, New York, Boston, Massachusetts, San Diego, California or Tokyo, Japan are permitted or required to close by Applicable Law.

1.19 “Calendar Quarter” means each successive period of three (3) consecutive calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.

1.20 “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall begin on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.21 “Candidate Nomination” means, with respect to a Qualifying Compound or Qualifying Product, the selection by Takeda’s Portfolio Review Committee (or such decision making body as may then be responsible for reviewing such nomination) of such Qualifying Compound or Qualifying Product for Candidate Nomination (i.e., [***] (“DRF”) study for such Qualifying Compound or Qualifying Product) in accordance with Takeda’s then-existing internal policies and guidelines for “Candidate Nomination” (or the equivalent thereof as may be then in effect). Each Research Plan shall include further details with respect to the criteria for Candidate Nomination. Candidate Nomination shall be deemed to have occurred upon [***].

1.22 “Candidate Selection” means, with respect to a given Qualifying Compound or Qualifying Product, the selection by Takeda’s Portfolio Review Committee (or such decision making body as may then be responsible for such selection) of such Qualifying Compound or Qualifying Product for [***]. Each Research Plan shall include further details with respect to the criteria for Candidate Selection. Candidate Selection shall be deemed to have occurred upon [***].

1.23 “[***] Research Program” means the Research Program for [***].

1.24 “Change of Control” means, with respect to a Party, any of the following events: (a) any Third Party becomes the beneficial owner, directly or indirectly, as a result of a single transaction or a series of related transactions, of fifty percent (50%) or more of the total voting power of all classes of shares of capital stock or other interests of such Party (or, if applicable, a controlling Affiliate of such Party) then outstanding and normally entitled to vote in the general election of directors of such Party (“Voting Stock”); (b) such Party (or, if applicable, a controlling Affiliate of such Party) consolidates with or merges into a Third Party, or any such Third Party consolidates with or merges into such Party (or, if applicable, a controlling Affiliate of such Party), in either event pursuant to a transaction in which fifty percent (50%) or more of the total voting power of all Voting Stock of the surviving entity then outstanding is not held by the Persons holding at least fifty percent (50%) of the total voting power of all Voting Stock of such Party (or, if applicable, a controlling Affiliate of such Party) outstanding immediately prior to such consolidation or merger; or (c) such Party and its Affiliates convey, transfer or lease all or substantially all of the assets of such Party and its Affiliates to a Third Party.

1.25 “Clinical Trial” means a human clinical trial of a pharmaceutical product, including a Phase 1 Trial, Phase 2 Trial or Phase 3 Trial.

1.26 “CNS Evaluator” has the meaning set forth in Section 8.3.6.

1.27 “Collaboration Target” means each of the Initial Collaboration Targets, Additional Collaboration Targets and Replacement Collaboration Targets, unless and until such Initial Collaboration Target, Additional Collaboration Target or Replacement Collaboration Target, as applicable, becomes a Terminated Target in accordance with this Agreement. For clarity, if an Additional Collaboration Target or a Replacement Collaboration Target is a Multi-Protein Target, except as may be otherwise agreed by the Parties in an amendment to this Agreement regarding such Additional Collaboration Target or a Replacement Collaboration Target, as applicable, uses of “Collaboration Target” hereunder shall refer to the combination of such component Targets (and such individual component Targets shall not, on their own, constitute Collaboration Targets).

Notwithstanding the foregoing, a “Collaboration Target” may not include (and Takeda may not nominate any of the following as a Collaboration Target) any: [***].

1.28 “Combination Product” means a Qualifying Product that is (a) comprised of or contains one (1) or more Qualifying Compounds as an active ingredient together with one (1) or more other active ingredients that are not Qualifying Compounds that are co-formulated or co-packaged or otherwise sold together for one (1) price or (b) [***], “Other Components”).

1.29 “Commercial Milestone Event” has the meaning set forth in Section 7.4.3 (Commercial Milestones).

1.30 “Commercial Milestone Payment” has the meaning set forth in Section 7.4.3 (Commercial Milestones).

1.31 “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a product, including activities related to marketing, promoting, distributing, importing and exporting such product, and interacting with Regulatory

Authorities regarding any of the foregoing. “Commercialization” shall not include Development, but may include Manufacturing to the extent applicable to the activities described in the preceding sentence. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.32 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended, or consideration to be undertaken, by Takeda with respect to any objective, activity or decision to be undertaken with respect to the Development, Manufacture or Commercialization of a Qualifying Compound or Qualifying Product, those [***].

1.33 “Competing Program” has the meaning set forth in Section 2.8.3 (Exception for Change of Control).

1.34 “Competitive Infringement” has the meaning set forth in Section 9.4.1 (Notice).

1.35 “Compound” means any protein, peptide, antibody, small molecule compound or other molecule (including any biologic or chemical molecule).

1.36 “Compound Candidate” means, with respect to a Collaboration Target, any Compound that is identified, generated, optimized or otherwise Developed in the performance of Research activities under the Research Plan for such Collaboration Target, including, for clarity, any Takeda [***] Compound that is identified, generated, optimized or otherwise Developed in the performance of the [***] Research Program; provided that, except with respect to Takeda Provided [***] Compounds, any such Compound that Takeda can show, through contemporaneous records, was independently identified or generated outside of the Research Plan (even if also identified, generated, optimized or otherwise Developed under the Research Plan) shall not constitute a Compound Candidate. For clarity, Derivatives (other than Derivatives with respect to Takeda Provided [***] Compounds) will not be considered independently identified, and Iambic shall not be obligated to conduct activities under the Research Program with any compound provided by Takeda other than a Compound Candidate (for clarity, Takeda Provided [***] Compounds are Compound Candidates).

1.37 “Compound Series” means, with respect to a Qualifying Compound, a set of related Compounds that are, or would [***]. For purposes of this definition, [***].

1.38 “Confidential Information” has the meaning set forth in Section 8.1 (Confidentiality Obligations).

1.39 “Confidentiality Agreement” has the meaning set forth in Section 8.1 (Confidentiality Obligations).

1.40 “Control” means, with respect to any Know-How, Patent, Regulatory Documentation, Model, Target, material or other tangible or intangible intellectual property, the possession of the right (whether by ownership, license, covenant not to sue or otherwise (other than licenses granted pursuant to this Agreement)) to grant a license, sublicense or other right (including a covenant not to sue or a right to reference the Regulatory Documentation) to or under, such Know-How, Patent, Regulatory Documentation, Model, Target, material or other intellectual property, as provided for herein without violating the terms of any agreement or other arrangement with any Third Party and subject to Section 9.8 (Third Party Agreements). Notwithstanding the foregoing, if Iambic undergoes a Change of Control transaction, any Know-How, Patent, Regulatory Documentation, Model, Target, material or other tangible or intangible intellectual property of the Acquirer Entities that (a) was owned or controlled by such Acquirer Entities (other than pursuant to an agreement with Iambic or its Affiliates) immediately prior to the effective date of such Change of Control or (b) (i) [***], “Acquirer IP”).

1.41 “Covered” or “Cover” means, with respect to a given subject matter and a Patent, that, in the absence of a license granted under, or ownership of, such Patent and in the absence of the benefit of the safe harbor provision under 35 U.S.C. Section 271(e)(1) or other Applicable Law, the making, use, offering for sale, sale or importation of such subject matter would infringe a Valid Claim (or, for any pending Valid Claim, infringe such Valid Claim as if it were issued) included in such Patent. “Covering” has a corresponding meaning.

1.42 “Covered IP” has the meaning set forth in Section 9.8.2 (Future Third Party Agreements).

1.43 “Covered Platform IP” has the meaning set forth in Section 9.8.2(a) (Platform IP).

1.44 “Criteria for Advancement” means, with respect to a Research Program and a Work Package therein, the applicable criteria based on which the JSC will select Compound Candidate(s) to advance to the next Work Package or, in the case of Work Package 4, consideration for Candidate Selection. For clarity, the Criteria for Advancement include the Criteria for Hit and the Criteria for Lead.

1.45 “Criteria for Hit” means, with respect to a Research Program, the “Criteria for Hit” set forth on Schedule 1.45.

1.46 “Criteria for Lead” means, with respect to a Research Program, the “Criteria for Lead” set forth in the Research Plan for such Research Program.

1.47 “Defense Proceeding” has the meaning set forth in Section 9.3.1 (Product Patents and Takeda Patents).

1.48 “Derivative” means, with respect to each Collaboration Target, any Compound that [***].

1.49 “Designation Date” has the meaning set forth in Section 4.3.3(b).

1.50 “Designation Notice Date” has the meaning set forth in Section 4.3.3.

1.51 “Development” means any and all activities directed to Research and non-clinical and clinical drug development activities, including activities related to generation, characterization, optimization, construction, expression, use and production, testing and qualification, IND-enabling studies, biodistribution and transduction studies and tissue distribution across species, translational (target engagement, biomarker) studies, toxicology and tolerability studies, additional pharmacology (efficacy) studies, statistical analysis and report writing, Clinical Trials, regulatory affairs (including preparation for a Marketing Authorization Application submission and other submission-related activities), product approval and registration activities, Manufacturing (including validation activities) in support of the foregoing, and all other activities necessary to conduct IND-enabling studies or to seek, obtain and maintain Regulatory Approval. “Development” shall not include Commercialization, but may include Manufacturing to the extent applicable to the activities described in the preceding sentence. When used as a verb, “Develop” means to engage in Development activities.

1.52 “Development Milestone Event” has the meaning set forth in Section 7.4.2 (Development Milestones).

1.53 “Development Milestone Payment” has the meaning set forth in Section 7.4.2 (Development Milestones).

1.54 “Directed To” means with respect to any Compound and a Collaboration Target, that such Compound [***].

1.55 “Dispute” has the meaning set forth in Section 13.5.1.

1.56 “Distributor” means a Third Party (a) to which Takeda or any of its Affiliates or Sublicensees grants a right to sell and distribute a Qualifying Compound or Qualifying Product, with or without packaging rights, (b) that purchases its requirements for such Qualifying Compound or Qualifying Product from Takeda or its Affiliates or Sublicensees and (c) that does not [***] with respect to Patents or Know-How with respect to, or its purchase of, such Qualifying Compound or Qualifying Product.

1.57 “Divest” has the meaning set forth in Section 2.8.3(a)(ii).

1.58 “Divested IP” has the meaning set forth in the definition of “Acquirer CNS IP”.

1.59 “Dollar” or “$” means United States Dollars.

1.60 “DRF” has the meaning set forth in the definition of “Candidate Nomination”.

1.61 “Effective Date” has the meaning set forth in the preamble of this Agreement.

1.62 “Election Covered IP” has the meaning set forth in Section 9.8.2(d)(ii) (Non-Exclusive Necessary IP and Useful Covered IP Obligations).

1.63 “EMA” means the European Medicines Agency or any successor thereof performing substantially the same functions.

1.64 “Enablement License” means an arrangement between Iambic or any of its Affiliates and a Third Party pursuant to which Iambic or its Affiliate grants such Third Party a license to directly perform Inference against an Enablement Model (e.g., through a hosted software-as-a-service arrangement in which the Third Party initiates Inference via an API or user interface, without Iambic personnel running Inference on the Third Party’s behalf) in accordance with Section 2.8.2.

1.65 “Enablement Model” means an Iambic Model that has not been Trained on, and does not incorporate, any Takeda QC Program Results, Takeda Datasets, Takeda [***] Compound Results or Takeda’s Confidential Information.

1.66 “Encumbered Target” means, as of a given date, any Target (or a Multi-Protein Target): (a) [***]; (b) [***] (any such requirement in clause (b), a “Financial Encumbrance”); (c) [***]; or (d) [***].

1.67 “Encumbered Target List” has the meaning set forth in Section 4.2.2(a).

1.68 “EU” or “European Union” means the European Union, as its membership may be altered from time to time, and any successor thereto.

1.69 “Excluded Disclosures” has the meaning set forth in the definition of “Control”.

1.70 “Excluded Know-How” means any Know-How to the extent [***] any Other Component in a Combination Product [***], except for any such Know-How that is (a) disclosed or provided to Takeda or its Affiliates or its or their Sublicensees by or on behalf of Iambic or its Affiliates under or in connection with this Agreement (other than Excluded Disclosures), (b) incorporated into a Qualifying Compound or Qualifying Product by or on behalf of Iambic or its Affiliates under this Agreement or (c) otherwise utilized by or on behalf of Iambic or its Affiliates in the performance of a Research Plan.

1.71 “Excluded Patents” means any Patent to the extent it claims any Other Component in a Combination Product [***], except for any such Patent to the extent it claims Know-How that is (a) disclosed or provided to Takeda or its Affiliates or its or their Sublicensees by or on behalf of Iambic or its Affiliates under or in connection with this Agreement (other than Excluded Disclosures), (b) incorporated into a Qualifying Compound or Qualifying Product by or on behalf of Iambic or its Affiliates under with this Agreement or (c) otherwise utilized by or on behalf of Iambic or its Affiliates in the performance of a Research Plan.

1.72 “Exclusive Target” has the meaning set forth in Section 4.3.3.

1.73 “Executive Officer” means (a) with respect to Takeda, President of Research and Development or such successor role as may be applicable (or his or her designee) and (b) with respect to Iambic, the Chief Executive Officer of Iambic.

1.74 “Existing Agreements” has the meaning set forth in Section 9.8.1 (Existing Third Party Agreements).

1.75 “Existing Patents” has the meaning set forth in Section 10.2.1.

1.76 “Exploit” or “Exploitation” means to make, have made, import, have imported, export, have exported, use, have used, sell, have sold, or offer for sale, including to Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), or otherwise dispose of.

1.77 “FDA” means the United States Food and Drug Administration, or any successor agency(ies) or authority having substantially the same functions.

1.78 “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.79 “Field” means all indications and uses, including the diagnosis, prevention, palliation, control or treatment of any disease, disorder or condition, and all diagnostic uses.

1.80 “Final Data Package” means, with respect to a particular Collaboration Target and the corresponding Research Program, a data package that includes each of the following: (a) [***] to the extent then-existing as of Iambic’s delivery of such data package with respect to such Collaboration Target and Qualifying Compounds for such Research Program and a detailed analysis thereof, (b) without limitation to the foregoing, all Licensed Know-How listed in Schedule 1.80 and (c) [***]. The foregoing shall not include (x) any Iambic Platform IP and (y) any Program Results or other Licensed Know-How to the extent previously provided to Takeda pursuant to Section 2.6.1 (Transfer of Licensed Know-How) and with respect to which Takeda continues to have access at the time of the applicable Final Data Package delivery.

1.81 “Final Data Package Acceptance Date” has the meaning set forth in Section 5.9.2.

1.82 “Financial Encumbrance” has the meaning set forth in the definition of “Encumbered Target”.

1.83 “[***]” has the meaning set forth in Section 4.2.2(a).

1.84 “Fine-Tune” means, with respect to any Model, to train, re-train or otherwise adapt such Model using one or more new or modified datasets for a particular task or use case.

1.85 “Firewall Procedures” has the meaning set forth in Section 2.8.3(a)(iii).

1.86 “First Commercial Sale” means, with respect to a Qualifying Product and a country, the first commercial sale by a Selling Party to a Third Party for end use or consumption of such Qualifying Product in such country after all Regulatory Approvals [***] for such Qualifying Product have been obtained in such country and where the sale results in a recordable Net Sale in accordance with applicable Accounting Standards; provided that (a) the following shall not be considered a First Commercial Sale: any Qualifying Product transferred or disposed of as samples or for clinical studies for any so-called treatment investigational new drug sales, named patient sales, expanded access program, compassionate or emergency use sales or pre-license sales made for governmental, non-commercial, charitable or compassionate purposes or any indigent program or promotional or educational purposes and (b) sale of a Qualifying Product under this Agreement by one Selling Party to another Selling Party shall not be considered a First Commercial Sale unless such second Selling Party is the end user of such Qualifying Product and such sale results in a recordable Net Sale.

1.87 “FTE” means the equivalent of the work of one (1) full time employee (i.e., one (1) fully-committed or multiple partially-committed employees aggregating to one (1) full-time employee, but for clarity, excluding any contract personnel) for one (1) Calendar Year (consisting of [***] hours per Calendar Year or such other number as may be agreed by the Parties) employed by Iambic (or its Affiliate) who directly performs Research activities under a Research Program or assistance and support activities under Section 2.6.2 (Licensed Know-How Transfer Support) and Section 2.6.4 (Manufacturing Transfer Support). With respect to any employee who works fewer than [***] hours per Calendar Year (or such other number as may be agreed by the Parties), such employee shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked in a Calendar Year divided by [***]; provided that in no event shall any employee count as more than one (1) FTE regardless of the number of hours worked by such employee. For clarity, sixty (60) minutes of work performed by one (1) employee (or aggregated across multiple employees) on a relevant activity shall be considered one (1) “FTE-hour.” FTEs may include indirect managerial personnel to the extent performing Research activities under a Research Program or assistance and support activities under Section 2.6.2 (Licensed Know-How Transfer Support) and Section 2.6.4 (Manufacturing Transfer Support) but shall expressly exclude any other indirect personnel, including support functions such as financial, legal and business development.

1.88 “FTE Costs” means, with respect to a Research Program, for any period, an amount equal to the product of the applicable FTE Rate multiplied by the actual number of FTEs of Iambic who performed the applicable Research activities under the Research Plan for such Research Program [***]. For clarity, any Out-of-Pocket Costs (including payments to contract personnel, consultants or subcontractors) shall not be deemed FTE Costs.

1.89 “FTE Rate” means [***], such rate to be adjusted annually (with the first of such adjustments to be made as of January 1, [***] and as of January 1 of each subsequent Calendar Year thereafter) by an increase of [***] per Calendar Year, which represents the fully burdened rate for such FTE and includes all Included FTE Costs and Expenses for such FTE.

1.90 “Gatekeeper” has the meaning set forth in Section 4.2.1 (Gatekeeper).

1.91 “Gatekeeper Agreement” has the meaning set forth in Section 4.2.1 (Gatekeeper).

1.92 “Generic Product” means, with respect to a particular country and as to a given Qualifying Product, any product that is sold by a Third Party and that is approved by a Regulatory Authority [***].

1.93 “GLP Toxicology Study” means, with respect to a Qualifying Compound, an in vivo study of [***] (including any genotoxicity, acute toxicology, safety pharmacology, chronic toxicology or sub-chronic toxicology study) designed and performed in accordance with GLP and the results of which are necessary to achieve IND Clearance for such Qualifying Compound.

1.94 “Good Clinical Practice” or “GCP” means the then-current good clinical practice requirements and standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of Clinical Trials, including, as applicable: (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use E6 and any other guidelines for good clinical practice for trials on medicinal products in the Territory; (b) the World Medical Association’s Declaration of Helsinki as last amended at the 75th WMA General Assembly in October 2024 and any further amendments or clarifications thereto; (c) U.S. Code of Federal Regulations Title 21, Parts 50, 54, 56, 312 and 314; (d) NMPA Good Clinical Practice for Drug Clinical Trials (2020); and (e) equivalent Applicable Law in any relevant country, in each case ((a)-(e)), as may be amended and applicable from time to time and that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity and confidentiality of trial subjects.

1.95 “Good Laboratory Practice” or “GLP” means the then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations defined in 21 C.F.R. Part 58, NMPA Good Laboratory Practice for Non-Clinical Laboratory Studies on Drugs (2017), the Council Directive 87/18/EEC, as amended, the principles for Good Laboratory Practice or the Good Laboratory Practice principles of the Organisation for Economic Co-operation and Development, and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Qualifying Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.96 “Good Manufacturing Practice” or “GMP” means the then-current good manufacturing practices, including, as applicable: (a) the principles detailed in the U.S. Code of Federal Regulations, in particular 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820 and FDA’s guidance documents; (b) European Directive 2003/94/EC and Eudralex Vol. 4 “Medicinals for Human and Veterinary Use: Good Manufacturing Practice,” in particular Part II “Basic Requirements for Active Substances used as Starting Materials” (03 October 2005), and applicable Annexes to Vol. 4; (c) the principles detailed in the WHO TRS 986 Annex 2, TRS 961 Annex 6 and TRS 957 Annex 2; (d) the ICH guidelines, including ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”; (e) NMPA Good Manufacturing Practice for Drugs (2010) and the Investigational Drug Appendix to Good Manufacturing for Practice for Drugs (2022); and (f) equivalent Applicable Law in any relevant country, in each case, ((a)-(f)), as may be amended and applicable from time to time.

1.97 “Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof or (c) any supranational body.

1.98 “Government Official” means (a) any person employed by or acting on behalf of: (i) a government or any ministry, department, instrumentality or agency thereof, (ii) a government-owned (either in whole or in part) or controlled company, institution or other entity, including a government-owned or controlled hospital, pharmacy, healthcare facility or university or (iii) a public international organization (such as the United Nations, the International Monetary Fund, the International Committee of the Red Cross and the World Health Organization) or any department or agency thereof, (b) any political party, party official or candidate for public or political party office, (c) any person categorized as a government official under local law, (d) any person employed by or acting on behalf of any of the foregoing or (e) any Person who holds themselves out to be the authorized intermediary of any of the foregoing.

1.99 “Iambic” has the meaning set forth in the preamble of this Agreement.

1.100 “Iambic Base Model” means any foundational Iambic Model that is [***].

1.101 “Iambic Indemnitees” has the meaning set forth in Section 11.1 (Indemnification by Takeda).

1.102 “Iambic Model” means any Model included in the Iambic Platform Technology.

1.103 “Iambic Platform IP” means any and all intellectual property rights Controlled by Iambic or its Affiliates as of the Effective Date or during the Term pertaining to the Iambic Platform Technology or the design, architecture, structure, training or use thereof, including Iambic Platform Patents. For clarity, Iambic Platform IP excludes any intellectual property with respect to (a) any Collaboration Target, (b) any methods of treating diseases by binding to, inhibiting or modulating a Collaboration Target, (c) any Qualifying Compound or Qualifying Product or any intermediate or component thereof, (d) any Takeda [***] Compound or (e) the Exploitation of any of the foregoing (a)-(d), excluding, in this clause (e), use of the Iambic Platform Technology to identify, generate, screen, design, select, test, optimize or otherwise modify a Compound.

1.104 “Iambic Platform Patent” means any Patent Controlled by Iambic or its Affiliates as of the Effective Date or during the Term that claims any aspect of the Iambic Platform Technology or the design, architecture, structure, training or use thereof, but excluding Overlapping Patents and Product Patents.

1.105 “Iambic Platform Technology” means, collectively, (a) any and all proprietary Models and associated software and systems controlled by Iambic or any of its Affiliates (other than any Model that is Acquirer IP) as of the Effective Date or during the Term, including (i) the biomolecular structure prediction Model referred to by Iambic as of the Effective Date as “NeuralPLexer”, (ii) the multi-modal transformer Model referred to by Iambic as of the Effective Date as “Enchant” and (iii) any other Models, algorithms or systems controlled by Iambic or its Affiliates during the Term that are proprietary to Iambic and are used for or relate to drug discovery; (b) all associated data structures, Training data sets, processes, algorithms (including molecule generation, scoring, filtering, docking, design, evolutionary design and active learning algorithms), user interface functionality, integrated structural or chemical databases, and structure-based design programs, in each case, that are controlled by Iambic or its Affiliates (other than Acquirer IP) as of the Effective Date or during the Term; (c) Iambic’s high-throughput experimental platform, which includes compound management, high-throughput chemical synthesis, high-throughput quality control and purification, and high throughput biological assays, and all associated software components that support this experimental platform; and (d) any and all modifications, enhancements or improvements of any of the foregoing, in each case ((a)-(d)), excluding (i) any Collaboration Target, (ii) any methods of treating diseases by binding to, inhibiting or modulating a Collaboration Target, (iii) any Qualifying Compound or Qualifying Product or any intermediate or component thereof, (iv) any Takeda [***] Compound or (v) the

Exploitation of any of the foregoing (i)-(iv) (other than, in the cause of this clause (v), the use of the items in (a) through (d) to identify, generate, screen, design, select, test, optimize or otherwise modify a Compound).

1.106 “Iambic Research Costs” means, with respect to a Research Program, the reasonable and verifiable FTE Costs and Out-of-Pocket Costs, in each case, actually incurred by Iambic or any of its Affiliates in accordance with the applicable Accounting Standards after the Effective Date and during the Term that are specifically identifiable or reasonably allocable to the Research activities in the Research Plan for such Research Program, including any Manufacture and supply for purposes of such Research Program as provided for in Section 5.6; provided that such costs, to the extent incurred with respect to a Research Program, shall be included in “Iambic Research Costs” only to the extent less than or equal to the aggregate amounts set forth in the then-current Research Budget for such Research Program (subject to Permitted Budget Overruns pursuant to Section 7.3 (Research Costs)).

1.107 “Iambic Technology Election Notice” has the meaning set forth in Section 9.8.2(d)(ii) (Non-Exclusive Necessary IP and Useful Covered IP Obligations).

1.108 “Iambic Technology Notice” has the meaning set forth in Section 9.8.2(d)(ii) (Non-Exclusive Necessary IP and Useful Covered IP Obligations).

1.109 “Iambic Third Party Agreements” has the meaning set forth in Section 9.8.1 (Existing Third Party Agreements).

1.110 “Included FTE Costs and Expenses” means the sum of [***], in any case ((a), (b) or (c)), whether internal costs and expenses or amounts paid to Third Parties and allocated in accordance with the applicable Party’s customary allocation methodology consistently applied across its product portfolio, but excluding any costs that are owed to a Permitted Subcontractor performing Research activities and specifically provided for in a Research Budget under the corresponding Research Plan (which excluded costs, for clarity, shall be “Out-of-Pocket Costs”).

1.111 “IND” means any investigational new drug application or clinical trial application filed or to be filed with the FDA or other Regulatory Authority for authorization to commence Clinical Trials and its equivalent in other countries or regulatory jurisdictions and all supplements and amendments that may be filed with respect to the foregoing.

1.112 “IND Clearance” means, with respect to an IND submitted to the FDA or other Regulatory Authority, the earlier of (a) receipt of written notification from the FDA or other Regulatory Authority that the Clinical Trial covered by such IND may proceed under such IND and (b) the expiration of the applicable waiting period following the FDA’s or other Regulatory Authority’s receipt of such IND; provided that, in the case of this clause (b), the FDA or other Regulatory Authority does not impose a clinical hold with respect to such IND prior to such expiration.

1.113 “Indemnification Claim Notice” has the meaning set forth in Section 11.3.1 (Notice of Claim).

1.114 “Indemnified Party” has the meaning set forth in Section 11.3.1 (Notice of Claim).

1.115 “Inference” means, with respect to a Model, the process of executing or running such Model to generate predictions, responses, outputs, analyses or other results without modifying the Model’s parameters, architecture or weights. Inference includes the use of prompts, inputs or queries provided to the Model for the purpose of obtaining outputs, as well as associated processes that do not alter the Model’s underlying parameters.

1.116 “Initial Collaboration Target” means each of the Targets set forth on Schedule 1.116.

1.117 “Initial Disclosure Schedule” has the meaning set forth in Section 10.2 (Iambic Representations and Warranties).

1.118 “Initiation” means: (a) with respect to a Clinical Trial, the administration of the [***] dose of the relevant Qualifying Product to the first human subject in such Clinical Trial; (b) with respect to a Research Program, the [***] by Iambic of Research activities pursuant to, and in accordance with, the applicable JSC-approved Research Plan; (c) with respect to a Work Package or category of activities, the [***] activities under such Work Package or such category of activities, as applicable, pursuant to, and in accordance with, the applicable JSC-approved Research Plan and (d) with respect to any [***] dosed in such study. When used as a verb, “Initiate” shall have a correlative meaning.

1.119 “IRA” means 42 U.S.C. Sections 1320f et seq. and all its subsequent amendments and replacements.

1.120 “Joint IP” has the meaning set forth in Section 9.1.2 (Ownership of Joint Patents and Joint Know-How).

1.121 “Joint Know-How” has the meaning set forth in Section 9.1.2 (Ownership of Joint Patents and Joint Know-How).

1.122 “Joint Patents” has the meaning set forth in Section 9.1.2 (Ownership of Joint Patents and Joint Know-How).

1.123 “JPC” has the meaning set forth in Section 3.4.2 (Joint Patent Committee).

1.124 “JRT” has the meaning set forth in Section 3.4.3 (Joint Research Team).

1.125 “JSC” has the meaning set forth in Section 3.1 (Joint Steering Committee).

1.126 “Know-How” means any tangible and intangible information, data, results (including pharmacological, research and development data, reports and batch records), materials, discoveries, improvements, compositions of matter, assays, sequences, processes, methods, knowledge, protocols, formulas, utility, formulations, inventions (whether patentable or not), strategy, know-how and trade secrets, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, in each case that either Party has treated as confidential or proprietary information and that is not generally known by the public.

1.127 “Legal Proceeding” has the meaning set forth in Section 2.9 (Covenant Not to Sue).

1.128 “Licensed IP” means the Licensed Know-How and Licensed Patents.

1.129 “Licensed IP Transfer Period” has the meaning set forth in Section 2.6.1 (Transfer of Licensed Know-How).

1.130 “Licensed Know-How” means any and all (a) Takeda QC Program Results generated by or on behalf of Iambic or its Affiliates with respect to a Research Program, either alone or jointly with Takeda or its Affiliates or its or their Sublicensees, and (b) Know-How Controlled by Iambic or its Affiliates [***], but excluding, in each case ((a) and (b)), Excluded Know-How and Iambic’s interest in the Joint Know-How.

1.131 “Licensed Overlapping Patent” means an Overlapping Patent that is a Licensed Patent.

1.132 “Licensed Patents” means any and all Patents that are Controlled by Iambic or its Affiliates [***]. For clarity, Licensed Patents includes Product Patents and Licensed Overlapping Patents.

1.133 “Losses” has the meaning set forth in Section 11.1 (Indemnification by Takeda).

1.134 “Major Markets” means the United States, United Kingdom, France, Germany, Italy, Spain and Japan.

1.135 “Manufacture” and “Manufacturing” means any and all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping and holding of any compound, product or other agent (including a Qualifying Compound or Qualifying Product), or any intermediate thereof, including formulation development and optimization, process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance and quality control.

1.136 “Manufacturing Process” has the meaning set forth in Section 2.6.3 (Transfer of Manufacturing Technology).

1.137 “Marketing Authorization Application” means a New Drug Application as defined in the United States FFDCA or any corresponding foreign application in the Territory, including, with respect to the European Union, a marketing authorization application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in the European Union with respect to the mutual recognition procedure or any other national approval.

1.138 “Materials” has the meaning set forth in Section 5.12 (Materials Transfer).

1.139 “Model” means any artificial intelligence or machine learning system, algorithm, architecture or neural network (including any large language model, generative model, foundation model, predictive model or specialized model) that processes data, inputs or prompts to perform tasks such as prediction, classification, generation, transformation or decision-making. For clarity, “Model” includes (a) all parameters, embeddings, weights, layers, architecture, configurations and adapters; (b) any fine-tuned, specialized, derivative or updated versions thereof; and (c) associated training artifacts. For further clarity, the biomolecular structure prediction model referred to by Iambic as of the Effective Date as “NeuralPLexer” and the multi-modal transformer Model referred to by Iambic as of the Effective Date as “Enchant” each constitute “Models” under this Agreement.

1.140 “Model Outputs” means any data, predictions, classifications, responses, summaries, analyses, generated content, scores, labels or other results produced by a Model, whether during Training or through Inference; provided that the following shall not be deemed Model Outputs: [***].

1.141 “Multi-Protein Target” means a combination of two (2) or more Targets.

1.142 “Necessary Covered IP” has the meaning set forth in Section 9.8.2(b) (Necessary Covered IP).

1.143 “Net Sales” means, [***]:

[***]

1.144 “Non-Breaching Party” has the meaning set forth in Section 12.2.1 (Termination for Material Breach).

1.145 “Non-Compete Period” means, with respect to a Collaboration Target and the Research Program therefor, the period commencing on the Effective Date (for an Initial Collaboration Target) or the Designation Date (for an Additional Collaboration Target or Replacement Collaboration Target), as applicable, and ending on the date that is [***] after the completion of the technology transfer for such Research Program set forth in the first sentence of Section 2.6.1 (Transfer of Licensed Know-How).

1.146 “Non-Exclusive Necessary IP” has the meaning set forth in Section 9.8.2(b)(i) (Necessary Covered IP).

1.147 “Notice Period” has the meaning set forth in Section 12.2.1 (Termination for Material Breach).

1.148 “[***]” has the meaning set forth in Section 5.5.1 (Diligence; Performance).

1.149 “OP and JP Conditions” has the meaning set forth in Section 9.3.4 (Overlapping Patents and Joint Patents).

1.150 “Other Components” has the meaning set forth in the definition of “Combination Product”.

1.151 “Other Licensed Patents” has the meaning set forth in Section 9.3.3 (Other Licensed Patents).

1.152 “Out-of-Pocket Costs” means costs and expenses paid to Third Parties and accrued in accordance with the Accounting Standards consistently applied by or on behalf of a Party (or its Affiliate) directly incurred in the conduct of any applicable activities under this Agreement; provided that Out-of-Pocket Costs shall not include costs for general overhead, postage, communications, photocopying, printing or internet expense, professional dues, operating supplies, laboratory supplies, printers, photocopiers, fax machines or other office equipment, laboratory equipment, computers or computer service charges or any costs that are subsumed within the definition of “Included FTE Costs and Expenses”.

1.153 “Overlapping Patent” means a Patent that both (a) discloses any aspect of the Iambic Platform Technology or the design, architecture, structure, training or use thereof and (b) (i) discloses specifically (or in a Markush format) any Qualifying Compound or any Qualifying Product (including the composition or specific formulation, product by process, or method of use, manufacture, preparation or administration or other Exploitation of any such Qualifying Compound or Qualifying Product) or (ii) specifically discloses a Collaboration Target.

1.154 “Owed Party” has the meaning set forth in Section 7.7 (Other Invoiced Amounts).

1.155 “Owing Party” has the meaning set forth in Section 7.7 (Other Invoiced Amounts).

1.156 “Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

1.157 “Patent” means: (a) all patents and patent applications, including provisional patent applications; (b) all patent applications filed from or claiming priority to such patents or patent applications, including divisionals, continuations, continuations-in-part, converted provisionals and continued prosecution applications; (c) all patent applications claiming priority to the same application as the foregoing patents and patent applications in (a) or (b); (d) all patents that have issued or in the future issue from the foregoing patent applications in (a), (b) and (c), including utility models, petty patents and design patents and certificates of invention; (e) all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (a), (b), (c) and (d); and (f) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to any of such foregoing patent applications and patents.

1.158 “Patent Challenge” has the meaning set forth in Section 12.2.3 (Termination for Patent Challenge).

1.159 “Payment” has the meaning set forth in Section 7.12.1.

1.160 “Permitted Budget Overrun” has the meaning set forth in Section 7.3.2(d).

1.161 “Permitted Subcontractor” has the meaning set forth in Section 5.4 (Subcontracting by Iambic).

1.162 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.163 “Phase 1 Trial” means a Clinical Trial of a pharmaceutical product (including a Qualifying Product) the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or patients or similar clinical study prescribed by the Regulatory Authorities, including the trials referred to in 21 C.F.R. §312.21(a), as amended.

1.164 “Phase 2 Trial” means a Clinical Trial of a pharmaceutical product (including a Qualifying Product) the principal purpose of which is a determination of safety and efficacy in the target patient population, which is prospectively designed to generate sufficient data to permit commencement of pivotal clinical study, or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended.

1.165 “Phase 3 Trial” means (a) a pivotal Clinical Trial of a pharmaceutical product (including a Qualifying Product), the results of which, together with prior data and information concerning such product, would (if such Clinical Trial meets its primary endpoints) be sufficient to support the filing of a Marketing Authorization Application for such product in the United States, as acknowledged by FDA or (b) a foreign Clinical Trial that is equivalent to the one described in the preceding clause (a), as acknowledged by the applicable Regulatory Authority, including any Clinical Trial indicated to be a Phase 3 trial in its protocol or on www.clinicaltrials.gov.

1.166 “Portfolio Entry” means, with respect to a Qualifying Compound, the earlier to occur of: [***]. Each Research Plan shall include further details with respect to the criteria for Portfolio Entry.

1.167 “Product Agreement” has the meaning set forth in Section 9.8.3 (Other Product Agreements).

1.168 “Product Know-How” means, with respect to a Collaboration Target, all Licensed Know-How and Joint Know-How that [***].

1.169 “Product Patent” means, with respect to a Collaboration Target, each Licensed Patent [***].

1.170 “Product Trademark(s)” means, with respect to a Qualifying Product, the Trademark(s) that are used or intended for use in connection with the distribution, marketing, promotion and sale of such Qualifying Product, which, for clarity, exclude the corporate names and logos of the Parties and their Affiliates.

1.171 “Program-Dedicated Model” means a version of an Iambic Model that is or has been Trained for a specific Research Program.

1.172 “Program Results” means, with respect to a Research Program, all data and information generated under such Research Program by either Party (including (a) all Model Outputs arising out of the use of the Iambic Platform Technology with respect to such Research Program, (b) any and all structures, compositions of matter and synthetic routes for Compound Candidates, (c) structure activity relationships, such as cryptic pockets, with respect to Compound Candidates, (d) experimental data, including output of chemical, in vitro and in vivo assays conducted on Compound Candidates and (e) predictions of mutant-specific activities related to Compound Candidates) but excluding any Iambic Platform Technology.

1.173 “Proposed Additional Target” has the meaning set forth in Section 4.3.1.

1.174 “Proposed Replacement Target” has the meaning set forth in Section 4.4 (Replacement Collaboration Target).

1.175 “Proximity Inducing Protein” means, with respect to a Compound (or a product containing such Compound) and a Target, a protein to which such Compound directly binds, where such binding results in inducing proximity of such Target with such protein by combining such Compound with such protein to form a complex that directly binds to such Target. [***].

1.176 “Qualifying Compound” means with respect to each Collaboration Target and the corresponding Research Program: [***].

1.177 “Qualifying Product” means any product that is comprised of or contains a Qualifying Compound, alone or in combination with one (1) or more other active ingredients, in any and all forms, presentations, delivery systems, dosages and formulations.

1.178 “Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, the approvals (including INDs, marketing authorizations, supplements, amendments, variations, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority necessary to Commercialize a Qualifying Compound or Qualifying Product in such country or other jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such country or other jurisdiction, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (c) approval of product labeling.

1.179 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local governmental or regulatory authority, agency, department, bureau, commission, council or other entities (e.g., the FDA, EMA and PMDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of any Qualifying Compound or Qualifying Product in the Territory.

1.180 “Regulatory Documentation” means: all (a) applications (originals, supplements and variations, including all INDs and Marketing Authorization Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); and (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files.

1.181 “Regulatory Exclusivity” means, with respect to a Qualifying Product in any country or other jurisdiction in the Territory, any market protection granted by a Regulatory Authority in such country or other jurisdiction that [***].

1.182 “Replacement Collaboration Target” has the meaning set forth in Section 4.4 (Replacement Collaboration Target).

1.183 “Research” means any and all activities directed to the research, identification, generation, screening, designing (including by discovering cryptic pockets, predicting mutant-specific activities and performing structure-based design), selecting, testing (including in silico, in vitro, ex vivo human validation systems and animal models), optimizing, stability testing and toxicology of a product. When used as a verb, “Research” means to engage in Research activities.

1.184 “Research Budget” has the meaning set forth in Section 5.3.1 (General).

1.185 “Research Infeasibility Determination” has the meaning set forth in Section 5.5.2 (Infeasibility).

1.186 “Research Milestone Event” has the meaning set forth in Section 7.4.1 (Research Milestones).

1.187 “Research Milestone Payment” has the meaning set forth in Section 7.4.1 (Research Milestones).

1.188 “Research Plan” has the meaning set forth in Section 5.3.1 (General).

1.189 “Research Program” has the meaning set forth in Section 5.1 (Research Program Overview and Purpose).

1.190 “Restricted Information” has the meaning set forth in Section 2.8.3(a)(iii).

1.191 “Restricted Services” means [***].

1.192 “Royalty Term” has the meaning set forth in Section 7.5.2 (Royalty Term).

1.193 “Sales Milestone Event” has the meaning set forth in Section 7.4.4 (Sales Milestones).

1.194 “Sales Milestone Payment” has the meaning set forth in Section 7.4.4 (Sales Milestones).

1.195 “Secure Environment” has the meaning set forth in Section 2.4.1.

1.196 “Secure Materials” has the meaning set forth in Section 10.5.2.

1.197 “Security Measures” has the meaning set forth in Section 10.5.2.

1.198 “[***]” has the meaning set forth in Section 5.10 (Takeda Selection).

1.199 “Selected Drug” means a drug selected under the Drug Price Negotiation Program, as described in Section 1192 of the Social Security Act.

1.200 “Selection Period” has the meaning set forth in Section 5.10 (Takeda Selection).

1.201 “Selling Party” has the meaning set forth in the definition “Net Sales”.

1.202 “Settlement Sublicensee” has the meaning set forth in the definition of “Sublicensee.”

1.203 “Settlement Sublicensee Revenue” means, with respect to a Qualifying Product, any amounts actually received by Takeda or its Affiliates or any of its or their Sublicensees from a Settlement Sublicensee under its sublicense to the extent attributable to sale of such Qualifying Product by such Settlement Sublicensee during the Royalty Term for such Qualifying Product; provided that if such Qualifying Product is sold as a Combination Product, Settlement Sublicensee Revenue with respect to sales of such Combination Product shall be calculated in a manner consistent with the calculation for Combination Products set forth in the definition of Net Sales in Section 1.143.

1.204 “Subcommittee” has the meaning set forth in Section 3.4.1 (Generally).

1.205 “Sublicensee” means a Third Party, other than a Distributor, that is granted a license, sublicense (or further right of reference), or other rights by Takeda or its Affiliate under Patents or Know-How to Develop, Manufacture or Commercialize any Qualifying Compound or Qualifying Product, except for [***].

1.206 “Takeda” has the meaning set forth in the preamble of this Agreement.

1.207 “Takeda [***] Compound” means (a) any Compound that exists as of the Effective Date, is owned or controlled by Takeda and is provided by Takeda to Iambic for the performance of the [***] Research Program (any Compound described in this clause (a), a “Takeda Provided [***] Compound”) and (b) any Compound that is identified, generated or optimized (i) by or on behalf of Iambic or its Affiliates or (ii) by or on behalf of Takeda or its Affiliates in the performance of a Research Program, in each case ((i) and (ii)), using a Takeda Provided [***] Compound as a starting point or basis for such identification, generation or optimization and is within the same Compound Series as a Takeda Provided [***] Compound.

1.208 “Takeda [***] Compound Results” means all Program Results that specifically relate to or are specifically associated with any Takeda [***] Compound, including any data or information resulting from the conduct of Research activities (including identification, selection and optimization) (a) performed for such Takeda [***] Compound to the extent such Program Results directly pertain to such Takeda [***] Compound or (b) using such Takeda [***] Compound(s), in each case ((a) and (b)), under the Research Plan for the [***] Research Program.

1.209 “Takeda Datasets” means with respect to any Research Program, any datasets provided by Takeda to Iambic for the conduct of such Research Program, together with any derivatives, modifications, analyses or results generated from or based on such datasets by either Party in the course of activities under a Research Plan that are not Model Outputs (e.g., results of wet lab activities based on Takeda Datasets are Takeda Datasets, but results of wet lab activities based on Compounds identified in a Model Output would not be Takeda Datasets (which results based on Compounds identified in a Model Output would, for clarity, be Program Results)).

1.210 “Takeda Indemnitees” has the meaning set forth in Section 11.2 (Indemnification by Iambic).

1.211 “Takeda IP” means Takeda Know-How and Takeda Patents.

1.212 “Takeda Know-How” means (a) any Know-How solely owned by Takeda pursuant to Section 9.1.1 (Ownership of Technology) or Section 9.1.3 (Ownership of Takeda [***] Compound Results and Takeda Datasets) and (b) any Know-How Controlled by Takeda or its Affiliates as of the Effective Date or during the Term that is (i) made available by Takeda for use by Iambic under a Research Plan and (ii) necessary for Iambic to perform its Development activities under such Research Plan, including Takeda Datasets. For clarity, any Know-How that is owned or controlled by Iambic or its Affiliates, other than through a license grant under this Agreement, shall not be deemed Takeda Know-How.

1.213 “Takeda Patent” means (a) any Patent solely owned by Takeda pursuant to Section 9.1.1 (Ownership of Technology) or Section 9.1.3 (Ownership of Takeda [***] Compound Results and Takeda Datasets) and (b) any Patent Controlled by Takeda or its Affiliates as of the Effective Date or during the Term that (i) claims any Takeda Know-How made available by Takeda for use by Iambic under a Research Plan and (ii) is necessary for Iambic to perform its Development activities under such Research Plan. For clarity, any Patent that is owned or controlled by Iambic or its Affiliates, other than through a license grant under this Agreement, shall not be deemed a Takeda Patent.

1.214 “Takeda Provided [***] Compound” has the meaning set forth in the definition of “Takeda [***] Compound.”

1.215 “Takeda QC Program Results” means all Program Results that specifically relate to or are specifically associated with any Qualifying Compound, including any data or information resulting from conducting Research activities (including identification, selection and optimization) [***].

1.216 “Takeda Selection” has the meaning set forth in Section 5.10 (Takeda Selection).

1.217 “Target” means [***].

1.218 “Target Nomination Notice” has the meaning set forth in Section 4.3.1.

1.219 “Tax” or “Taxes” means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official in the Territory.

1.220 “Technology Transfer Support Period” has the meaning set forth in Section 2.6.2 (Licensed Know-How Transfer Support).

1.221 “Term” has the meaning set forth in Section 12.1 (Term and Expiration).

1.222 “Terminated Product” has the meaning set forth in Section 12.4.2 (Termination of this Agreement with respect to one (1) or more Collaboration Targets, Qualifying Products or Countries).

1.223 “Terminated Target” means a Collaboration Target that becomes a “Terminated Target” as expressly set forth in this Agreement (including as set forth in Section 4.4 (Replacement Collaboration Target) and ARTICLE 12 (Term and Termination)).

1.224 “Terminated Territory” has the meaning set forth in Section 12.4.2 (Termination of this Agreement with respect to one (1) or more Collaboration Targets, Qualifying Products or Countries).

1.225 “Termination Notice” has the meaning set forth in Section 12.2.1 (Termination for Material Breach).

1.226 “Territory” means worldwide; provided that, with respect to a Qualifying Product, Territory shall exclude any Terminated Territory with respect to such Qualifying Product.

1.227 “Third Party” means any Person other than Takeda, Iambic and their respective Affiliates.

1.228 “Third Party Acquisition Agreement” has the meaning set forth in Section 2.8.4 (Acquired Programs).

1.229 “Third Party Claim” has the meaning set forth in Section 11.1 (Indemnification by Takeda).

1.230 “Third Party Infringement Claim” has the meaning set forth in Section 9.6 (Infringement Claims by Third Parties).

1.231 “Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration rights, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source, origin or quality, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing, and all domain names, URLs or social media tags, handles and other identifiers containing such marks.

1.232 “Training” means, with respect to any Model, any activity directed to the creation, development, adaptation or improvement of such Model. Training includes (a) designing, building, pre-training, fine-tuning, optimizing, calibrating and testing the Model; (b) adjusting, updating or modifying parameters, embeddings or weights; and (c) validating or evaluating the Model for purposes of improving or adapting its performance. For clarity, Training includes supervised or unsupervised learning, reinforcement learning and any other process by which a Model’s performance is improved or adapted through exposure to data or experience. When used as a verb, “Train” means to engage in Training activities.

1.233 “U.S.” or “United States” means the United States of America and all of its territories and possessions.

1.234 “Updated Disclosure Schedule” means, with respect to [***] and a Schedule 10.3.3, in each case, with respect to the applicable [***].

1.235 “Useful Covered IP” has the meaning set forth in Section 9.8.2(c) (Useful Covered IP).

1.236 “Valid Claim” means a claim of any (a) issued and unexpired patent, where the claim (i) has not been subject to irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer, (ii) is neither admitted to be invalid or unenforceable through reissue nor subject to ongoing reissue proceedings, and (iii) has not been held permanently revoked, invalid, or unenforceable by a holding, finding or decision of a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal (other than a petition to the United States Supreme Court for a writ of certiorari) and (b) pending patent application, which claim has not, in the country in question, been finally cancelled, finally rejected, withdrawn, expired or abandoned, without the opportunity for appeal; provided, however, that Valid Claim shall exclude any such pending claim that has not been granted within [***] years following the earliest priority filing date for such application.

1.237 “VAT” means any value added, goods and services, consumption, sales or similar tax chargeable on the supply or deemed supply of goods or services under Applicable Law.

1.238 “Voting Stock” has the meaning set forth in the definition of “Change of Control”.

1.239 “Work Package” means, with respect to a Research Program, each stage of Research described as a “Work Package” set forth in the Research Plan for such Research Program (e.g., [***]).

ARTICLE 2.

LICENSES; DATA RIGHTS; EXCLUSIVITY

2.1 License Grants to Takeda.

2.1.1 Exclusive License. Iambic hereby grants to Takeda an exclusive (even as to Iambic and its Affiliates), perpetual and irrevocable (except in the case of termination of this Agreement), worldwide, royalty-bearing (as set forth in Section 7.5 (Royalties)), non-transferable (except in accordance with Section 13.3 (Assignment)) license (or sublicense), with the right to grant sublicenses in accordance with Section 2.1.2 (Right to Sublicense), under the Licensed IP, Iambic Platform IP (subject to Section 2.3 (No Implied License; Retained Rights)) and Iambic’s interest in the Joint IP to (a) Develop (including to perform Research activities under the Research Plans), Manufacture, Commercialize and otherwise Exploit Qualifying Compounds and Qualifying Products in the Field in the Territory and (b) otherwise exercise Takeda’s rights in Section 9.3 (Maintenance and Prosecution of Patents), Section 9.4 (Enforcement of Patents) and Section 9.5 (Invalidity or Unenforceability Defenses or Actions) with respect to the Product Patents and Joint Patents in accordance therewith. For clarity, Takeda shall not have the right under this Section 2.1.1 (Exclusive License) to Develop, Manufacture, Commercialize or otherwise Exploit a Compound or product that is not a Qualifying Compound or Qualifying Product.

2.1.2 Right to Sublicense. Takeda may grant sublicenses, through multiple tiers, under the exclusive license in Section 2.1.1 (Exclusive License) to any of its Affiliates or any Third Party without the prior written consent of Iambic; provided that, [***]. The agreement between Takeda and any Sublicensee shall be consistent with the terms and conditions of this Agreement and, with respect to any sublicense granted to a Sublicensee for all or substantially all Commercialization rights for one (1) or more Qualifying Products in one (1) or more Major Markets, Takeda shall provide Iambic with written notice of any such rights within [***] days following the execution date of the agreement with such Sublicensee. Takeda shall remain responsible for its obligations, including payment obligations pursuant to ARTICLE 7 (Payments; Royalties and Reports), under this Agreement that have been delegated, subcontracted, sublicensed or otherwise granted to any of its Affiliates, Sublicensees or subcontractors.

2.1.3 Takeda QC Program Results. Iambic hereby grants Takeda an exclusive (even as to Iambic and its Affiliates), worldwide, fully paid-up, royalty free, perpetual, irrevocable, non-transferable (except in accordance with Section 13.3 (Assignment)) license, with the right to grant sublicenses through multiple tiers, under the [***], either alone or jointly with Takeda or its Affiliates or its or their Sublicensees, to Train any Model; provided that, [***].

2.2 License Grant to Iambic. On a Research Program-by-Research Program basis, subject to Section 2.5 (Data and Model Rights and Restrictions), Takeda hereby grants to Iambic a non-exclusive, limited, non-transferable (except in accordance with Section 13.3 (Assignment)), non-sublicensable, fully paid-up, royalty-free license (or sublicense) under (a) the Licensed IP and Iambic’s interest in the Joint IP licensed to Takeda pursuant to Section 2.1.1 (Exclusive License) and (b) Takeda IP (including, for clarity, the Takeda [***] Compound Results), in each case ((a) and (b)), solely to perform Iambic’s activities under the Research Plan for such Research Program.

2.3 No Implied Licenses; Retained Rights. Except as specifically set forth in this Agreement, neither Party shall acquire any license, intellectual property interest or other rights, by implication or otherwise, in any Know-How disclosed to it under this Agreement or under any Patents owned or controlled by the other Party or its Affiliates. Notwithstanding the exclusive license under Iambic Platform IP in Section 2.1.1 (Exclusive License), (a) [***] to the extent set forth in, and in accordance with [***] to conduct, activities that are not otherwise prohibited pursuant to [***] and (b) [***].

2.4 Secure Environment.

2.4.1 For each Research Program, during the period of Iambic’s performance of such Research Program, Iambic shall establish, maintain and use a secure cloud environment that complies with the requirements in Schedule 2.4.1 (“Secure Environment”) for purposes of (a) storing and Training versions of the Iambic Platform Technology (including Iambic Models) to be used for Research activities under the applicable Research Plan, (b) conducting in silico Research activities under the applicable Research Plan and (c) storing and processing all Program Results, Program-Dedicated Models and Takeda Datasets in compliance with the terms of this Agreement. Takeda acknowledges that it will not have direct access to the Secure Environment. As between the Parties, Iambic shall be solely responsible for maintaining the availability, integrity and security of the Secure Environment and the contents thereof, including access controls to ensure only Iambic personnel performing or supporting the Research activities, or in senior administrator roles, have access to Program Results and Program-Dedicated Models in the Secure Environment. Iambic shall process all Takeda QC Program Results, Takeda Datasets and Takeda [***] Compound Results only in the Secure Environment and shall Train and run Inference on all Program-Dedicated Models solely within the Secure Environment. At Takeda’s request from time to time, Iambic shall provide a list of Iambic senior administrators with such access to Program Results, Takeda Datasets, Takeda [***] Compound Results and Program-Dedicated Models in the Secure Environment, together with the reason for such access.

2.4.2 Upon termination of a Research Program or completion of the transfer of Licensed Know-How set forth in the first sentence of Section 2.6.1 (Transfer of Licensed Know-How) for a Research Program, as applicable, Iambic shall promptly, but in no event later than thirty (30) days following such completion or termination, delete and expunge all applicable Program-Dedicated Models, Takeda QC Program Results, Takeda [***] Compound Results (solely with respect to a completion or termination of the [***] Research Program) and Takeda Datasets from Iambic’s systems, and, on Takeda’s request, certify deletion of such Program-Dedicated Models, Takeda QC Program Results, Takeda [***] Compound Results (as applicable) and Takeda Datasets in writing. Takeda may, through an independent Third Party, reasonably verify Iambic’s records as and to the extent necessary to confirm deletion of such Program-Dedicated Models, Takeda QC Program Results, Takeda [***] Compound Results (as applicable) and Takeda Datasets from Iambic’s systems.

2.5 Data and Model Rights and Restrictions.

2.5.1 Restrictions on Iambic’s Use of Data and Models. Except as expressly set forth below in this Section 2.5 (Data and Model Rights and Restrictions), Iambic shall not, and shall cause its Affiliates not to, directly or indirectly: (a) disclose, share, distribute, market, sell, transfer, license, sublicense or otherwise make available to any Third Party any (i) Takeda Datasets, (ii) Takeda QC Program Results or Takeda [***] Compound Results or (iii) Model Trained on the Takeda Datasets, Takeda [***] Compound Results or Takeda QC Program Results, in whole or in part, or (b) use, or permit the use of, for any purpose, any (i) Takeda Datasets, (ii) Takeda QC Program Results or Takeda [***] Compound Results (including to Train any Model on any Takeda QC Program Results or Takeda [***] Compound Results) or (iii) Model Trained on the Takeda Datasets, Takeda [***] Compound Results or Takeda QC Program Results. Any access to the Takeda Datasets, Takeda [***] Compound Results or Takeda QC Program Results required by a Permitted Subcontractor shall be provisioned through the Secure Environment. The foregoing restrictions in this Section 2.5.1 shall cease to apply with respect to Takeda QC Program Results, Takeda [***] Compound Results and Takeda Datasets to the extent the same become publicly available through publication in a Patent or other publication or public disclosure by or on behalf of Takeda or its Affiliates or its or their Sublicensees. For clarity, with respect to a Research Program, Takeda QC Program Results include any Program Results that specifically relate to or are specifically associated with any Compound Candidate that meets the in vitro pharmacological criteria set forth in Criteria for Hit for the applicable Collaboration Target until Takeda Selection for such Research Program is complete.

2.5.2 Rights and Limitations regarding Iambic’s Use of Program Results.

(a) Iambic shall have the right and obligation (to the extent set forth in, or necessary to perform, a Research Plan) to use Program Results to Train Program-Dedicated Models. Iambic shall dedicate Program-Dedicated Models for use solely and specifically for one (1) or more Research Programs and shall store such Program-Dedicated Models in the applicable Secure Environment.

(b) Subject to Section 2.8.2, Iambic shall have the right to, following the expiration of the Selection Period for a Research Program, Train any Iambic Model on Program Results that are not Takeda QC Program Results, Takeda Datasets or Takeda [***] Compound Results.

(c) The restrictions in Section 2.5.1 (Restrictions on Iambic’s Use of Data and Models) on Takeda QC Program Results and Models Trained on Takeda QC Program Results shall, after the expiration of the Selection Period for a Research Program, cease to apply solely with respect to Program Results that are no longer Takeda QC Program Results and Models Trained on such Program Results that are no longer Takeda QC Program Results.

2.5.3 Rights and Limitations regarding Takeda Datasets.

(a) With respect to any Research Program, Takeda may from time to time provide Takeda Datasets to Iambic for the purpose of conducting such Research Program. The Parties shall discuss and the JSC shall memorialize in writing the scope of Takeda Datasets to be provided prior to Takeda’s provision thereof to Iambic. Iambic shall, and shall cause its Affiliates to, use the Takeda Datasets solely in accordance with the applicable Research Plan (including to Train Program-Dedicated Models) and the terms and conditions of this Agreement. With respect to a Research Program for which Takeda has provided any Takeda Datasets, Iambic shall ensure the Takeda Datasets are stored solely within the applicable Secure Environment. Iambic shall, and shall cause its Affiliates to, implement and maintain administrative, technical and other reasonable safeguards and controls to ensure the Takeda Datasets are not transferred, copied or otherwise accessed outside of the applicable Secure Environment.

(b) Notwithstanding anything to the contrary hereunder, as between the Parties, Iambic shall have no rights in or to the Takeda Datasets except as expressly set out in this Agreement.

2.6 Technology Transfer.

2.6.1 Transfer of Licensed Know-How. Without limiting Section 5.11.1 (Reports and Data Sharing), within [***] after expiration of the Selection Period for a Research Program (and, if earlier, within [***] after Takeda’s exercise of its right under Section 5.8 (Assumption of Iambic’s Activities by Takeda) to assume future performance of Research activities following first identification of a Compound Candidate that meets the in vitro pharmacological criteria set forth in the Criteria for Hit under such Research Plan) (each [***] period, a “Licensed IP Transfer Period”), Iambic shall, and shall cause its Affiliates to, at its sole cost and expense, disclose or make available to Takeda, in such form and format as Takeda may reasonably request (including by providing copies thereof), all Licensed Know-How, including chemical structures, assays, assay protocols and other Program Results (including Takeda Datasets), in each case, related to the applicable Qualifying Compound(s) or to the applicable Collaboration Target, to the extent not previously provided. For clarity, Iambic has no obligation to transfer to Takeda (a) any Iambic Platform IP or (b) any Licensed IP or Program Results that are not related to the then-existing Qualifying Compound(s) or to the applicable Collaboration Target. If the transfer to Takeda of Licensed Know-How under this Section 2.6.1 (Transfer of Licensed Know-How) is triggered by Takeda’s exercise of its right under Section 5.8 (Assumption of Iambic’s Activities by Takeda) with respect to a Research Program, then (x) until expiration of the Selection Period for such Research Program, Takeda shall not, and shall cause its Affiliates and its and their Sublicensees not to, use any such Licensed Know-How for any purpose other than (i) to perform Research activities with respect to Qualifying Compounds for such Research Program (and Manufacturing for purposes thereof) and (ii) as necessary or useful for Takeda to select Qualifying Compounds pursuant to, and in accordance with, Section 5.10 (Takeda Selection) and (y) upon expiration of the Selection Period for such Research Program, Takeda shall (A) return or destroy (in accordance with Section 8.8 (Return of Confidential Information), mutatis mutandis) any such Licensed Know-How that is not necessary or reasonably useful for the Development, Manufacture, Commercialization or other Exploitation of one (1) or more Qualifying Compounds or Qualifying Products (which Qualifying Compounds and Qualifying Products for such Research

Program exist immediately after Takeda Selection) and (B) promptly, but in no event later than thirty (30) days following expiration of the Selection Period, delete and expunge all Models Trained on any such Licensed Know-How from Takeda’s systems, and, upon Iambic’s request, certify such deletion of such Models in writing.

2.6.2 Licensed Know-How Transfer Support. During the [***]-month period after expiration of the applicable Licensed IP Transfer Period (unless the Parties agree in writing to an extension of such [***]-month period) (such [***]-month period, as may be extended upon mutual agreement by the Parties, the “Technology Transfer Support Period”), Iambic shall provide Takeda with reasonable assistance required in order to transfer to Takeda the Licensed Know-How required to be produced pursuant to Section 2.6.1 (Transfer of Licensed Know-How) in a timely manner, and shall make available to Takeda, including at Takeda’s facilities, those of Iambic’s representatives as Takeda may reasonably request for purposes of transferring the Licensed Know-How to Takeda or for purposes of responding to Takeda’s questions or consulting with Takeda regarding the practical application of such Licensed Know-How.

2.6.3 Transfer of Manufacturing Technology. Without limiting Section 2.6.1 (Transfer of Licensed Know-How), for each Research Program, upon Takeda’s reasonable request and at Iambic’s sole cost and expense, at any time after the expiration of the Selection Period (or prior to the expiration of the Selection Period with respect to particular Qualifying Compounds for the purpose of initiating manufacturing for GLP Toxicology Studies), Iambic shall, and shall cause its Affiliates and Permitted Subcontractors to, transfer to Takeda or its designee all Licensed Know-How relating to the Manufacture of the Qualifying Compounds and Qualifying Products with respect to such Research Program and all intermediates and components thereof, including, for clarity, the then-current process, if any, for the Manufacture of such Qualifying Compounds and Qualifying Products, as well as any improvements or enhancements within Iambic’s Control as of such time to such processes (the “Manufacturing Process”).

2.6.4 Manufacturing Transfer Support. Until expiration of the Technology Transfer Support Period for a Research Program, Iambic shall, and shall cause its Affiliates and Permitted Subcontractors to, provide such support as may be necessary or reasonably useful to Takeda or its designee to use and practice the Manufacturing Process by (a) causing appropriate employees or representatives of Iambic, its Affiliates and its Permitted Subcontractors to meet with employees or representatives of Takeda (or its designee) (which may occur at the applicable manufacturing facility at mutually convenient times) to (i) provide reasonable assistance with respect to Takeda’s questions regarding the working up and use of the Manufacturing Process by the personnel of Takeda (or its designee) to the extent necessary or reasonably useful to enable Takeda (or its designee) to use and practice the Manufacturing Process with respect to the Qualifying Compounds and Qualifying Products and (ii) support and execute the transfer of all applicable physico-chemical characterization data, analytical methods and the validation thereof within or comprising the Licensed Know-How, including methods, validation documents and other documentation, materials and existing supplies of all primary and other reference standards relating to Qualifying Compounds and Qualifying Products and (b) making available all documentation within or comprising the Licensed Know-How constituting material support, performance advice, shop practice, standard operating procedures, specifications as to materials to be used and control methods, that are necessary or reasonably useful to enable Takeda (or its designee) to use and practice the Manufacturing Process with respect to the Qualifying Compounds and Qualifying Products. For clarity, nothing in this Section 2.6.4 (Manufacturing Transfer Support) shall obligate Iambic to provide any support beyond the then-current Manufacturing Process (e.g., scale-up support).

2.6.5 Post-Transfer Support Costs. With respect to each Research Program, Takeda shall reimburse Iambic for its reasonable and verifiable (a) Out-of-Pocket Costs and (b) [***], in each case ((a) and (b)), incurred in connection with the provision of assistance and support and the conduct of other activities by or on behalf of Iambic as requested by Takeda as described in Section 2.6.2 (Licensed Know-How Transfer Support), Section 2.6.4 (Manufacturing Transfer Support), Section 5.8 (Assumption of Iambic’s Activities by Takeda) and Section 6.5.1 (Regulatory; Generally).

2.7 Confirmatory Patent License. Iambic shall, if requested to do so by Takeda, promptly enter into confirmatory license agreements in such form as may be reasonably requested by Takeda for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as required by the applicable patent office or otherwise consistent with Takeda’s patent practices with respect to such patent office; provided that the terms of such confirmatory license agreements shall be consistent with and of no greater scope than the license grant under this Agreement. Until the execution of any such confirmatory licenses, so far as may be legally possible, Iambic and Takeda shall have the same rights in respect of the Licensed Patents and be under the same obligations to each other in all respects consistent with this Agreement as if said confirmatory licenses had been executed.

2.8 Exclusivity.

2.8.1 Exclusivity During the Term. During [***], Iambic shall not, and shall cause its Affiliates not to (except in accordance with a Research Plan), [***] (including by [***]) (a) conduct any virtual or physical screening campaigns to identify [***], (b) Develop, Manufacture, Commercialize or otherwise Exploit [***], (c) optimize or knowingly design any [***], in each case ((a)-(c)), including through the performance of Restricted Services or the use of the Iambic Platform Technology; provided that the foregoing covenants shall not include (x) counter-screening activities intended to ensure Iambic’s compliance with its obligations in this Section 2.8.1 (Exclusivity During the Term) or intended to determine other off-target effects of a Compound that is not intended or designed to be Directed To a Collaboration Target or (y) conducting early discovery Research (that is not toxicology studies or other non-clinical studies), including studies involving the identification of Targets to which Compounds of interest interact, whole proteome studies and studies for phenotypic decoding and basic pathway biology Research, to the extent in this clause (y) such Research is not specific to a Collaboration Target or is in the context of understanding a Target other than a Collaboration Target and, in each case ((x) and (y)), such activities or Research, as applicable, are not for the purpose of the further Development or Commercialization of a Compound or product Directed To a Collaboration Target; provided, further, that, [***].

2.8.2 Exception for Enablement Licenses. Subject to the restrictions set forth in Section 2.5 (Data and Model Rights and Restrictions), notwithstanding Section 2.8.1 (Exclusivity During the Term), Iambic shall have the right to grant Enablement Licenses to Third Parties [***]:

[***]

For clarity, this Section 2.8 (Exclusivity) does [***].

2.8.3 Exception for Change of Control. If [***], then [***]:

(a) Unless the Parties agree otherwise in writing, with respect to any Competing Program existing as of such Change of Control, Iambic shall, and shall cause its Affiliates (including the Acquirer Entities) to (and, within [***] days after the date of the closing of such Change of Control, notify Takeda in writing which of the following actions it intends to take):

(i) terminate such Competing Program [***] after Iambic’s delivery of such written notice to Takeda in compliance with Applicable Law [***]. If [***], Iambic shall, and shall cause its Affiliates to, implement and enforce Firewall Procedures as set forth in Section 2.8.3(a)(iii);

(ii) Divest the Competing Program as quickly as possible, but in any event within [***] days after Iambic’s delivery of such written notice to Takeda, and shall confirm to Takeda in writing when such Divestiture has been completed; provided, however, that such [***]-day period shall be extended for an additional period not to exceed [***] days as is necessary to obtain any competition approvals required to complete such Divestiture so long as Iambic or its relevant Affiliate is using good faith efforts to obtain such approvals. Iambic shall keep Takeda reasonably informed of its efforts and progress in effecting such Divestiture until it is completed. If Iambic elects to Divest a Competing Program in accordance with this Section 2.8.3(a)(ii), prior to Divestiture of such Competing Program, Iambic shall, and shall cause its Affiliates to, implement and enforce Firewall Procedures as set forth in Section 2.8.3(a)(iii). As used in this Section 2.8.3 (Exception for Change of Control), “Divest” means the permanent sale or transfer of all rights to the Competing Program to a Third Party such that neither Iambic nor any of its Affiliates (including the Acquirer Entities) has any further right to perform or be involved in any Development, Manufacture or Commercialization activities with respect to such Competing Program or receive a continuing share of profit or other economic interest in the success of such Competing Program; provided that if such transfer is effected by way of one (1) or more licenses or sublicenses, the licensor shall be entitled to receive license fees, milestones and royalties on sales of products in the Competing Program so Divested (“Divests”, “Divested” and “Divestiture” have correlative meanings); or

(iii) implement and enforce reasonable and effective internal safeguards, walls and screens between the Acquirer Entities (and any successor thereto), on the one hand, and the Research Programs, on the other hand, to ensure that: (A[***]; (B) [***], (C) [***] and (D) [***] (clauses (A)-(D), collectively, “Firewall Procedures”); provided that the foregoing will not prohibit general and administrative personnel and senior-level executives, in each case, that are not conducting, and are not, and have not been, involved in day-to-day activities or decision-making with respect to, any Research Program or Development, Manufacture or Commercialization of any Qualifying Compound or Qualifying Product from reviewing and evaluating plans and information in connection with portfolio decision-making.

(b) With respect to any Competing Program that is subsequently initiated by an Acquirer Entity after the effective date of the Change of Control, Iambic shall, and shall cause its Affiliates (including the Acquirer Entities) to implement and enforce Firewall Procedures with respect to such Competing Program.

(c) If Iambic (i) fails to carry out the termination or Divestiture, as the case may be, within the time periods required under Section 2.8.3(a)(i) or Section 2.8.3(a)(ii), as applicable, or (ii) materially fails to comply with Section 2.8.3(a)(iii) (including as required under Section 2.8.3(a)(i) or Section 2.8.3(a)(ii)) or Section 2.8.3(b), then, in each case ((i) and (ii)), unless the Parties agree otherwise, [***].

2.8.4 Acquired Programs. If during the Term, Iambic or any of its Affiliates acquires any new Affiliate other than through a Change of Control of Iambic and such new Affiliate is then-engaged in activities that would violate Section 2.8.1 (Exclusivity During the Term) (“Acquired Competing Program”), then Iambic shall not be in violation of Section 2.8.1 (Exclusivity During the Term) as a result of such activities, provided that Iambic shall, and shall cause its Affiliates to (and, within thirty (30) days after the date of the closing of such transaction, notify Takeda in writing of such transaction and which of the following actions it intends to take) comply with Section 2.8.3(a)(i) or Section 2.8.3(a)(ii) above (including implementing and enforcing Firewall Procedures as required under Section 2.8.3(a)(i) or Section 2.8.3(a)(ii), as applicable), mutatis mutandis. If Iambic or any of its Affiliates acquires any new Affiliate as set forth above, any agreement pursuant to which such acquisition is consummated (a “Third Party Acquisition Agreement”) shall not be considered an Iambic Third Party Agreement; provided that, for clarity, any Patent, Know-How or other intellectual property with respect to which Iambic acquires rights under such Third Party Acquisition Agreements and that are necessary or reasonably useful for the Development, Manufacture, Commercialization or other Exploitation of one (1) or more Qualifying Compounds or Qualifying Products shall constitute Licensed Know-How and Licensed Patents, as applicable (other than any such Patents and Know-How that are Divested IP).

2.8.5 Acknowledgement. Each Party acknowledges and agrees that (a) this Section 2.8 (Exclusivity) has been negotiated by the Parties, (b) the geographical and time limitations on activities set forth in this Section 2.8 (Exclusivity) are reasonable, valid and necessary in light of the Parties’ circumstances and necessary for the adequate protection of the business of the Qualifying Products and (c) Takeda would not have entered into this Agreement without the protection afforded it by this Section 2.8 (Exclusivity). If, notwithstanding the foregoing, a court of competent jurisdiction determines that the restrictions set forth in this Section 2.8 (Exclusivity) are too broad or otherwise unreasonable (for example, due to a change in circumstance) under Applicable Law, including with respect to duration, geographic scope or space, the court is hereby requested and authorized by the Parties to revise this Section 2.8 (Exclusivity) to include the maximum restrictions allowable under Applicable Law.

2.9 Post-Change of Control Covenant Not to Sue. Iambic hereby irrevocably and perpetually covenants that, at no time, will it or any of its Affiliates, directly or indirectly, commence Legal Proceedings, or cause, direct or support a Third Party to commence a Legal Proceeding (including by providing funding to such Third Party), against Takeda or any of its Affiliates or its or their Sublicensees anywhere in the world for infringement, violation or misappropriation of any Acquirer CNS IP (or any Patent Controlled by Iambic or its Affiliates that claims priority thereto or any foreign equivalent thereof) based on [***]. In relation to any Patent, Know-How or other intellectual property that is the subject of this covenant not to sue, Iambic shall ensure [***]. “Legal Proceeding” means any lawsuit or any other civil or administrative proceeding, or any claim asserted in or to any court, arbitration, tribunal, agency (including any government patent office), trade commission or other adjudicative body. Notwithstanding anything to the contrary, Iambic shall not be obligated under this Agreement to transfer to Takeda or its Affiliates or Sublicensees any Iambic Platform IP, Acquirer IP or embodiment thereof. For clarity, the covenant in this Section 2.9 (Covenant Not to Sue) shall not apply with respect to Takeda’s or its Affiliates’ or Sublicensees’ Development, Manufacture, Commercialization or use or Exploitation of Compounds that are not Qualifying Compounds.

ARTICLE 3.

GOVERNANCE

3.1 Joint Steering Committee. Within fifteen (15) Business Days after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”), which shall consist of at least two (2) representatives and up to five (5) representatives from each of the Parties, each with the requisite experience and seniority to enable such representative to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JSC. From time to time, each Party may substitute one (1) or more of its representatives to the JSC on written notice to the other Party. The JSC shall have overall responsibility for the oversight and coordination of Research activities under this Agreement.

3.2 Specific Responsibilities. In addition to its overall responsibility for overseeing and coordinating Research activities under this Agreement and subject to the final decision-making authority of the Parties as set forth in Section 3.3.4 (Decision Making), the JSC shall:

3.2.1 provide strategic oversight and coordination (including prioritization) of the activities under and among the Research Plans; provided that Iambic shall control its day-to-day activities under Research Plans;

3.2.2 serve as a forum for and facilitate collaboration and the exchange of information between the Parties, in each case, with respect to the performance of activities under the Research Plans;

3.2.3 review the Research Plans (including the Research Budgets) for the purpose of considering appropriate amendments thereto as set forth in Section 5.3.3 (Amendments to Research Plans);

3.2.4 review, discuss and approve any amendment to a Research Plan (including the applicable Research Budget);

3.2.5 [***] (a) [***], and (b) [***];

3.2.6 upon request of a Party, review and determine whether it is scientifically or technically feasible to identify, generate or otherwise Develop a Compound Candidate that would reasonably be expected to meet any applicable Criteria for Advancement for a Research Program in accordance with Section 5.5.2 (Infeasibility);

3.2.7 review Iambic’s explanation for exceeding, or anticipating exceeding, its budgeted FTE Costs and Out-of-Pocket Costs, which explanation shall be provided to the JSC pursuant to Section 7.3.2(c), and determine whether such overspend in excess of [***] shall be included in the Iambic Research Costs as a Permitted Budget Overrun;

3.2.8 develop, review, discuss and approve the Research Plan for any Additional Collaboration Target or Replacement Collaboration Target;

3.2.9 discuss whether the proposed research program for an Additional Collaboration Target or Replacement Collaboration Target, as applicable, will be a Research Program with respect to which Takeda contributes material information or materials, and if the Parties agree that it will be, the Parties shall negotiate in good faith and upon mutual agreement enter into an amendment to this Agreement documenting such agreement as necessary to address such contributions in a manner similar to the treatment of the [***] Research Program;

3.2.10 review Program Results generated under each Research Program, including determining whether Criteria for Advancement have been achieved and selecting or prioritizing Compound Candidates under each Research Plan for each stage/Work Package;

3.2.11 review the reports provided by Iambic pursuant to Section 5.11.1 (Reports and Data Sharing), which report summarizes the status of Research activities under a Research Plan and the Program Results generated in the conduct of the applicable Research Program;

3.2.12 confirm whether any Compound Candidate meets the in vitro pharmacological criteria within the Criteria for Hit for such Collaboration Target for purposes of Section 7.4.1 (Research Milestones);

3.2.13 approve a Third Party subcontractor for any Research activities allocated to Iambic;

3.2.14 determine when the technology transfer to Takeda set forth in the first sentence of Section 2.6.1 (Transfer of Licensed Know-How) is complete; and

3.2.15 perform such other obligations as are expressly delegated to the JSC under this Agreement and necessary for the conduct of the Research Plans.

3.3 General Provisions Applicable to the JSC.

3.3.1 JSC Chairperson. Takeda shall select from its representatives the chairperson for the JSC, whose responsibilities shall include conducting meetings, including, when feasible, ensuring that the objectives for each meeting are set and achieved. Takeda may substitute the chairperson from time to time, on written notice to Iambic.

3.3.2 Meetings and Minutes. The JSC shall meet no less than once every Calendar Quarter unless agreed otherwise by the Parties in writing, and more frequently as Iambic and Takeda deem appropriate (provided that either Party may reasonably request an ad hoc JSC meeting in order to address and resolve time-sensitive issues within its purview that may arise from time to time), with the location of such meetings alternating between locations designated by Iambic and locations designated by Takeda in the United States, with Takeda designating the place of the first meeting. The Parties shall endeavor to have the first meeting of the JSC within [***] Business Days after establishment. The Alliance Managers shall be responsible for calling meetings on no less than [***] Business Days’ notice unless exigent circumstances require shorter notice. Each Party shall make all proposals for agenda items at least [***] days in advance of the applicable meeting and shall provide all appropriate information with respect to such proposed items at least [***] days in advance of the applicable meeting; provided that under exigent circumstances requiring input by the JSC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting (which consent shall not be unreasonably withheld, conditioned or delayed). The drafting Alliance Manager shall provide the draft minutes to the other Alliance Manager for review and comment within [***] Business Days after the meeting. The drafting Alliance Manager shall reasonably consider all comments from the other Alliance Manager that are provided within [***] Business Days. The drafting Alliance Manager shall prepare and submit revised minutes for approval within [***] Business Days after receipt of such comments or upon the expiration of such [***] Business Day comment period. Beginning with Iambic’s Alliance Manager, such responsibilities shall alternate between the Alliance Managers on a meeting-by-meeting basis after each meeting of the JSC. The Parties shall agree on the minutes of each meeting promptly, but in any event no later than the next meeting of the JSC, and such approved minutes shall be signed by each Alliance Manager.

3.3.3 Procedural Rules. The JSC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the JSC shall exist whenever there is present at a meeting at least two (2) representatives appointed by each Party. Representatives of the Parties on the JSC may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by and be heard by the other participants. Representation by proxy shall be allowed. Alliance Managers or other employees or consultants of a Party who are not representatives of the Parties on the JSC may attend meetings of the JSC; provided, however, that such attendees (a) shall not vote or otherwise participate in the decision-making process of the JSC and (b) are bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in ARTICLE 8 (Confidentiality and Publication).

3.3.4 Decision Making.

(a) Subject to Section 3.3.4(b) and Section 3.3.6 (Limitations on Authority), the JSC shall take action by (i) consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, (ii) a written resolution signed by at least one (1) representative appointed by each Party or (iii) unanimous consent of each representative of the JSC documented via electronic mail, which shall require each such representative to send an electronic mail confirming its consent. The JSC shall review and discuss the matters before it in good faith such that the perspectives of each Party’s representatives on the JSC are given due consideration.

(b) In the event that the JSC cannot or does not reach consensus with respect to a matter within its purview within [***] days of such matter being brought to a vote, then the JSC shall refer such matter to the Executive Officers, who shall confer in good faith on resolution of such dispute. Any final decision mutually agreed to by such Executive Officers shall be conclusive and binding on the Parties.

(c) If such Executives Officers cannot agree on a matter within [***] Business Days after such matter was first referred to them (or such longer period as the Executive Officers may agree), then [***]:

[***].

For clarity, (x) any changes to the Criteria for Hit with respect to any Target and any changes to the scope and manner in which Program Results are shared as set forth in Section 5.11 (Reports and Data Sharing; Records) would require an amendment to this Agreement (and therefore require mutual agreement of the Parties outside of the JSC), (y) any amendment to a Research Plan that would result in [***], and (z) [***].

3.3.5 Discontinuation; Disbandment. The JSC shall continue to exist until the completion or termination of the last Research Program and completion of the last technology transfer to Takeda set forth in the first sentence of Section 2.6.1 (Transfer of Licensed Know-How) with respect thereto, unless the Parties mutually agree in writing to extend the term of the JSC; provided that in the event Iambic undergoes a Change of Control, the Parties shall adopt reasonable operating procedures to be established by the JSC to prevent competitively sensitive Confidential Information of one Party from being disclosed to or used by the other Party. In such event, Takeda shall have the right, in its sole discretion, by written notice delivered to Iambic (or its successor), to disband the JSC (and any Subcommittees thereof) and terminate the activities of the JSC. Upon expiration or termination of the JSC: (a) the JSC shall disband, have no further responsibilities or authority under this Agreement and will be considered dissolved by the Parties; (b) any requirement of Iambic to provide Know-How or other materials to the JSC, shall be deemed a requirement to provide such Know-How or other materials to Takeda; and (c) Takeda shall have the right to solely decide, without consultation with Iambic, all matters that are subject to the review or approval by the JSC hereunder, subject to Section 3.3.4(c). In the event that the JSC disbands, but a Subcommittee continues to exist, with respect to any disputes at such Subcommittee, Takeda shall have the final decision-making authority.

3.3.6 Limitations on Authority. Each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated to or vested in the JSC or a Subcommittee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The JSC shall not, and no Subcommittee shall, have the power to (a) amend or modify this Agreement (other than amending or modifying any Research Plan as provided in Section 5.3.3 (Amendments to Research Plans)), which may only be amended or modified as provided in Section 13.8 (Entire Agreement; Amendments) or (b) waive compliance with this Agreement, compliance with which may only be waived as provided in Section 13.11 (Waiver and Non-Exclusion of Remedies).

3.4 Subcommittees.

3.4.1 Generally. From time to time, the JSC may establish and delegate duties to other committees or directed teams (each, a “Subcommittee”) on an “as-needed” basis to oversee particular projects or activities. Each such Subcommittee shall be constituted and shall operate as the Parties mutually agree; provided that (a) each Subcommittee shall have representation from each Party, (b) unless otherwise determined by the Parties, Subcommittees will not have any decision-making authority and shall solely be responsible for coordination and information-sharing and (c) any dispute between the representatives of each Party on a Subcommittee shall be referred to the JSC for resolution in accordance with Section 3.3.4 (Decision Making) and the other terms and conditions of this Agreement. Subcommittees may be established on an ad hoc basis for purposes of a specific project, for the term of the JSC or on such other basis as the Parties may determine. Each Subcommittee and its activities shall be subject to oversight, review and approval of the JSC. In no event shall the authority of the Subcommittee exceed that specified for the JSC in this ARTICLE 3 (Governance).

3.4.2 Joint Patent Committee. Within thirty (30) Business Days after the Effective Date, the Parties shall establish a joint patent Subcommittee (the “JPC”) to facilitate communication between the Parties with respect to the coordination of activities for the Overlapping Patents as set forth in ARTICLE 9 (Intellectual Property). A Party’s JPC representatives shall be such Party’s in-house intellectual property counsel (or, to the extent and for so long as Iambic does not have in-house intellectual property counsel, external intellectual property counsel or any in-house counsel who may engage external intellectual property counsel as appropriate) and shall have authority within such Party’s organization with respect to intellectual property-related matters. The JPC shall have responsibility for the matters set forth for the JPC’s review in ARTICLE 9 (Intellectual Property).

3.4.3 Joint Research Team. Within thirty (30) Business Days after the Effective Date, the Parties shall establish a joint research team (a “JRT”) with respect to each Research Program for the Initial Collaboration Targets. With respect to any Research Program for an Additional Collaboration Target or a Replacement Collaboration Target, within thirty (30) Business Days after the Designation Date for such Additional Collaboration Target or Replacement Collaboration Target, as applicable, the Parties shall establish a JRT for the Research Program for such Additional Collaboration Target or Replacement Collaboration Target, as applicable. Each JRT shall consist of at least two (2) representatives from each of the Parties (or such other number as designated by the Parties). Each JRT shall have the following responsibilities with respect to the applicable Research Program: (a) oversee activities under such Research

Program; (b) discuss, develop and propose for approval to the JSC updates to the Research Plan (including the Research Budget) for such Research Program; (c) facilitate collaboration and the exchange of information between the Parties, including for the purposes of (i) memorializing the scope of Takeda Datasets to be provided by Takeda to Iambic pursuant to Section 2.5.3(a) and (ii) facilitating Iambic to provide a complete Final Data Package to Takeda pursuant to Section 5.9.2; and (d) perform such other functions as directed by the JSC. The JRT shall provide an update to the JSC at least once per Calendar Quarter at the regularly scheduled JSC meeting regarding the progress of the applicable Research Program. The JRT shall not have any decision-making authority but shall make recommendations for the JSC’s approval, as necessary, and any disagreements shall be resolved by the JSC. The Parties anticipate that the JRT shall meet once every four (4) weeks or more frequently as needed.

3.5 Alliance Managers. Each Party shall appoint one (1) of its employees to act as alliance manager for such Party under this Agreement (each, an “Alliance Manager”), which Alliance Manager may be replaced at any time by notice in writing to the other Party. Each Alliance Manager shall attend each meeting of the JSC, provided that if an Alliance Manager is unable to attend a JSC meeting, such Alliance Manager may appoint an alternate for such meeting. The Alliance Managers shall serve as a primary point of contact for the other Party and shall undertake such other tasks as are detailed in this Agreement or as may be assigned by the JSC. The Alliance Managers shall work together to manage and facilitate the communication between the Parties under this Agreement, including the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement. The Alliance Managers shall not have final decision-making authority with respect to any matter under this Agreement.

ARTICLE 4.

Additional Collaboration TargetS; Target Substitution

4.1 Initial Collaboration Targets. As of the Effective Date, the Initial Collaboration Targets are set forth on Schedule 1.116.

4.2 Target Availability.

4.2.1 Gatekeeper. Within [***] days after the Effective Date, the Parties shall mutually select and enter into a written agreement with an agreed, independent Third Party (such Third Party, which may be replaced from time to time by the Parties in writing, the “Gatekeeper”), such agreement to be acceptable to the Parties and the Gatekeeper (the “Gatekeeper Agreement”), pursuant to which: (a) the Gatekeeper shall perform the applicable activities designated to the Gatekeeper in this ARTICLE 4 (Additional Collaboration Targets; Target Substitution); (b) the Gatekeeper shall agree to be bound by confidentiality and non-use obligations that are consistent with the terms of this Agreement with respect to the information each Party provides the Gatekeeper and (c) [***]. Pursuant to the terms of the Gatekeeper Agreement, the Gatekeeper shall provide the Parties with invoices for incurred costs and expenses on a regular basis and each Party shall be responsible for paying its share of such invoice, subject to the immediately preceding sentence.

4.2.2 Encumbered Target List.

(a) From time to time, Iambic may provide the Gatekeeper with a written list of the then-current Encumbered Targets (each such list, an “Encumbered Target List”), which list shall note whether any Encumbered Target would not have been on the Encumbered Target List but for [***]. Each Encumbered Target List shall be the Confidential Information of Iambic. Iambic may revise the Encumbered Target List at any time during the Term (and, [***]) by providing the Gatekeeper with an updated Encumbered Target List and notifying Takeda that it provided such list to the Gatekeeper.

(b) The Gatekeeper Agreement shall require that, for so long as Takeda has the right to add an Additional Collaboration Target under Section 4.3 (Additional Collaboration Targets) or replace a Collaboration Target with another Target under Section 4.4 (Replacement Collaboration Target), if the Gatekeeper receives an updated Encumbered Target List [***].

4.3 Additional Collaboration Targets.

4.3.1 Subject to the restrictions on the number of ongoing Research Programs set forth in Section 5.1 (Research Program Overview and Purpose) and provided that the applicable Target Nomination Notice is provided during the period starting on the Effective Date and ending on the date that is [***] after the Effective Date, Takeda shall have the right to add up to three (3) Additional Collaboration Targets in accordance with the remainder of this Section 4.3 (Additional Collaboration Targets); provided, further, that if [***]. Subject to the foregoing, during the period starting on the Effective Date and ending on the date that is [***] after the Effective Date, Takeda may, in its sole discretion, notify the Gatekeeper of a Target (or a Multi-Protein Target, which, for clarity, shall count as one (1) Proposed Additional Target and, subject to the remainder of this Section 4.3 (Additional Collaboration Targets), one (1) Additional Collaboration Target) that Takeda wishes to include as an Additional Collaboration Target (such Target(s), a “Proposed Additional Target”; and such notice, a “Target Nomination Notice”).

4.3.2 With respect to each Target Nomination Notice, the Gatekeeper Agreement shall require that:

(a) the Gatekeeper request in writing an updated Encumbered Target List from Iambic within two (2) Business Days after receipt of such Target Nomination Notice;

(b) Iambic provide such updated Encumbered Target List to the Gatekeeper within ten (10) Business Days after its receipt of such request from the Gatekeeper;

(c) the Gatekeeper compare the Proposed Additional Target that is the subject of such Target Nomination Notice to the updated Encumbered Target List; provided that if Iambic fails to timely provide such updated Encumbered Target List pursuant to clause (b), such Proposed Additional Target will be compared to the then-current Encumbered Target List (or if Iambic has not provided an Encumbered Target List, there shall be no Encumbered Targets);

(d) within one (1) Business Day after the later of the Gatekeeper’s receipt of such updated Encumbered Target List from Iambic and the expiration of the time period during which Iambic may provide such updated Encumbered Target List, the Gatekeeper notify Takeda in writing whether Proposed Additional Target is (i) an Available Target or (ii) a [***], in which case the Gatekeeper will also provide to Takeda the [***]; and

(e) if the Gatekeeper determines that a Proposed Additional Target is an Encumbered Target, then, at Takeda’s request (to be made within five (5) Business Days after Takeda’s receipt of the notice thereof), Iambic promptly provide the Gatekeeper with reasonable contemporaneous evidence that such Proposed Additional Target is an Encumbered Target, in which case, the Gatekeeper will examine such evidence, update or confirm its determination based thereon and notify Takeda in writing of any such update or confirmation.

4.3.3 If (i) a Proposed Additional Target is an Available Target or (ii) a Proposed Additional Target is a [***] pursuant to Section 4.3.2(d), then, in each case ((i) and (ii)), Takeda shall promptly provide to Iambic written notice thereof, including the identity of such Proposed Additional Target (the date of such notice, “Designation Notice Date”), and the Parties shall promptly (but in any event within ten (10) Business Days after Iambic’s receipt of such notice) meet to have a reasonable discussion on scientific feasibility of such Proposed Additional Target. After such discussion:

(a) if such Proposed Additional Target is [***]; or

(b) if such Proposed Additional Target is [***];

provided that, in either case ((a) or (b)), (w) Takeda has considered in good faith any concerns on scientific feasibility raised by Iambic, (x) if such Additional Collaboration Target is a [***] pursuant to Section 4.3.2(d), (y) if such Additional Collaboration Target is a [***] (each such Target designated by Takeda or further agreed by the Parties, an “Exclusive Target”) and (B) the Parties shall discuss [***] and (z) if the Parties agree that the Research Program for such Additional Collaboration Target is a Research Program with respect to which Takeda would contribute material information or materials, the Parties shall negotiate in good faith and enter into an amendment to this Agreement as necessary to address such contributions in a manner similar to the treatment of the [***] Research Program. During the period starting on the Designation Notice Date and ending on the Designation Date (or, if later and as applicable, the date that the Parties enter into an amendment to this Agreement in accordance with clause (x), clause (y) or clause (z) above), Iambic shall not, and shall cause its Affiliates not to, take any action with respect to the applicable Proposed Additional Target that would (1) cause the Proposed Additional Target to be an Encumbered Target, (2) if such Proposed Additional Target is a [***] or (3) cause Iambic not to Control such Proposed Additional Target.

4.4 Replacement Collaboration Target. In the event a Research Program for an Initial Collaboration Target or Additional Collaboration Target (other than a Research Program for which Takeda has exercised its rights to assume Research activities pursuant to Section 5.8 (Assumption of Iambic’s Activities by Takeda)) [***] (a “Substitution Event”), Takeda shall have the right (exercisable one-time per applicable Collaboration Target) to replace the applicable Collaboration Target of such Research Program with another Target [***] (such Target(s), a

“Replacement Collaboration Target”) as described below, at no additional cost to Takeda (other than the payments set forth in ARTICLE 7 (Payments; Royalties and Reports)) and in accordance with the remainder of this Section 4.4 (Replacement Collaboration Target). During the period commencing on the Effective Date and ending on [***], if a Substitution Event occurs, Takeda may, in its sole discretion, notify the Gatekeeper of a Target (or a Multi-Protein Target, which, for clarity, shall count as one (1) Proposed Replacement Target) that Takeda wishes to replace an existing Collaboration Target (such Target(s), a “Proposed Replacement Target”), in which event such notice shall constitute a Target Nomination Notice for such Proposed Replacement Target and the provisions of Section 4.3.2 and Section 4.3.3 shall apply, mutatis mutandis, to such Proposed Replacement Target. If such Proposed Replacement Target becomes a Collaboration Target, then effective as of the date of the applicable Designation Date, (a) such replaced Collaboration Target shall cease to be a Collaboration Target and shall become a Terminated Target and (b) any Research Milestone Payment previously paid with respect to such Terminated Target shall, after replacement, be deemed to have been paid for the applicable Replacement Collaboration Target, and no additional Research Milestone Payment shall be due for the same Research Milestone Event if achieved by a Compound Candidate Directed To such Replacement Collaboration Target. For clarity, Takeda shall have the right to replace the Collaboration Target of each Research Program one (1) time pursuant to this Section 4.4 (Replacement Collaboration Target) but shall not have the right to further replace any Replacement Collaboration Target without Iambic’s consent.

ARTICLE 5.

RESEARCH PROGRAM

5.1 Research Program Overview and Purpose. With respect to each Collaboration Target, Takeda and Iambic will conduct a Research program, as further set forth in the applicable Research Plan, to identify, generate, optimize and otherwise Develop Compound Candidates either de novo or from the screening libraries (or, with respect to the [***] Research Program, from Takeda [***] Compounds), and from such Compound Candidates, determine which Compound Candidates will be presented for a Portfolio Entry decision by Takeda, subject to further optimization thereof (if necessary) to allow such Compound Candidates to become Qualifying Compounds and achieve Candidate Selection (such Research program with respect to a Collaboration Target, a “Research Program”). At each stage gate, the JSC will select (for clarity, subject to Takeda’s final decision-making authority) Compound Candidate(s) to advance to the next Work Package (or in the case of stage gate for Work Package 4, consideration for Candidate Selection), taking into consideration whether such Compound Candidate(s) meet the applicable Criteria for Advancement. Unless otherwise agreed by Iambic in writing, (a) the number of Research Programs that are subject to in-progress Research activities at any given time may not exceed four (4) Research Programs and (b) in no event shall the Parties conduct Research Programs for more than three (3) Additional Collaboration Targets (provided that, for clarity, Proposed Additional Targets that are not included as a Collaboration Target hereunder shall not constitute Additional Collaboration Targets subject to the foregoing limitation).

5.2 Initiation of a Research Program. The Parties acknowledge and agree that, subject to Iambic’s compliance with Section 10.5.3, the [***] Research Program and the Research Program for [***] are anticipated to be Initiated shortly following the Effective Date, and the Research Program for [***] is anticipated to be Initiated approximately six (6) months after the

Effective Date (or earlier as may be mutually agreed by the Parties). With respect to any other Research Program hereunder, Iambic shall Initiate such Research Program shortly following approval by the JSC of the first Research Plan therefor; provided that (a) with respect to a Research Program that would constitute the then-ongoing fourth (4th) Research Program, Iambic shall use diligent efforts to Initiate such Research Program promptly after such JSC’s approval but may delay the Initiation of such Research Program for up to [***] months if Iambic can demonstrate a bona fide need to coordinate necessary FTE resources and (b) unless otherwise agreed by the Parties, Iambic shall not have any obligation to Initiate the Research Program for the first Additional Collaboration Target prior to the first anniversary of the Effective Date.

5.3 Research Plans and Research Budget.

5.3.1 General. The scope and specific plan for each Research Program, including all Research activities with respect to the applicable Collaboration Target, Compound Candidates and Qualifying Compounds for such Research Program, shall be set forth in a written research plan for such Research Program (each, a “Research Plan”). Each Research Plan shall include: (a) a detailed written budget (on a Calendar Quarter-by-Calendar Quarter basis) of FTE Costs (including the number of FTEs) and Out-of-Pocket Costs to be incurred by Iambic in the performance of its Research activities set forth therein (a “Research Budget”), (b) the goals and deliverables to be completed under such Research Plan, (c) projected timelines for completion of such Research activities towards such goals and deliverables, (d) Criteria for Advancement for each Work Package and (e) a description of anticipated Program Results and data sharing procedures with respect thereto, in each case ((a)-(e)), as such plan may be updated from time to time in accordance with Section 5.3.3 (Amendments to Research Plans). Any amendments of any Research Plan or new Research Plan for Additional Collaboration Targets or Replacement Collaboration Targets shall contain the contents described in this Section 5.3.1 (General). If any terms set forth in any Research Plan conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless expressly otherwise mutually agreed by the Parties referencing the applicable section of this Agreement to be modified.

5.3.2 Initial Research Plans and New Research Plans. The initial Research Plan for each Initial Collaboration Target is attached hereto as Schedule 5.3.2, and such initial Research Plans are deemed to be approved by the JSC as of the Effective Date. Upon the Designation Date for an Additional Collaboration Target or Replacement Collaboration Target, the Parties shall promptly (and in any event within [***] days of such Designation Date) confer, through the JSC, to develop the Research Plan for such Additional Collaboration Target or Replacement Collaboration Target, as applicable, for the JSC’s review and approval; provided that, unless otherwise agreed by the Parties, the scope of Research activities set forth in any such Research Plan shall be substantially similar to that of the Research Plans for the Initial Collaboration Targets, and any such Research Plan shall provide for a budgeted FTE count that is reasonably required to complete the Research activities set forth therein, which shall be no less than [***] FTEs unless the Parties otherwise mutually agree.

5.3.3 Amendments to Research Plans. With respect to each Collaboration Target, the JSC shall review the applicable Research Plan (including the applicable Research Budget) once every Calendar Quarter (or more frequently as the JSC may decide) for the purpose of considering appropriate amendments thereto, and either Party may propose amendments to any

Research Plan (or any Research Budget) at any time by submitting such proposed amendment in writing to the JSC for review and approval.

5.4 Subcontracting by Iambic. Iambic may not subcontract any of its Research activities under a Research Plan to a Third Party [***] (such approved or permitted Third Party subcontractor, “Permitted Subcontractor”). The Third Party subcontractors set forth on Schedule 5.4 shall be deemed approved by Takeda for the activities set forth on such schedule with respect to any Research Program. As between the Parties, Iambic shall (a) be responsible for the acts and omissions of its subcontractors and (b) ensure that its Third Party subcontractors comply with the applicable terms and conditions of this Agreement, including the ownership provisions of Section 9.1 (Ownership of Intellectual Property) and the confidentiality provisions of ARTICLE 8 (Confidentiality and Publication). No such permitted or approved subcontracting shall relieve Iambic of any obligation hereunder, and any act or omission of any such Permitted Subcontractor shall constitute the act or omission of Iambic for all purposes hereunder.

5.5 Diligence; Performance; Infeasibility.

5.5.1 Diligence; Performance. With respect to each Research Program, Iambic shall: (a) for any activities that Iambic conducts with respect to such Research Program, conduct such activities (i) in accordance with the applicable Research Plan and Applicable Law, subject to the oversight, direction and supervision of the JSC and (ii) in good scientific manner and by allocating sufficient time, effort, equipment and skilled personnel to timely perform all such Research activities in accordance with the applicable Research Plan; (b) with respect to any and all Research activities allocated to Iambic in the applicable Research Plan that [***] in accordance with the applicable timelines and the Research Budget set forth in such Research Plan; and (c) with respect to any and all stage gates, goals and criteria (including the Criteria for Advancement) set forth in each Research Plan, [***], subject to, in the cases of clause (b) and clause (c), Section 7.3.2(d).

5.5.2 Infeasibility. If, at any time during a Research Program, either Party reasonably believes that it is not scientifically or technically feasible to identify, generate or otherwise Develop a Compound Candidate that would reasonably be expected to meet any applicable Criteria for Advancement for such Research Program, such Party shall promptly notify the other Party and the JSC, and the JSC shall meet to discuss in good faith and determine whether such generation or Development is scientifically or technically infeasible (such determination of infeasibility with respect to each Research Program, a “Research Infeasibility Determination”).

5.6 Manufacture; Supply. As between the Parties, (a) subject to Section 5.4 (Subcontracting by Iambic), Iambic shall be solely responsible for Manufacturing and supplying quantities of Compound Candidates (and intermediates thereof) as required to perform the Research Programs and (b) Takeda shall supply to Iambic the quantities of Takeda [***] Compounds to the extent set forth in the Research Plan for the [***] Research Program or as otherwise agreed by the Parties, in accordance with Section 5.12 (Materials Transfer). Iambic shall keep Takeda reasonably apprised of any Manufacturing activities with respect to the Research Programs and shall conduct all Manufacturing activities with respect to any Research Program in accordance with Applicable Law and the applicable Research Plan.

5.7 Iambic Research Costs. Iambic (or any of its Affiliates) shall initially bear the costs and expenses incurred by or on behalf of Iambic (or its Affiliate) in connection with performing any Research activities under a Research Plan, subject to reimbursement of Iambic Research Costs in accordance with Section 7.3 (Research Costs). For clarity, Iambic shall control the performance of its day-to-day Research Plan activities and deployment of FTEs with respect thereto.

5.8 Assumption of Iambic’s Activities by Takeda. With respect to each Research Program, Takeda shall have the right to assume all Research activities for such Research Program [***] on at least [***] days’ written notice to Iambic; provided that (a) Takeda shall use Commercially Reasonable Efforts to perform the Research activities for such Research Program in accordance with the timelines set forth in the applicable Research Program, taking into account any delay that existed prior to the transfer of such Research activities to Takeda or that results from such transfer and (b) for clarity, Takeda shall reimburse Iambic for all Iambic Research Costs (including non-cancellable obligations, prepaid amounts, cancellation fees and other costs and expenses, in each case, that are incurred in accordance with the Research Budget, owed to Permitted Subcontractors and cannot reasonably be mitigated) incurred or owed for its actual and planned Research activities under the applicable Research Plan prior to receipt of such notice. Upon Takeda’s written request, Iambic shall, and shall cause its Affiliates and Permitted Subcontractors to, (i) promptly assist Takeda with transitioning such Research activities to Takeda (or its designee(s)), (ii) cooperate with Takeda to provide Takeda the benefit of any agreements between Iambic or any of its Affiliates and Permitted Subcontractors, to the extent such agreements relate to any such assumed Research activities and (iii) provide such assistance and cooperation as may be necessary or useful for the transition of such assumed Research activities or reasonably requested by Takeda or its designee as pertains directly to the transitioned activity. If Takeda elects to assume the Research activities under a Research Program, after completion of the transition to Takeda, Iambic shall no longer be obligated to perform Research activities under such Research Program. For clarity, (x) subject to Section 7.4.6 (Milestone Reductions), if Takeda exercises its rights to assume Research activities allocated to Iambic under a Research Plan, any Research Milestone Events later achieved by Takeda with respect to Qualifying Compounds or Qualifying Products arising from such Research Program will trigger the corresponding Research Milestone Payments and (y) the right to so assume such Research activities is not a right to access or use the Iambic Platform Technology to perform such activities (except to the extent permitted under an Enablement License between Iambic and Takeda and, for clarity, subject to the terms thereunder).

5.9 Final Data Package. With respect to each Collaboration Target and the corresponding Research Program:

5.9.1 within [***] days following the earliest of (a) completion of all Research activities under such Research Program (including by Takeda if Takeda exercised its right to assume Research activities for such Research Program in accordance with Section 5.8 (Assumption of Iambic’s Activities by Takeda)), (b) achievement of the first Candidate Selection for such Research Program (or such later time mutually agreed upon by the Parties to the extent the Parties mutually agree that additional Qualifying Compounds should be advanced prior to Takeda Selection for such Research Program), (c) a Research Infeasibility Determination for such Research Program by the JSC and (d) Takeda’s written notice to Iambic to stop Iambic’s conduct of the Research Program, Iambic shall deliver or provide reasonable access to Takeda (via a data room controlled by Iambic) a Final Data Package with respect to such Research Program; and

5.9.2 following Takeda’s receipt of access to a Final Data Package for such Research Program, Takeda shall, within [***] days, notify Iambic that either (a) such Final Data Package is complete and accepted by Takeda, or (b) Takeda in good faith believes that any Know-How required to be included in such Final Data Package is missing, in which case, Iambic shall deliver to Takeda, or provide Takeda reasonable access to, such missing Know-How to the extent necessary or useful for Takeda to select Qualifying Compounds Directed To such Collaboration Target promptly (and use commercially reasonable efforts to provide within [***] Business Days) following Takeda’s request therefor; provided that (x) if Iambic does not provide any such missing Know-How within [***] Business Days following Takeda’s request, the foregoing [***]-day period in this Section 5.9.2 shall be extended for each day beyond such [***] Business Day-period until Iambic provides such missing Know-How, (y) once Iambic provides such missing Know-How requested by Takeda (and therefore such Final Data Package is complete), then such Final Data Package will be deemed to have been accepted by Takeda and (z) if Takeda fails to notify Iambic within such [***]-day period (as may be extended by clause (x)), the Final Data Package will be deemed to have been accepted by Takeda (the date of such acceptance or deemed acceptance of the Final Data Package, the “Final Data Package Acceptance Date”).

In addition, with respect to each Research Program, Iambic promptly shall make available to Takeda, or provide Takeda reasonable access to, such other Licensed Know-How (other than Iambic Platform IP) relating to its Research activities that is in the possession and Control of Iambic or any of its Affiliates (without performing additional Research activities) as Takeda may reasonably request within thirty (30) days after the Final Data Package Acceptance Date for such Research Program. Without limiting the foregoing, if Iambic delivered a Final Data Package for a Research Program based on achievement of the first Candidate Selection for such Research Program as described in Section 5.9.1(b), Iambic shall, upon Takeda’s request, (A) [***].

5.10 Takeda Selection. With respect to each Collaboration Target and the corresponding Research Program, during the [***] day-period commencing on the earliest of (a) the Final Data Package Acceptance Date for such Research Program, (b) the date on which Takeda notifies Iambic in writing that Takeda has completed the Takeda Selection for such Research Program and (c) the [***] for such Research Program (each such period, “Selection Period”), Takeda shall have the right to select, on written notice to Iambic identifying the structure or other identifier (that reasonably allows Iambic to identify and record the structure) of each selected Compound Candidate:

5.10.1 [***]; and

5.10.2 [***];

[***]. The identification and selection by Takeda of the Qualifying Compounds as described above shall be referred to as the “Takeda Selection”.

5.11 Reports and Data Sharing; Records.

5.11.1 Reports and Data Sharing. With respect to each Research Program, within [***] after the end of each Calendar Quarter during which Iambic performs any Research activities, Iambic shall provide to the JSC and Takeda a written report summarizing (a) the status of Research activities under the applicable Research Plan (including data supporting the advancement of Compound Candidates at each applicable Work Package or consideration of any Compound Candidate as a Qualifying Compound) and (b) the Program Results generated in the conduct of such Research Program, in each case ((a) and (b)), since the preceding report. Such reports shall be in presentation format (e.g., PowerPoint) or other format reasonably requested by Takeda and may be the same as presented at the JSC meeting. In addition, Iambic shall (x) at any time prior to the expiration of the Selection Period for a Research Program (but in the event of a meeting of the JSC for which the agenda includes the JSC making decisions regarding the advancement of Compound Candidates at a Work Package, at least [***] in advance of such meeting), provide access to Takeda (which access shall be through a data room controlled by Iambic, unless otherwise agreed by the Parties) of any Program Results (including any raw data) that Takeda reasonably requests or that are otherwise reasonably required in order to review or make decisions regarding the advancement of Compound Candidates at each applicable Work Package or consideration of any Compound Candidate as a Qualifying Compound for such Research Program, (y) within [***] after the end of each Calendar Quarter during which Iambic performs any Research activities for the [***] Research Program, provide Takeda with all Takeda [***] Compound Results for the [***] Research Program and (z) promptly after expiration of the Selection Period for a Research Program, provide Takeda with all Takeda QC Program Results for such Research Program.

5.11.2 Records. Iambic shall, and shall cause its Affiliates and Permitted Subcontractors to, maintain, in good scientific manner, complete and accurate books and records of all work conducted pursuant to the Research Programs, including all Program Results generated in furtherance thereof. Such books and records shall (a) be appropriate for patent and regulatory purposes, (b) be in compliance with Applicable Law, (c) to the extent consistent with standard scientific practices, record only the activities conducted under a Research Program and not include or be commingled with records of other activities for other compounds or products that are not the subject of such Research Program and (d) be retained in accordance with its record retention policy and Applicable Law.

5.11.3 Inspection of Books and Records. Takeda shall have the right, during normal business hours and upon reasonable request and notice, to inspect [***] maintained by or on behalf of Iambic or its Affiliates pursuant to this Section 5.11 (Reports and Data Sharing; Records); provided that Takeda shall maintain any Confidential Information of Iambic in such books and records in confidence in accordance with ARTICLE 8 (Confidentiality and Publication).

5.12 Materials Transfer. In order to facilitate the Research activities contemplated under the Research Plans, either Party may provide to the other Party certain chemical compounds or other tangible materials Controlled by the supplying Party (collectively, “Materials”) for use by the receiving Party in the conduct of Research activities under or in connection with a Research Plan. Except as otherwise expressly set forth under this Agreement, all such Materials delivered to the receiving Party (a) will remain the sole property of the supplying Party, (b) will be used only by the receiving Party in the performance of Research activities in accordance with a Research Plan or other Research activities agreed by the Parties in writing or, solely with respect to Takeda, in the exercise of its license rights set forth in Section 2.1.1 (Exclusive License), (c) except as provided in clause (b), will not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and (d) will be used in compliance with Applicable Law. Except with respect to Qualifying Compounds and Qualifying Products (or components thereof) provided to Takeda, the receiving Party shall not, and shall cause its Affiliates not to, attempt to determine the chemical structure of any Materials provided by the supplying Party. The receiving Party shall, and shall cause its Affiliates to, use the Materials supplied under this Agreement with prudence and appropriate caution in any experimental work as not all of their characteristics may be known. Except as expressly set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. Any Materials provided by the supplying Party to the receiving Party (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof) shall be returned to the supplying Party (or destroyed as may be requested by the supplying Party in writing) promptly following the completion or termination of the applicable Research Program(s) or earlier upon request by the supplying Party; provided that the foregoing shall not apply to any Qualifying Compounds or Qualifying Products (or components thereof) that Iambic provided to Takeda. Except as set forth in the penultimate sentence of Section 8.1 (Confidentiality Obligations), all Know-How related to such Materials shall be Confidential Information of the supplying Party. Except as set forth in Section 9.1 (Ownership of Intellectual Property), the supplying Party shall retain all right, title and interest in, to and under the Materials. Notwithstanding anything to the contrary in this Agreement, the receiving Party assumes and accepts sole responsibility for any claims, liabilities, damages, losses and costs to the extent arising from or in connection with the receipt, use, handling, storage or disposal of the Materials by or on behalf of the receiving Party or any Affiliate of the receiving Party.

5.13 Takeda [***] Compound Series. Unless otherwise agreed in writing by the Parties, Takeda shall only provide Takeda Provided [***] Compounds that are within the scope of three (3) or less Compound Series.

ARTICLE 6.

DEVELOPMENT, COMMERCIALIZATION AND MANUFACTURING

6.1 Development, Manufacture and Commercialization. With respect to each Collaboration Target, except for Iambic’s conduct of the applicable Research Program prior to the expiration of the applicable Selection Period (and any Manufacturing activities set forth in Section 5.6 (Manufacture; Supply)), as between the Parties, Takeda shall have the sole right, directly and through its Affiliates and its and their Sublicensees, at its sole cost and expense, to Develop, Manufacture, Commercialize and otherwise Exploit the Qualifying Compounds and Qualifying

Products with respect to such Collaboration Target in the Field in the Territory, and Takeda shall have the sole control over and decision-making authority with respect thereto.

6.2 Diligence. With respect to each Collaboration Target, after achievement of Candidate Selection with respect to a Qualifying Compound Directed To such Collaboration Target, Takeda shall use Commercially Reasonable Efforts to (a) Develop at least one (1) Qualifying Product Directed To such Collaboration Target for at least one (1) indication and (b) Commercialize at least one (1) Qualifying Product Directed To such Collaboration Target for at least one (1) indication after receipt of Regulatory Approval therefor, in each case ((a) and (b)), in at least [***].

6.3 Subcontracting by Takeda. Takeda shall be entitled to subcontract any of its activities under this Agreement to Third Parties; provided that Takeda shall ensure that such Third Parties comply with the applicable terms and conditions of this Agreement, including the ownership provisions of Section 9.1 (Ownership of Intellectual Property) and the confidentiality provisions of ARTICLE 8 (Confidentiality and Publication). No such permitted subcontracting shall relieve Takeda of any obligation hereunder, and any act or omission of any such Third Party subcontractor shall constitute the act or omission of Takeda for all purposes hereunder.

6.4 Development and Commercialization Reports. With respect to each Collaboration Target, until the First Commercial Sale of the first Qualifying Product Directed To such Collaboration Target in any Major Market, Takeda shall provide a high-level summary, on an annual basis, to Iambic of the Development and Commercialization activities with respect to Qualifying Compounds and Qualifying Products Directed To such Collaboration Target conducted by or on behalf of Takeda or its Affiliates or its or their Sublicensees since the last such summary was provided hereunder; provided that, in the event Iambic undergoes a Change of Control, Takeda shall have the right to terminate its obligation to provide such Development and Commercialization summaries.

6.5 Regulatory.

6.5.1 Generally. As between the Parties, Takeda shall have the sole right and decision making authority with respect to regulatory matters for Qualifying Compounds and Qualifying Products in the Territory (including the right to prepare, obtain and maintain all INDs, Regulatory Approvals and other submissions and to control interactions and communications with Regulatory Authorities, pharmacovigilance reporting, labeling, safety and the decision to file or withdraw any Regulatory Approval or to cease or suspend any Clinical Trial). Iambic shall reasonably cooperate with Takeda, at Takeda’s reasonable request, with respect to any regulatory matters related to Qualifying Compounds and Qualifying Products. All Regulatory Documentation (including all Regulatory Approvals) in the Territory relating to the Qualifying Compounds or Qualifying Products shall be owned by, and shall be the sole property and held in the name of, Takeda or its designated Affiliate, Sublicensee or designee. Iambic shall execute all documents and take all actions as are necessary or reasonably requested by Takeda to vest such title in Takeda or its designated Affiliate, Sublicensee or designee.

6.5.2 Pharmacovigilance. Takeda shall hold and be responsible for the maintenance of the global safety database for the Qualifying Products as and to the extent required by Applicable Law.

6.5.3 Recalls, Suspensions or Withdrawals. As between the Parties, Takeda shall have the right to make all determinations with respect to and to implement any recall, market suspension or market withdrawal with respect to a Qualifying Compound or Qualifying Product in the Territory.

ARTICLE 7.

PAYMENTS; ROYALTIES AND REPORTS

7.1 Upfront Payment. In partial consideration for the rights and licenses granted to Takeda pursuant to this Agreement and Iambic’s performance of its obligations hereunder, subject to the terms and conditions of this Agreement, Takeda shall pay Iambic a one-time payment of Twenty Seven Million Dollars ($27,000,000) within [***], which invoice shall be issuable following the Effective Date.

7.2 Additional Target Fee. In partial consideration for the rights and licenses granted to Takeda pursuant to this Agreement and Iambic’s performance of its obligations hereunder, subject to the terms and conditions of this Agreement, Takeda shall pay to Iambic a one-time payment of [***] for each Additional Collaboration Target within [***] days after [***], which invoice shall be issuable following Initiation of a Research Program for an Additional Collaboration Target in accordance with Section 5.2 (Initiation of a Research Program). For clarity, an Additional Collaboration Target comprised of two (2) or more Targets shall count as one (1) Additional Collaboration Target.

7.3 Research Costs.

7.3.1 Reimbursement. On a Research Program-by-Research Program basis, after the end of each Calendar Quarter in which Iambic performs any Research Program activities, Iambic shall deliver electronically to Takeda and the JSC and the Alliance Managers an invoice setting forth detailed, line-item Iambic Research Costs (for clarity, actually incurred in such Calendar Quarter) for the performance of such activities in such Calendar Quarter in accordance with the corresponding Research Plan, and Iambic shall use reasonable efforts to deliver such invoice within [***] days after the end of such Calendar Quarter. If requested by Takeda, the JSC shall review such invoice and discuss any concerns or discrepancies therein and whether the amount of Iambic Research Costs is on track with the then-current Research Budget. For clarity, Iambic Research Costs shall only include, and Takeda shall only be obligated to reimburse to the extent of, the reasonable and verifiable Iambic Research Costs actually incurred in the performance of Research Plan activities. Takeda shall pay any invoice with respect to the Iambic Research Costs within [***] days after receipt thereof; provided that if Takeda in good faith disputes any portion of any such invoice within such [***] day period by notice to Iambic, it shall pay the undisputed portion and shall provide Iambic with written notice of the disputed portion and its reasons therefor, and Takeda shall not be obligated to pay such disputed portion unless and until such dispute is resolved in favor of Iambic. The Parties shall use good faith efforts to resolve any such disputes promptly. In addition, Takeda shall have no obligation to pay any Iambic Research

Costs that are first included in an invoice to Takeda more than [***] Calendar Year after the Calendar Quarter in which Iambic incurred such Iambic Research Costs.

7.3.2 Overruns. With respect to each Research Program:

(a) Iambic shall promptly inform Takeda upon Iambic determining that it is likely to overspend by more than [***] set forth in the Research Budget for such Research Program.

(b) The portion of any [***].

(c) If [***], Iambic shall provide to the JSC a full explanation for exceeding such aggregate budgeted costs under the applicable Research Plan. [***].

(d) Any overspend that is included in Iambic Research Costs as provided in clause (b) or clause (c) above shall be a “Permitted Budget Overrun”. To the extent that any overspend is not included in Iambic Research Costs as provided in clause (b) or clause (c) above, Iambic shall be solely responsible for the overspend. [***], in each case ((i) and (ii)), except to the extent such excess FTE Costs or Out-of-Pocket Costs are a Permitted Budget Overrun (and therefore subject to reimbursement by Takeda) or are attributable to Iambic’s or its Affiliate’s negligence, willful misconduct or breach of this Agreement (for clarity, Iambic not continuing to conduct Research activities or incur costs as permitted by this Section 7.3.2(d) shall not, in and of itself, constitute a breach of clause (b) or clause (c) of Section 5.5.1 (Diligence; Performance)).

7.4 Milestone Payments.

7.4.1 Research Milestones. In partial consideration of the rights granted by Iambic to Takeda hereunder and subject to the terms and conditions of this Agreement (including the remainder of this Section 7.4.1 (Research Milestones), Section 7.4.5 (Notice of Event Milestone Achievement and Invoicing), Section 7.4.6 (Milestone Reductions), Section 12.5(c) (Modification in Lieu of Termination) and Section 13.15 (Right to Offset)), with respect to each Collaboration Target, following the first achievement of each milestone event set forth in the table immediately below (each, a “Research Milestone Event”) by or on behalf of a Party or its Affiliates or (in the case of Takeda or its Affiliates) Sublicensees, Takeda shall pay Iambic the corresponding milestone payment set forth in such table (each, a “Research Milestone Payment”) within [***].

#	Research Milestone Event (for Each Collaboration Target)	Research Milestone Payment
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]

[***]

Each Research Milestone Payment shall be payable only upon the first achievement of the corresponding Research Milestone Event with respect to a Collaboration Target, and no amounts shall be due for any subsequent or repeated achievement of such Research Milestone Event with respect to such Collaboration Target. If Takeda exercises its right to replace a Collaboration Target as set forth in Section 4.4 (Replacement Collaboration Target), any Research Milestone Payment previously paid with respect to the applicable replaced Terminated Target shall, after replacement, be deemed to have been paid for the applicable Replacement Collaboration Target, and no additional Research Milestone Payment shall be due for the same Research Milestone Event if achieved by a Compound Candidate Directed To such Replacement Collaboration Target; provided that if [***]. For clarity, (I) achievement of Research Milestone Event (2) with respect to a Collaboration Target shall only trigger one Research Milestone Payment for such Collaboration Target, and only the amount of such Research Milestone Payment shall differ depending on the type of Research Program and (II) achievement of Research Milestone Event (3) with respect to a Collaboration Target shall only trigger one Research Milestone Payment for such Collaboration Target, and only the amount of such Research Milestone Payment shall differ depending on the amount of time that has passed prior to achievement of such Research Milestone Event.

In the event that any of the Research Milestone Events set forth in numbers (2) through (4) of this Section 7.4.1 (Research Milestones) occurs with respect to a Collaboration Target and any of the preceding Research Milestone Events of this Section 7.4.1 (Research Milestones) has not occurred with respect to such Collaboration Target, then any such skipped Research Milestone Event(s) shall be deemed achieved with respect to such Collaboration Target at the time of achievement of such subsequent Research Milestone Event with respect to such Collaboration Target; provided that the foregoing shall [***].

The maximum aggregate amount payable by Takeda pursuant to this Section 7.4.1 (Research Milestones) for each Collaboration Target is [***].

7.4.2 Development Milestones. In partial consideration of the rights granted by Iambic to Takeda hereunder and subject to the terms and conditions of this Agreement (including the remainder of this Section 7.4.2 (Development Milestones), Section 7.4.5 (Notice of Event Milestone Achievement and Invoicing), Section 7.4.6 (Milestone Reductions), Section 12.5(c) (Modification in Lieu of Termination) and Section 13.15 (Right to Offset)), with respect to each Collaboration Target, following the first achievement of each milestone event set forth in the table immediately below (each, a “Development Milestone Event”) by or on behalf of Takeda or its Affiliates or its or their Sublicensees, Takeda shall pay Iambic the corresponding milestone payment set forth in such table (each, a “Development Milestone Payment”) within [***].

#	Development Milestone Event (for Each Collaboration Target)	Development Milestone Payment
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]

Each Development Milestone Payment shall be payable only upon the first achievement of the corresponding Development Milestone Event with respect to a Collaboration Target, and no amounts shall be due for any subsequent or repeated achievement of such Development Milestone Event by a Qualifying Product Directed To such Collaboration Target, whether for the same or a different Qualifying Product.

Notwithstanding the foregoing, with respect to each Collaboration Target, in the event that Takeda or its Affiliates or its or their Sublicensees Initiates a Clinical Trial that simultaneously satisfies more than one (1) of the Development Milestone Events set forth above for a Collaboration Target, [***].

The maximum aggregate amount payable by Takeda pursuant to this Section 7.4.2 (Development Milestones) for each Collaboration Target is [***].

7.4.3 Commercial Milestones. In partial consideration of the rights granted by Iambic to Takeda hereunder and subject to the terms and conditions of this Agreement (including the remainder of this Section 7.4.3 (Commercial Milestones), Section 7.4.5 (Notice of Event Milestone Achievement and Invoicing), Section 7.4.6 (Milestone Reductions), Section 12.5(c) (Modification in Lieu of Termination) and Section 13.15 (Right to Offset)), with respect to each Collaboration Target, following the first achievement of each milestone event set forth in the table immediately below (each, a “Commercial Milestone Event”) by or on behalf of Takeda or its Affiliates or its or their Sublicensees, Takeda shall pay Iambic the corresponding milestone payment set forth in such table (each, a “Commercial Milestone Payment”) within [***].

#	Commercial Milestone Event (for Each Collaboration Target)	Commercial Milestone Payment
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]

Each Commercial Milestone Payment shall be payable only upon the first achievement of the corresponding Commercial Milestone Event with respect to a Collaboration Target and no amounts shall be due for any subsequent or repeated achievement of such Commercial Milestone Event by a Qualifying Product Directed To such Collaboration Target, whether for the same or a different Qualifying Product.

The maximum aggregate amount payable by Takeda pursuant to this Section 7.4.3 (Commercial Milestones) for each Collaboration Target is [***].

7.4.4 Sales Milestones. In partial consideration of the rights granted by Iambic to Takeda hereunder and subject to the terms and conditions of this Agreement (including the remainder of this Section 7.4.4 (Sales Milestones), Section 7.5.2 (Royalty Term), Section 7.4.5 (Notice of Event Milestone Achievement and Invoicing), Section 7.4.6 (Milestone Reductions), Section 12.5(c) (Modification in Lieu of Termination) and Section 13.15 (Right to Offset)) with respect to each Collaboration Target for each milestone event set forth in the table immediately below (each, a “Sales Milestone Event”), Takeda shall pay Iambic the corresponding milestone payment set forth in such table (each, a “Sales Milestone Payment”) within [***].

#	Sales Milestone Event (for Each Collaboration Target)	Sales Milestone Payment
1.	First occurrence of a Calendar Year in which Net Sales of all Qualifying Products Directed To such Collaboration Target in the Territory during such Calendar Year meet or exceed [***]	[***]
2.	First occurrence of a Calendar Year in which Net Sales of all Qualifying Products Directed To such Collaboration Target in the Territory during such Calendar Year meet or [***]	[***]
3.	First occurrence of a Calendar Year in which Net Sales of all Qualifying Products Directed To such Collaboration Target in the Territory during such Calendar Year meet or exceed [***]	[***]

If a Qualifying Product is comprised of or contains a Qualifying Compound Directed To a particular Collaboration Target as an active ingredient together with one (1) or more other Qualifying Compound(s) Directed To other Collaboration Target(s), then, for purposes of determining whether any Sales Milestone Event has been achieved in this Section 7.4.4 (Sales Milestone), the Net Sales of such Qualifying Product shall be allocated among the applicable Qualifying Compounds in accordance with the treatment of Combination Products in the definition of “Net Sales”, applied mutatis mutandis, and, with respect to each Collaboration Target, only the portion of Net Sales attributable to Qualifying Compounds Directed To such Collaboration Target shall count towards achievement of the applicable Sales Milestone Event for such Collaboration Target.

[***]. Each Sales Milestone Payment shall be payable only upon the first achievement of the corresponding Sale Milestone Event with respect to each Collaboration Target, and no amounts shall be due for any subsequent or repeated achievement of such Sales Milestone Event with respect to such Collaboration Target. The maximum aggregate amount payable by Takeda pursuant to this Section 7.4.4 (Sales Milestone) is [***] for each Collaboration Target.

7.4.5 Notice of Event Milestone Achievement and Invoicing. Takeda shall notify Iambic in writing within [***] Business Days following (a) the achievement of each milestone event set forth in Section 7.4.1 (Research Milestones), Section 7.4.2 (Development Milestones) and Section 7.4.3 (Commercial Milestones) and (b) the end of the a Calendar Year in which a given Sales Milestone Event was achieved as set forth in Section 7.4.4 (Sales Milestones). Following receipt of such notice, Iambic shall submit an invoice promptly (and use commercially reasonable efforts to submit such invoice within [***] days) following receipt of such notice to Takeda for the full amount of the corresponding milestone payment.

7.4.6 Milestone Reductions. With respect to a Research Program, if the first Qualifying Compound or Qualifying Product Directed To the applicable Collaboration Target that achieves Candidate Selection later fails to achieve IND Clearance and Takeda pursues a different

Qualifying Compound or Qualifying Product Directed To such Collaboration Target as a backup to such first Qualifying Compound or Qualifying Product (such backup, a “Backup Product”), then [***].

7.5 Royalties.

7.5.1 Royalties for Qualifying Products. As further consideration for the rights granted by Iambic to Takeda hereunder, subject to the terms and conditions of this Agreement (including Section 7.5.2 (Royalty Term), Section 7.5.3 (Royalty Reductions), Section 7.5.4 (Offset for Third Party Payments), Section 7.5.5 (Royalty Floor), Section 9.4.4 (Recovery), Section 12.5(b) (Modification in Lieu of Termination) and Section 13.15 (Right to Offset)), during the applicable Royalty Term, on a Qualifying Product-by-Qualifying Product basis, Takeda shall pay Iambic a royalty on Net Sales of such Qualifying Product in the Territory (excluding Net Sales of such Qualifying Product in any country in the Territory for which the Royalty Term for such Qualifying Product in such country has expired) during each Calendar Year at the following rates:

Net Sales of such Qualifying Product in a Calendar Year	Royalty Rate
For that portion of Net Sales of such Qualifying Product in the Territory during such Calendar Year less than or equal to [***]	[***]
For that portion of Net Sales of such Qualifying Product in the Territory during such Calendar Year [***]	[***]
For that portion of Net Sales of such Qualifying Product in the Territory during such Calendar Year [***]	[***]
For that portion of Net Sales of such Qualifying Product in the Territory during such Calendar Year [***]	[***]

For the purposes of this Section 7.5.1 (Royalties for Qualifying Products), any Settlement Sublicensee Revenue received by Takeda or its Affiliates or its or their Sublicensees to the extent attributable to the sale of a Qualifying Product in a country in a Calendar Year during the Royalty Term for such Qualifying Product and such country shall be deemed “Net Sales” of such Qualifying Product in such Calendar Year.

7.5.2 Royalty Term. Takeda’s obligation to pay Iambic royalties with respect to a Qualifying Product in the Territory, on a Qualifying Product-by-Qualifying Product and country-by-country basis, shall commence on the date of the first Net Sale of such Qualifying Product in such country and shall end upon the latest to occur of: [***] (the “Royalty Term”). Takeda shall have no obligation to pay any royalty with respect to Net Sales of any Qualifying Product in any country in the Territory after the Royalty Term for such Qualifying Product in such country has expired (including for sales of any such Qualifying Product in such country held in inventory (determined in accordance with Accounting Standards) to the extent such sales do not result in a Net Sale prior to the date of expiration of the applicable Royalty Term in accordance with Accounting Standards) and from and after the expiration of such Royalty Term, Net Sales of such Qualifying Product in such country shall be excluded for purposes of calculating the Net Sales thresholds and ceilings set forth in Section 7.4.4 (Sales Milestones) and Section 7.5.1 (Royalties for Qualifying Products).

7.5.3 Royalty Reductions. Notwithstanding Section 7.5.1 (Royalties for Qualifying Products), but subject to Section 7.5.2 (Royalty Term) and Section 7.5.5 (Royalty Floor), with respect to each Qualifying Product and a country:

(a) in the event that, and in such case from and after the date on which, a Qualifying Product is Commercialized in a country in the Territory and [***], then the royalty rates for such Qualifying Product set forth in Section 7.5.1 (Royalties for Qualifying Products) shall be reduced by [***] with respect to such country;

(b) if, in any country in the Territory during the Royalty Term for a Qualifying Product in such country, [***], then the royalty rates for such Qualifying Product set forth in Section 7.5.1 (Royalties for Qualifying Products) shall be reduced by [***] thereafter with respect to such country; and

(c) if such Qualifying Product is designated as a Selected Drug by the Secretary of the U.S. Department of Health and Human Services or if such Qualifying Product is made subject to any limit on maximum reimbursement or price amount based on international reference pricing (including any “most favored nation” pricing limitation) in any United States commercial or federal or state health care program market enacted by legislation, regulation, or other action by any Governmental Authority in the United States, then the royalty rates set forth in Section 7.5.1 (Royalties for Qualifying Products) with respect to such Qualifying Product shall be reduced by [***] thereafter in the United States.

Any reductions set forth in this Section 7.5.3 (Royalty Reductions) shall be applied to the royalty rate payable to Iambic under Section 7.5.1 (Royalties for Qualifying Products) in the order in which the event triggering such reduction occurs, and any reductions pursuant to this Section 7.5.3 (Royalty Reductions) shall apply only to the relevant Qualifying Product in the relevant country and shall be allocated pro rata across each of the royalty tiers in the relevant Calendar Quarter.

7.5.4 Offset for Third Party Payments. With respect to each Collaboration Target, Takeda may deduct from [***] of (a) [***] owed by Takeda or its Affiliates (i) under any Product Agreement (including any agreement entered into in settlement of a Third Party Infringement Claim pursuant to Section 9.6 (Infringement Claims by Third Parties)) that includes a grant of rights for [***] with respect to such Collaboration Target, in each case, prior to the application of any stacking provision in any such agreement or (ii) to Iambic with respect to Useful Covered IP pursuant to Section 9.8.2(d)(ii) and (b) any Out-of-Pocket Costs incurred in connection with (including any damages or awards owed in connection with a judgment with respect to) a Third Party Infringement Claim pursuant to Section 9.6 with respect to any Qualifying Product with respect to such Collaboration Target, except, in each case ((a) and (b)), any such payment or Out-of-Pocket Costs to the extent attributable to any Other Component, as reasonably determined by Takeda; provided that, in each case ((a) and (b)), if any such agreement or Third Party Infringement Claim is attributable to a breach of a representation or warranty made by Iambic, the foregoing [***] limitation will not apply, and Takeda shall have the right to deduct [***] of such payments or Out-of-Pocket Costs.

7.5.5 Royalty Floor. With respect to each Qualifying Product, in no event shall the reductions described in [***] reduce by more than [***] the royalties that would otherwise be owed by Takeda to Iambic under Section 7.5.1 (Royalties for Qualifying Products) for such Qualifying Product in any Calendar Quarter, and in no event shall any reduction, deductions or offsets described in this Section 7.5 (Royalties), in the aggregate, reduce by more than [***] the royalties that would otherwise be owed by Takeda to Iambic under Section 7.5.1 (Royalties for Qualifying Products) for such Qualifying Product in any Calendar Quarter; provided that the foregoing [***] and [***] limitations shall not apply to reductions or offsets that are attributable to [***]. Credits for reductions pursuant to Section 7.5.3 (Royalty Reductions) or Section 7.5.4 (Offset for Third Party Payments) not exhausted in any Calendar Quarter may be carried into future Calendar Quarters, subject to the preceding sentence.

7.5.6 Royalty Payments and Reports. Following the first Net Sale of any Qualifying Product in the Field in the Territory until expiration of the last Royalty Term for the last Qualifying Product, Takeda shall furnish a written report to Iambic within [***] days after the end of each Calendar Quarter showing [***] for such Calendar Quarter, which amounts shall be converted to Dollars in accordance with Section 7.8 (Mode of Payments). Iambic shall submit an invoice promptly (and use commercially reasonable efforts to submit such invoice within [***] days), following the receipt of such report from Takeda for the full amount of the corresponding royalties payment, which amount shall be payable [***].

7.5.7 Know-How Royalties. The royalties owing by Takeda under this Section 7.5 (Royalties) are [***]. However, if [***]. For clarity, nothing in this Section 7.5.7 (Know-How Royalties) shall be [***].

7.6 Estimated Sales Levels; Diligence. Iambic acknowledges and agrees that (a) the sales levels set forth in Section 7.4.4 (Sales Milestones) and Section 7.5.1 (Royalties for Qualifying Products) shall not be construed as representing an estimate or projection of anticipated sales of the Qualifying Products and (b) such sales levels and the Development Milestone Events set forth in Section 7.4.2 (Development Milestones) shall not be construed as implying any level of diligence or Commercially Reasonable Efforts in the Territory, and that such sales levels and Development Milestone Events are merely intended to define Takeda’s payment obligations in the event such sales levels or such Development Milestone Events are achieved.

7.7 Other Invoiced Amounts. For all amounts for which a Party (the “Owing Party”) is obligated to reimburse or pay the other Party (the “Owed Party”) pursuant to this Agreement for which no specific provision is made hereunder for such payment, the Owed Party shall send to the Owing Party an invoice for such amount within [***] days after the Owed Party’s determination that such amount is payable by the Owing Party, which invoice shall include a reference to the section of this Agreement under which the Owed Party is requesting reimbursement or payment and, upon the request of the Owing Party after receipt of such invoice, the Owed Party will provide reasonable documentation of the incurrence or accrual of the costs to be reimbursed. Payment with respect to each such invoice shall be due within [***] after receipt by the Owing Party of such invoice and such reasonable documentation and shall be made in accordance with Section 7.8 (Mode of Payments); provided, however, that if the Owing Party in good faith disputes any portion of any such invoice, it shall pay the undisputed portion and shall provide the Owed Party with written notice of the disputed portion and its reasons therefor, and the Owing Party shall not be obligated to pay such disputed portion unless and until such dispute is resolved in favor of the Owed Party. The Parties shall use good faith efforts to resolve any such disputes promptly.

7.8 Mode of Payments. All payments to a Party under this Agreement shall be paid in Dollars in the requisite amount by wire transfer or electronic funds transfer in immediately available funds to such bank account as such Party may from time to time designate by notice to the other Party. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), Takeda shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or its or their Sublicensee’s standard conversion methodology consistent with Accounting Standards consistently applied across Takeda and its Affiliates or such Sublicensee, as applicable, for public financial reporting purposes.

7.9 Interest on Late Payments. Any undisputed amount owed by one (1) Party to the other Party under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal [***] or the maximum rate allowable by Applicable Laws, whichever is lower, as adjusted from time to time on the first New York business day of each month, [***].

7.10 Financial Records. Each Party shall, and shall cause its Affiliates and in the case of Takeda, its Sublicensees to, keep complete and accurate books and records pertaining to Net Sales and any reimbursable costs (including any Iambic Research Costs, any Backup Product Costs and any FTE Costs and Out-of-Pocket Costs reimbursable under Section 2.6.5 (Post-Transfer Support Costs)) hereunder in sufficient detail to calculate all amounts payable hereunder. Such books and records shall be retained by such Party and its Affiliates and Sublicensees until the latest of (a) [***] years after the end of the period to which such books and records pertain, (b) the expiration of the applicable tax statute of limitations (or any extensions thereof) and (c) such longer period as may be required by Applicable Law.

7.11 Audits.

7.11.1 Procedures. Each Party may request that the other Party permit and cause its Affiliates to permit an independent, nationally recognized auditor designated by such first Party as the auditing Party and reasonably acceptable to the audited Party, at reasonable times and upon reasonable notice, to audit the books and records maintained by the other Party and its Affiliates pursuant to Section 7.10 (Financial Records) to ensure the accuracy of all reports and payments made hereunder. Such examinations may not (a) be conducted for any Calendar Quarter more than [***] years after the end of such Calendar Quarter, (b) be conducted more than once in any [***] month period (unless a previous audit during such [***]-month period revealed a material discrepancy with respect to such period) or (c) be repeated for any Calendar Quarter. [***]. Unless disputed pursuant to Section 7.11.2 (Audit Dispute) below, if such audit concludes that (x) additional amounts were owed by the audited Party or excess payments were made by the auditing Party, the audited Party shall pay the additional amounts or refund the excess payments, as applicable or (y) excess payments were made by the audited Party or additional amounts were owed by the auditing Party, the auditing Party shall refund such excess payments or pay such additional amounts, as applicable, in either case ((x) or (y)), within [***] days after the date on which such audit is completed by the auditing Party and if such additional amounts or excess payments were due to an error in an invoice or report provided by the Party that is required to pay such additional amounts or refund such excess payments, with interest from the date originally due as provided in Section 7.9 (Interest on Late Payments). In the event that an auditor determines that the books and records maintained by Takeda and its Affiliates with respect to its Sublicensees pursuant to Section 7.10 (Financial Records) are incomplete or otherwise insufficient to verify the accuracy of all reports and payments made hereunder, then upon Iambic’s request, Takeda shall exercise its audit rights with respect to such Sublicensee to the extent permitted under the applicable sublicense.

7.11.2 Audit Dispute. In the event of a dispute between any of the Parties with respect to any audit under Section 7.11.1 (Procedures) (an “Audit Dispute”), the auditing Party and audited Party shall work in good faith to resolve the Audit Dispute. If such Parties are unable to reach a mutually acceptable resolution of any such Audit Dispute within [***] days from the date on which the auditing Party or the audited Party notifies the other in writing of the existence of an Audit Dispute, the Audit Dispute shall be submitted for resolution to a nationally recognized, certified public accounting firm jointly selected by the auditing Party and the audited Party (the “Auditor”). The decision of the Auditor (the “Audit Decision”) shall be final and binding on the Parties, and the costs of the Auditor proceeding shall be borne between the applicable Parties in such manner as the Auditor shall determine. If such Audit Decision concludes that (a) additional amounts were owed by the audited Party or excess payments were made by the auditing Party, the audited Party shall pay such additional amounts or refund such excess payments, as applicable, or (b) excess payments were made by the audited Party or additional amounts were owed by the auditing Party, the auditing Party shall refund such excess payments or pay such additional amounts, as applicable, in either case ((a) or (b)), within [***] days from the date on which the Audit Decision is served on the applicable Parties and if such additional amounts or excess payments were due to an error in an invoice or report provided by the Party that is required to pay such additional amounts or refund such excess payments, with interest from the date originally due as provided in Section 7.9 (Interest on Late Payments).

7.12 Taxes.

7.12.1 The milestones, royalties and other amounts payable by Takeda to Iambic pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all Taxes, except for any withholding Taxes required by Applicable Law. Except as provided in this Section 7.12 (Taxes), Iambic shall be solely responsible for paying any and all Taxes (other than withholding Taxes required by Applicable Law to be deducted from Payments and remitted by Takeda) levied on account of, or measured in whole or in part by reference to, any Payments it receives. To the extent Takeda is required under Applicable Law to deduct and withhold any Taxes on any amounts payable to Iambic pursuant to this Agreement, Takeda shall (a) use commercially reasonable efforts to provide Iambic with advance written notice prior to withholding any Taxes from payments payable to Iambic; and (b) deduct or withhold from the Payments any Taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Iambic is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, applicable withholding Tax, it may deliver to Takeda or the appropriate Governmental Authority (with the assistance of Takeda to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Takeda of its obligation to withhold such Tax and Takeda shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that Takeda has received evidence, in a form reasonably satisfactory to Takeda, of Iambic’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***] days prior to the time that the Payments are due. If, in accordance with the foregoing, Takeda withholds any amount, it shall pay to Iambic the balance when due, make timely payment to the proper Governmental Authority of the withheld amount and send to Iambic proof of such payment within [***] days following such payment. Notwithstanding the foregoing, if (a) any Taxes are required to be deducted or withheld from any payment described in this Agreement, and such withholding obligation arises or increases as a result of (i) an assignment by Takeda of its rights and obligations under this Agreement or (ii) any redomiciliation or other change in tax residency of Takeda, and (b) such withholding Taxes exceed the amount of withholding Taxes that would have been applicable if such assignment, redomiciliation or change in tax residency had not occurred, then Takeda will increase such payment such that Iambic receives the amount it would have otherwise received under this Agreement but for such assignment, redomiciliation or change in tax residency; provided, however, that (x) Takeda shall have no obligation to pay any such increased amounts pursuant to this Section 7.12.1 if such increased withholding tax would not have been imposed but for (1) the assignment by Iambic of its rights and obligations under this Agreement, (2) the redomiciliation or other change in tax residency or Change of Control of Iambic or (3) the failure by Iambic to comply with the requirements of this Section 7.12 (Taxes) and (y) to the extent that Iambic receives a refund of, or otherwise actually realizes a tax benefit (in cash or as a reduction of taxes payable) in respect of, additional amounts paid by Takeda as a result of such assignment, redomiciliation or change in tax residency of Takeda, Iambic shall promptly pay over to Takeda the amount of such refund, offset or credit.

7.12.2 All payments or amounts due under this Agreement, whether monetary or non-monetary, are defined exclusive of VAT and their equivalents. Any Party receiving a supply under this Agreement hereby covenants that it will pay any such VAT in addition to any amounts due under this Agreement provided to be correctly charged and duly invoiced in accordance with Applicable Laws. Where the prevailing legislation requires a VAT reverse charge, then the receiving Party covenants that it shall correctly account for VAT in respect of the services received. The supplying Party agrees that it will raise a tax invoice, compliant with relevant legal and fiscal regulations, to support the charge to VAT.

7.12.3 Iambic shall utilize exemptions and certifications available under Applicable Laws in order to limit or avoid cost of non-recoverable VAT upon supplies to Takeda. In the event that the local competent tax authority determines that VAT is chargeable where it was not charged in the initial invoice, Iambic in the first instance shall undertake in close cooperation with Takeda all reasonable steps to refuse any such assertions by the local tax authority. Only once this process is completed shall Iambic raise valid tax invoices for the additional VAT liability.

7.12.4 In the event that the local competent tax authority determines that VAT resulting from the invoices issued by Iambic should not been accounted or cannot be recovered by Takeda due to incorrect invoicing, Iambic will raise valid credit notes to credit the undue VAT liability accounted on the initially issued invoices and immediately refund the relevant amount to Takeda.

7.12.5 Any costs or expenses which were set to be reimbursed by Takeda, shall be reimbursed in the net value (excluding VAT) of that cost or expense incurred by Iambic and increased only by the relevant VAT amount calculated on this net value, should this be required by the Applicable Laws. In no event shall Takeda be responsible for or bear the cost of any VAT, sales Taxes or other similar transaction-based Taxes that should be recoverable by Iambic from relevant tax authorities, result from Iambic’s non-compliance with Applicable Laws or relate to transactions concluded by Iambic prior to supply of products or services to Takeda.

7.13 Confidentiality. The receiving Party shall treat all information subject to review under this ARTICLE 7 (Payments; Royalties and Reports) in accordance with the confidentiality provisions of ARTICLE 8 (Confidentiality and Publication) and the Parties shall cause the Auditor to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

ARTICLE 8.

CONFIDENTIALITY AND PUBLICATION

8.1 Confidentiality Obligations. At all times during the Term and for a period of ten (10) years following termination or expiration of this Agreement in its entirety, each Party shall, and shall cause its Affiliates and each of its and their respective officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. “Confidential Information” means any technical, business or other information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic or otherwise) that is disclosed or otherwise provided by or on behalf of one (1) Party to the other Party in connection with this Agreement or that certain Confidentiality Agreement entered into by the Parties, dated December 17, 2024 (“Confidentiality Agreement”), whether prior to, on or after the Effective Date, including the terms of this Agreement (subject to Section 8.6 (Public Announcements)), information relating to any Qualifying Compound or any Qualifying Product (including the Regulatory Documentation), any Development or Commercialization of any Qualifying Compound or any Qualifying Product, any Know-How with respect thereto developed by or on behalf of the disclosing Party or its Affiliates or its or their respective (sub)licensees/Sublicensees (including Licensed Know-How) and the scientific, regulatory or business affairs or other activities of either Party. Confidential Information shall include information generated by or on behalf of a Party in connection with this Agreement regardless of whether disclosed or provided by such Party to the other Party to the extent such information is deemed the Confidential Information of the other Party. Notwithstanding the foregoing, Confidential Information constituting: [***]. For clarity, the Iambic Platform IP is the Confidential Information of Iambic, and the identity of the Collaboration

Targets and any Terminated Targets, in each case with respect to Takeda’s pursuit thereof are the Confidential Information of Takeda.

8.2 Exceptions. Notwithstanding the foregoing, the confidentiality and non-use obligations under Section 8.1 (Confidentiality Obligations) with respect to any Confidential Information shall not apply to, and Confidential Information shall not include, any information that:

8.2.1 is or hereafter becomes generally available to the public by use, publication, general knowledge or the like other than by breach by the receiving Party or any of its Affiliates of this Agreement or, prior to the Effective Date, the Confidentiality Agreement by the receiving Party;

8.2.2 is subsequently disclosed to the receiving Party, without obligation of confidentiality or non-use, by a Third Party who may lawfully do so and who is not under an obligation of confidentiality to the disclosing Party or any of its Affiliates with respect to such information;

8.2.3 was already in the possession of the receiving Party or any of its Affiliates prior to receipt from the disclosing Party or any of its Affiliates as shown in the written records of the receiving Party or its Affiliates or by other competent evidence; provided that the foregoing exception shall not apply with respect to Takeda [***] Compound Results, Product Know-How (including Takeda QC Program Results) or Joint Know-How; or

8.2.4 is or was independently developed by the receiving Party or any of its Affiliates without use or reference to Confidential Information of the disclosing Party, as shown in the written records of the receiving Party or its Affiliates or by other competent evidence; provided that the foregoing exception shall not apply with respect to Takeda [***] Compound Results, Product Know-How (including Takeda QC Program Results) or Joint Know-How.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

8.3 Permitted Disclosures. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

8.3.1 made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law (other than by reason of filing with securities regulators, which shall be governed by Section 8.6 (Public Announcements)); provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or required to be disclosed be held in confidence by such court or governmental or regulatory body or, if disclosed, be used only for the purposes for which the order was issued or such disclosure was required by law; and provided, further, that the Confidential Information disclosed in response to such court or governmental order or as required by law shall be limited to the information that is legally required to be disclosed in response to such court or governmental order or by such law;

8.3.2 made by or on behalf of the receiving Party to a patent authority or court as may be necessary or reasonably useful for purposes of obtaining or enforcing a Patent pursuant to this Agreement or in prosecuting or defending litigation in accordance with ARTICLE 9 (Intellectual Property); provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

8.3.3 with respect to Joint Know-How (other than Product Know-How), to Third Party subcontractors, licensees and collaboration partners, to the extent consistent with the exercise of rights with respect to Joint Know-How pursuant to Section 9.1.2 (Ownership of Joint Patents and Joint Know-How);

8.3.4 with respect to the terms of this Agreement, to bona fide potential or actual partners, licensees, private investors, acquirers, lenders, or financial partners (including financial advisors, attorneys and accountants) on a need to know basis and their respective advisors, in each case, subject to (a) redactions to be approved by the other Party in advance of such disclosure (not to be unreasonably withheld, conditioned or delayed) and (b) obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use set forth in this ARTICLE 8 (Confidentiality and Publication) (with a duration of confidentiality and non-use obligations as appropriate that is no less than [***] years from the date of disclosure); provided [***];

8.3.5 with respect to Iambic as the Receiving Party, disclosure of the identity of a Collaboration Target to an independent, Third Party gatekeeper solely for the purpose of providing confirmation that such Collaboration Target is an encumbered target to such gatekeeper as required by Iambic’s then-existing agreements or in contemplation of an agreement in the course of active negotiations based on an exchanged term sheet, in each case, with bona fide Third Party partners, licensees and collaborators; provided that Iambic shall not, and shall cause its Affiliates not to, disclose the identity of Takeda or its Affiliates or its or their Sublicensees in relation to such Collaboration Targets; or

8.3.6 [***].

8.4 Additional Permitted Disclosures by Takeda. Takeda and its Affiliates and its and their Sublicensees may disclose Confidential Information of Iambic (other than Confidential Information specifically relating to the Iambic Platform Technology) as may be necessary or reasonably useful in connection with the Exploitation of the Qualifying Compounds or the Qualifying Products for each Research Program (including in connection with any filing, application or request for Regulatory Approval by or on behalf of Takeda or any of its Affiliates or its or their Sublicensees) or the performance of Takeda’s obligations or exercise of Takeda’s rights as contemplated by this Agreement, including to existing or potential Distributors, Sublicensees, collaboration partners or acquirers; provided, however, that (a) until expiration of the Selection Period for such Research Program, Takeda shall not, and shall cause its Affiliates and its and their Sublicensees not to, disclose any Confidential Information of Iambic for any purpose other than (i) to perform Research activities with respect to Qualifying Compounds for such Research Program (and Manufacturing for purposes thereof) and (ii) as necessary or useful for Takeda to select Qualifying Compounds pursuant to, and in accordance with, Section 5.10 (Takeda Selection) and (b) such Distributors, Sublicensees, collaboration partners or acquirers shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use set forth in this ARTICLE 8 (Confidentiality and Publication) (with a duration of confidentiality and non-use obligations as appropriate that is no less than [***] years from the date of disclosure).

8.5 Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their respective (sub)licensees/Sublicensees (or any abbreviation or adaptation thereof) in any publication, press release, social media, marketing and promotional material or other form of publicity in connection with this Agreement without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 8.5 (Use of Name) shall not prohibit (a) Takeda from making any disclosure identifying Iambic in connection with its exercise of its rights or obligations under this Agreement and (b) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).

8.6 Public Announcements. The Parties have agreed upon the content of one (1) or more press releases, which Iambic shall issue substantially in the form attached hereto as Schedule 8.6 promptly following the Effective Date. Except as set forth in the preceding sentence, neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] Business Days prior to the anticipated date of disclosure to the extent possible under the Applicable Law or rules of such stock exchange) so as to provide a reasonable opportunity to comment thereon; provided that if such required disclosure includes a disclosure of this Agreement, the disclosing Party shall also submit a redacted form of this Agreement to the other Party and shall submit a confidential treatment request (or equivalent protection in a country other than the U.S.) in connection with such disclosure. The disclosing Party shall incorporate any reasonable comments received from the other Party with respect to such disclosure. Notwithstanding the foregoing, Takeda and its Affiliates and its and their respective Sublicensees shall have the right to publicly disclose research, development and commercial information (including with respect to regulatory matters)

regarding the Qualifying Compounds and Qualifying Products; provided that such disclosure is subject to the other provisions of this ARTICLE 8 (Confidentiality and Publication) with respect to Iambic’s Confidential Information. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party in accordance with this Section 8.6 (Public Announcements); provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

8.7 Publications. The Parties recognize the desirability of publishing and publicly disclosing the results of, and information regarding, activities under this Agreement. Accordingly, following the expiration of the Selection Period for a Research Program, Takeda shall be free to publicly disclose the results of, and information regarding, activities under this Agreement with respect to the Collaboration Targets, Qualified Compounds and Qualified Products from such Research Program, subject to prior review by Iambic of any disclosure of Iambic’s Confidential Information for issues of patentability and protection of such Confidential Information, in a manner consistent with Applicable Law and industry practices, as provided in this Section 8.7 (Publications); provided that except as permitted under Section 8.2 (Exceptions) or Section 8.3 (Permitted Disclosures), Takeda will not disclose any of Iambic’s Confidential Information (other than Joint Know-How) in any such publication or announcement without obtaining Iambic’s prior written consent to do so. Accordingly, prior to publishing or disclosing any of Iambic’s Confidential Information, Takeda shall provide Iambic with drafts of proposed abstracts, manuscripts or summaries of presentations that cover such Confidential Information. Iambic shall respond promptly through its designated representative and in any event no later than [***] after the receipt of such proposed publication or presentation or such shorter period as may be required by the publication or presentation. Takeda agrees to allow a reasonable period (not to exceed [***] days) to permit filings for patent protection and to otherwise address issues of Confidential Information or related competitive harm. Except as otherwise as required by Applicable Law or the rules of a stock exchange (in which case Section 8.3.1 or Section 8.6 (Public Announcements), as applicable, shall apply), [***].

8.8 Return of Confidential Information. Without limiting Section 2.4.2, upon the effective date of the termination of this Agreement for any reason, upon the written request of a Party, the non-requesting Party shall either, at the requesting Party’s election: (a) promptly destroy all copies of the requesting Party’s Confidential Information in the possession or control of the non-requesting Party (other than Joint Know-How and the terms of this Agreement) and confirm such destruction in writing to the requesting Party or (b) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of the requesting Party’s Confidential Information in the possession or control of the non-requesting Party (other than Joint Know-How and the terms of this Agreement); provided that in the event of a termination of this Agreement with respect to one (1) or more (but not all) Qualifying Compounds, Qualifying Products or countries in the Territory, the foregoing obligation to return or destroy shall only apply to Confidential Information solely related to such terminated Qualifying Compounds, Qualifying Products or countries, as applicable. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain (x) such Confidential Information to the extent necessary or reasonably useful for purposes of performing any continuing obligations or exercising any ongoing rights (including with respect to any non-terminated Qualifying Compounds, Qualifying Products or country(ies) in the Territory) and, in any event, a single copy of such Confidential Information for archival purposes and (y) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 8.1 (Confidentiality Obligations).

ARTICLE 9.

INTELLECTUAL PROPERTY

9.1 Ownership of Intellectual Property.

9.1.1 Ownership of Technology. Subject to Section 9.1.2 (Ownership of Joint Patents and Joint Know-How) and Section 9.1.3 (Ownership of Takeda [***] Compound Results and Takeda Datasets), as between the Parties, each Party shall own and retain all right, title and interest in and to any and all: (a) Know-How and other inventions that are conceived, discovered, developed or otherwise made by or on behalf of such Party (or its Affiliates or its or their respective (sub)licensees/Sublicensees) under this Agreement, whether or not patented or patentable and any and all Patents and other intellectual property rights with respect thereto, except to the extent that any such Know-How or invention, or any Patent or intellectual property rights with respect thereto, is Joint Know-How or Joint Patents; and (b) other Know-How, inventions, Patents and other intellectual property rights that are owned or otherwise controlled (other than pursuant to the license grants set forth in Section 2.1 (License Grants to Takeda) and Section 2.2 (License Grant to Iambic)) by such Party or any of its Affiliates or its or their respective (sub)licensees/Sublicensees outside of this Agreement.

9.1.2 Ownership of Joint Patents and Joint Know-How. Subject to Section 9.1.3 (Ownership of Takeda [***] Compound Results and Takeda Datasets), as between the Parties, the Parties shall each own an equal, undivided interest in any and all: (a) Know-How and other inventions that are conceived, discovered, developed or otherwise made jointly by or on behalf of Iambic or its Affiliates or its or their (sub)licensees, on the one hand, and Takeda or its Affiliates or its or their Sublicensees, on the other hand, under this Agreement, whether or not patented or patentable, other than Takeda [***] Compound Results (the “Joint Know-How”); and (b) Patents (the “Joint Patents”) and other intellectual property rights with respect to the Know-How and inventions described in clause (a) (together with Joint Know-How and Joint Patents, the “Joint IP”). Each Party shall disclose to the other Party in writing and shall cause its Affiliates, and its and their (sub)licensees/Sublicensees to so disclose, the conception, discovery, development or making of any Joint Know-How or Joint Patents. Subject to, with respect to Iambic, the licenses granted to Takeda under Section 2.1 (License Grants to Takeda), its obligations and restrictions under Section 2.5 (Data and Model Rights and Restrictions), its exclusivity obligations under Section 2.8 (Exclusivity) and its obligations with respect to Product Know-How under ARTICLE 8 (Confidentiality and Publication), (x) each Party shall have the right to practice, grant licenses under and transfer any Joint IP, (y) neither Party shall have any obligation to account to the other for profits or to obtain any approval of the other Party to license or exploit any Joint IP by reason of joint ownership thereof and (z) each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting.

9.1.3 Ownership of Takeda [***] Compound Results and Takeda Datasets. As between the Parties, Takeda shall own all right, title and interest in and to any and all (a) Takeda [***] Compound Results, (b) Takeda Datasets and (c) other Know-How [***] that is conceived, discovered, developed or otherwise made under this Agreement, and, in each case ((a)-(c)), Iambic shall, and does hereby, assign, and shall cause its Affiliates and its and their (sub)licensees to so assign, to Takeda, without additional compensation by Takeda beyond what is required by ARTICLE 7 (Payments; Royalties and Reports), all of its and their right, title and interest in and to such Takeda [***] Compound Results, Takeda Datasets and other Know-How.

9.1.4 United States Law. The determination of whether Know-How and inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where or when such conception, discovery, development or making occurs. With respect to any Know-How or other intellectual property right that does not constitute an invention under United States law or to the extent United States Law otherwise does not apply to the conception, discovery, development or making of any Know-How or other intellectual property right, the ownership thereof shall be determined as if United States law did so apply to the conception, discovery, development or making of such Know-How or other intellectual property right, and each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their (sub)licensees/Sublicensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Know-How and other inventions as well as any intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, (a) the sole ownership provided for in Section 9.1.1 (Ownership of Technology) and Section 9.1.3 (Ownership of Takeda [***] Compound Results and Takeda Datasets) and (b) the joint ownership provided for in Section 9.1.2 (Ownership of Joint Patents and Joint Know-How).

9.2 Control of Intellectual Property. Iambic shall not, and shall cause its Affiliates not to, enter into or amend any agreement with an Affiliate or a Third Party, or include in any such agreement or amendment any restrictive provisions, [***]. Further, when entering into any agreement or amendment with an Affiliate or a Third Party [***].

9.3 Maintenance and Prosecution of Patents.

9.3.1 Product Patents and Takeda Patents.

(a) As between the Parties, Takeda shall have the sole right, but not the obligation, at its sole cost and expense, using counsel of its own choice, to prepare, file, prosecute and maintain, and to be responsible for any opposition, re-issuance, post-grant review, inter-partes review, reexamination request, nullity action, interference or other similar post-grant proceedings and any appeals therefrom (each, a “Defense Proceeding”) with respect to, the [***] in the Territory. Takeda shall (i) file, prosecute and maintain all [***] in a manner consistent with Takeda’s standard scientific practices and patent strategy and (ii) [***]. Takeda shall not unreasonably withhold incorporation of Iambic’s comments on the preparation, filing and prosecution of [***] with respect to matter related thereto. For clarity, [***]. [***].

(b) [***].

9.3.2 Iambic Platform Patents. As between the Parties, Iambic shall have the sole right, but not the obligation, using counsel of its own choice, to prepare, file, prosecute and maintain the Iambic Platform Patents in the Territory and to be responsible for any Defense Proceeding with respect thereto, at its sole cost and expense. For clarity, Iambic Platform Patents exclude Overlapping Patents.

9.3.3 Other Licensed Patents. As between the Parties, Iambic shall have the sole right, but not the obligation, using counsel of its own choice, to prepare, file, prosecute and maintain the Licensed Patents (other than [***]) (such Licensed Patents, “Other Licensed Patents”) in the Territory and to be responsible for any Defense Proceeding with respect thereto, at its sole cost and expense; provided that Iambic shall [***].

9.3.4 Overlapping Patents and Joint Patents. As between the Parties, if a Party desires to file an Overlapping Patent or Joint Patent (other than a Product Patent), it shall notify the JPC in writing, and subject to Section 3.4.2 (Joint Patent Committee), the Parties shall determine by mutual agreement of the Parties, after discussion at the JPC, which Party, if any, shall have the right to file such Patent and on what conditions (e.g., countries to file in, scope of claims, timing for filing and additional review rights of the non-prosecuting Party) such Party may file such Patent (such conditions, the “OP and JP Conditions”).

9.3.5 Procedures; Step-In. The prosecuting Party shall periodically inform the other Party of all material steps with regard to the preparation, filing, prosecution and maintenance of Product Patents and Joint Patents (or the related Defense Proceedings) in the Territory (which, for clarity, shall not include Iambic Platform Patents or Takeda Patents, neither of which are Licensed Patents), including by providing the other Party with a copy of material communications to and from any patent authority in the Territory regarding such Patents (or such Defense Proceedings) and by providing the other Party drafts of any material filings or responses to be made to such patent authorities in the Territory in connection therewith sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for the other Party to review and comment thereon. The prosecuting Party shall consider in good faith the requests and suggestions of the other Party with respect to such drafts and with respect to strategies for filing and prosecuting such Patents (or the conduct of such Defense Proceedings) in the Territory. If, as between the Parties, the prosecuting Party decides not to prepare, file, prosecute or maintain an Overlapping Patent or Joint Patent (other than a Product Patent) (or conduct such a Defense Proceeding) in a country in the Territory, the prosecuting Party shall provide reasonable prior written notice to the other Party of such intention, and the other Party shall thereupon have the option, subject to the prior written consent of the prosecuting Party (which consent shall not be unreasonably withheld, conditioned or delayed), to assume the control and direction of the preparation, filing, prosecution and maintenance of such Patent (or such Defense Proceeding) at its sole cost and expense in such country, subject to any applicable OP and JP Conditions.

9.3.6 Cooperation. The non-prosecuting Party shall, and shall cause its Affiliates to, assist and cooperate with the prosecuting Party, as the prosecuting Party may reasonably request from time to time and at the prosecuting Party’s expense, in the preparation, filing, prosecution and maintenance of the Takeda Patents with respect to the [***] Research Program, Product Patents and Joint Patents (and any related Defense Proceedings) under this Agreement, including that the non-prosecuting Party shall, and shall cause its Affiliates to, (a) offer its comments, if any, promptly, (b) provide access to relevant documents and other evidence and make its employees available at reasonable business hours (including, with respect to Takeda as the prosecuting Party, provide any Program Results (including raw data) that Takeda reasonably requests to support such preparation, filing, prosecution and maintenance) and (c) provide the prosecuting Party, upon its request, with copies of any patentability search reports generated by its patent counsel with respect to such Patents, including relevant Third Party patents and patent applications located; provided that neither Party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such Party are in place to protect such privilege.

9.3.7 Patent Term Extension and Supplementary Protection Certificate. As between the Parties, Takeda shall have the sole right to make decisions regarding, and to apply for, patent term extensions in the Territory, including the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for the [***], in each case, including whether or not to do so. Iambic shall, and shall cause its Affiliates to, provide prompt and reasonable assistance, as requested by Takeda, including by taking such action as patent holder as is required under any Applicable Law to obtain such extension or supplementary protection certificate.

9.3.8 Common Ownership Under Joint Research Agreements. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. §100(h). Notwithstanding anything to the contrary in this Agreement, neither Party shall invoke this Agreement under 35 U.S.C. §102(c) to except any patent or patent application as prior art without the prior written consent of the other Party. If such written consent is granted, the Parties shall coordinate their activities with respect to all submissions under 35 U.S.C. §102(c).

9.3.9 Patent Listings. As between the Parties, Takeda shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to the [***], including as required or allowed (a) in the United States, in the FDA’s Orange Book or Purple Book, as applicable and (b) in the European Union, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents. Iambic shall provide prompt and reasonable assistance, as requested by Takeda, with respect to such filings, including by taking such action as may be required of the Patent holder under any Applicable Laws.

9.3.10 Inventor’s Remuneration. As between the Parties, each Party shall be solely responsible for any remuneration that may be due to such Party’s or its Affiliates’ or its or their (sub)licensees’/Sublicensees’ inventors under any applicable inventor remuneration laws.

9.4 Enforcement of Patents.

9.4.1 Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of (a) the Takeda Patents, Licensed Patents, Iambic Platform Patents or Joint Patents (but excluding Product Patents) in any jurisdiction in the Territory based on the development, commercialization or an application to market a product containing a Qualifying Compound or any Qualifying Product or any competing product (including any Generic Product) with respect to a Collaboration Target or (b) the Product Patents in the Territory, in each case ((a) and (b)), of which such Party becomes aware (a “Competitive Infringement”).

9.4.2 Enforcement of Infringement Actions.

(a) Product Patents and Takeda Patents. As between the Parties, Takeda shall have the sole right, but not the obligation, to prosecute any infringement (including Competitive Infringement) with respect to the [***], including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Takeda’s sole cost and expense, using counsel of its own choice.

(b) Iambic Platform Patents. As between the Parties, Iambic shall have the sole right, but not the obligation, to prosecute any infringement (including any Competitive Infringement) with respect to the Iambic Platform Patents, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Iambic’s sole cost and expense, using counsel of its own choice; provided that Iambic shall not [***]. In the event Iambic prosecutes any such Competitive Infringement, Takeda shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its sole cost and expense; provided that Iambic shall retain control of the prosecution of such claim, suit or proceeding to the extent applicable to the Iambic Platform Patents, including the response to any defense or defense of any counterclaim raised in connection therewith.

(c) Other Licensed Patents. As between the Parties, Iambic shall have the sole (except as provided in clause (ii)) right, but not the obligation, to prosecute any infringement (including any Competitive Infringement) with respect to the Other Licensed Patents, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Iambic’s sole cost and expense, using counsel of its own choice; provided that (i) Iambic shall not [***]. In the event Iambic prosecutes any such Competitive Infringement, Takeda shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its sole cost and expense; provided that Iambic shall retain control of the prosecution of such claim, suit or proceeding to the extent applicable to the Other Licensed Patents, including the response to any defense or defense of any counterclaim raised in connection therewith.

(d) Overlapping Patents and Joint Patents. As between the Parties, if a Party desires to enforce an Overlapping Patent or Joint Patent (other than a Product Patent) against an infringement, including as a defense or counterclaim in connection with any Third Party Infringement Claim, it shall notify the JPC in writing, and the Parties shall determine, after discussion at the JPC, which Party, if any, shall have the right to enforce such Patent. Neither Party shall enforce an Overlapping Patent or Joint Patent (other than a Product Patent) without the approval of the other Party. If the Parties agree that a Party (or its designee) may enforce such a Patent and such Party thereafter does not take commercially reasonable steps to prosecute or settle an infringement with respect to such Patent by the earlier of (i) [***] days following the first notice provided above with respect to such infringement (or, with respect to Competitive Infringement under 35 USC § 271(e)(2), [***] days) and (ii) [***] Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, then, upon such first Party’s written consent (such consent not to be unreasonably withheld, conditioned or delayed), the other Party may prosecute such infringement with respect to such Overlapping Patent or Joint Patent (other than a Product Patent), at its sole cost and expense. Such first Party shall promptly notify the other Party if it determines not to prosecute or settle an infringement with respect to such Overlapping Patent or Joint Patent (other than a Product Patent).

9.4.3 Cooperation; Settlement. Where a Party controls an infringement action under this Section 9.4 (Enforcement of Patents), the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in the conduct of its activities set forth in this Section 9.4 (Enforcement of Patents), including furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing reasonable access to relevant records, documents (including laboratory notebooks) and other evidence and making inventors and other of its employees reasonably available at reasonable business hours; provided that, except with respect to Joint Patents, the controlling Party shall reimburse the other Party for all its reasonable and verifiable Out-of-Pocket Costs (excluding attorneys’ fees) in connection therewith. Unless otherwise set forth herein, the Party entitled to bring any infringement action in accordance with this Section 9.4 (Enforcement of Patents) shall have the right to settle such claim; provided that Iambic shall not have the right to settle any Competitive Infringement under this Section 9.4 (Enforcement of Patents) without the express written consent of Takeda (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that Iambic controls any Competitive Infringement claim, suit or proceeding pursuant to this Section 9.4 (Enforcement of Patents), Iambic shall (a) consult with Takeda as to the strategy for the prosecution of such claim, suit or proceeding, (b) consider in good faith any comments from Takeda and (c) keep Takeda reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such claim, suit or proceeding. In the event that Takeda enforces any Other Licensed Patent in any Competitive Infringement claim, suit or proceeding pursuant to this Section 9.4 (Enforcement of Patents), Takeda shall keep Iambic reasonably informed of any material steps taken in connection with such Other Licensed Patent in such claim, suit or proceeding.

9.4.4 Recovery. Except as otherwise agreed by the Parties under a cost sharing arrangement, any recovery realized as a result of such litigation described above in this Section 9.4 (Enforcement of Patents) (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the Party that has exercised its right to bring the enforcement action; provided, however, that to the extent that any award or settlement (whether by judgment or otherwise) with respect to a Product Patent or Joint Patent is attributable to loss of sales or profits with respect to a Qualifying Product (including in the form of a reasonable royalty and including, for clarity, any Settlement Sublicensee Revenue), [***].

9.5 Invalidity or Unenforceability Defenses or Actions.

9.5.1 Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Licensed Patents, Takeda Patents or Joint Patents by a Third Party of which such Party becomes aware.

9.5.2 Defense Actions.

(a) As between the Parties, (i) Takeda shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the [***], (ii) Iambic shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the [***], and (iii) Iambic shall have the sole (except as provided in the proviso) right, but not the obligation, to defend and control the defense of the validity and enforceability of the [***], in each case ((i)-(iii)), in the Territory, using counsel of its own choice, at its sole cost and expense; provided that if the assertion of invalidity or unenforceability of such Patents is brought as a defense or counterclaim in connection with an infringement action initiated pursuant to Section 9.4 (Enforcement of Patents), the applicable enforcing Party shall have the first right, but not the obligation, to defend and control the validity and enforceability of such Patents at its sole cost and expense.

(b) If any assertion of invalidity or unenforceability of any Overlapping Patent or Joint Patent is alleged or threatened, the Parties shall determine, after discussion at the JPC, which Party, if any, shall have the right to defend and control the defense of the validity and enforceability of such Overlapping Patent or Joint Patent; provided that if the Parties are unable to agree, each Party shall have the right to defend such Patent, and the Parties shall reasonably cooperate to control such defense, as necessary; provided, further, that if the assertion of invalidity or unenforceability of such Patents is brought as a defense or counterclaim in connection with an infringement action initiated pursuant to Section 9.4 (Enforcement of Patents), the foregoing shall not apply, and the applicable enforcing Party shall have the first right, but not the obligation, to defend and control the validity and enforceability of such Patents at its sole cost and expense.

(c) For clarity, this Section 9.5 (Invalidity or Unenforceability Defenses or Actions) shall not apply to control of Defense Proceedings, which proceedings shall be governed by Section 9.3 (Maintenance and Prosecution of Patents). Nothing in this Section 9.5 (Invalidity or Unenforceability Defenses or Actions) will limit any indemnification rights or obligations of a Party under ARTICLE 11 (Indemnification).

9.5.3 Step-In; Cooperation. If the controlling Party elects not to defend or control the defense of an Overlapping Patent or Joint Patent (other than a Product Patent) in a claim, suit, or proceeding arising under this Section 9.5 (Invalidity or Unenforceability Defenses or Actions) brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit or proceeding, and, in either case, has not settled and is not actively pursuing settlement of such claim, suit or proceeding, then [***]. The non-controlling Party may participate in any claim, suit or proceeding regarding the validity and enforceability of such Overlapping

Patent or Joint Patent (other than a Product Patent) in the Territory with counsel of its choice at its sole cost and expense; provided that the controlling Party shall retain control of the defense in such claim, suit or proceeding. Where a Party controls a claim, suit or proceeding under this Section 9.5 (Invalidity or Unenforceability Defenses or Actions), the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time in the conduct of its activities set forth in this Section 9.5 (Invalidity or Unenforceability Defenses or Actions), including furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing reasonable access to relevant records, documents and other evidence (including laboratory notebooks) and making inventors and other of its employees reasonably available at reasonable business hours; provided that, except with respect to Joint Patents, the controlling Party shall reimburse the other Party for all its reasonable and verifiable Out-of-Pocket Costs (excluding any attorneys’ fees) in connection therewith. In connection with any activities with respect to a defense, claim or counterclaim relating to an Overlapping Patent or Joint Patent (other than a Product Patent) pursuant to this Section 9.5 (Invalidity or Unenforceability Defenses or Actions), the controlling Party shall (x) consult with the other Party as to the strategy for such activities, (y) consider in good faith any comments from the other Party and (z) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense, claim or counterclaim.

9.6 Infringement Claims by Third Parties. If the Exploitation of a Qualifying Compound or Qualifying Product in the Territory pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging infringement by Takeda or any of its Affiliates or its or their Sublicensees, Distributors or customers (or by an Acquirer Entity in the case of alleged infringement based on any Acquirer IP that is not Acquirer CNS IP) (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with an enforcement action initiated pursuant to Section 9.4 (Enforcement of Patents), the Party first becoming aware of such alleged Third Party Infringement Claim shall promptly notify the other Party thereof in writing. As between the Parties, [***]. Where a Party controls such an action, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in the conduct of its activities set forth in this Section 9.6 (Infringement Claims by Third Parties), including furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing reasonable access to relevant records, documents (including laboratory notebooks) and other evidence and making inventors and other of its employees reasonably available at reasonable business hours; provided that the controlling Party shall reimburse such other Party for its reasonable and verifiable Out-of-Pocket Costs (excluding attorneys’ fees) incurred in connection therewith. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit or proceeding. Nothing in this Section 9.6 (Infringement Claims by Third Parties) will limit any indemnification rights or obligations of a Party under ARTICLE 11 (Indemnification).

9.7 Product Trademarks. Takeda and its Affiliates shall have the sole right to use any Trademark it owns or controls for Qualifying Products in the Territory at its sole discretion. Takeda shall have the sole right to determine, develop, prosecute, enforce and defend one (1) or more Product Trademark(s) for use by Takeda and its Affiliates and its or their Sublicensees in the Territory to Commercialize Qualifying Products in the Field in the Territory. As between the Parties, Takeda and its Affiliates shall own all rights to such Product Trademarks and all goodwill associated therewith, and the rights to any Internet domain names incorporating the applicable Product Trademarks or any variation or part of such Product Trademarks used as its URL address or any part of such address, throughout the Territory. Iambic shall not, and shall cause its Affiliates and (sub)licensees not to, (a) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product Trademarks and (b) do any act which endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks. Iambic shall not, and shall cause its Affiliates and (sub)licensees not to, attack, dispute or contest the validity of or ownership of any Product Trademark anywhere in the Territory or any registrations issued or issuing with respect thereto.

9.8 Third Party Agreements.

9.8.1 Existing Third Party Agreements. Iambic shall be responsible for all payments owed to Third Parties under (a) Third Party Acquisition Agreements and (b) any other license and other agreements with respect to the Iambic Platform Technology or pursuant to which Iambic or any of its Affiliates has rights with respect to any Collaboration Target, Qualifying Compound, Qualifying Product or the Exploitation of any of the foregoing (clause (b), “Iambic Third Party Agreements”) entered into by or on behalf of Iambic or any of its Affiliates on or prior to the Effective Date (such Iambic Third Party Agreements, the “Existing Agreements”).

9.8.2 Future Third Party Agreements. If Iambic or any of its Affiliates enters into an Iambic Third Party Agreement after the Effective Date pursuant to which it obtains rights or a license to Patents, Know-How or other intellectual property rights that are necessary or reasonably useful to (x) conduct a Research Program, including with respect to the Iambic Platform Technology, or (y) Develop, Manufacture, Commercialize or otherwise Exploit the Collaboration Targets, Qualifying Compounds or Qualifying Products in the Field in the Territory that, in each case ((x) and (y)), would be included in the Iambic Platform IP or Licensed IP, as applicable, but for this Section 9.8 (Third Party Agreements) (“Covered IP”), the provisions of this Section 9.8.2 (Future Third Party Agreements) shall apply.

(a) Platform IP. With respect to any Covered IP that is necessary or reasonably useful to use the Models contemplated to be used as the Effective Date (including enhancements or updates thereof) to conduct the Research Programs (as contemplated as of the Effective Date) (“Covered Platform IP”), [***].

(b) Necessary Covered IP. With respect to any Covered IP (other than Covered Platform IP) that Iambic [***], at the time of entering into the applicable Iambic Third Party Agreement, is necessary to conduct a Research Program or to Develop, Manufacture, Commercialize or otherwise Exploit Collaboration Targets, Qualifying Compounds or Qualifying Products (collectively, “Necessary Covered IP”), Iambic or its Affiliates may enter into an Iambic Third Party Agreement for such Necessary Covered IP; provided that:

(i) if Iambic or any of its Affiliates enters into such Iambic Third Party Agreement on terms that would not prevent Takeda from obtaining a license with respect to such Necessary Covered IP directly from such Third Party to Exploit Qualifying Compounds or Qualifying Products, then [***]; or

(ii) if Iambic or any of its Affiliates enters into such Iambic Third Party Agreement on terms that would prevent Takeda from obtaining a license with respect to such Necessary Covered IP directly from such Third Party to Exploit Qualifying Compounds or Qualifying Products, (A) [***], (B) [***], (C) [***] and (D) [***].

To the extent that Iambic did not [***], at the time of entering into the applicable Iambic Third Party Agreement, that the applicable Covered IP was Necessary Covered IP, such Covered IP shall be deemed to be Useful Covered IP and subject to the provisions of Section 9.8.2(c) (Useful Covered IP). [***].

(c) Useful Covered IP. With respect to an Iambic Third Party Agreement for any Covered IP (other than Covered Platform IP and other than Necessary Covered IP) that Iambic [***], at the time of entering into the applicable Iambic Third Party Agreement, is useful to conduct a Research Program or to Develop, Manufacture, Commercialize or otherwise Exploit Collaboration Targets, Qualifying Compounds or Qualifying Products (“Useful Covered IP”), Iambic or its Affiliates may enter into an Iambic Third Party Agreement for such Useful Covered IP on such terms and conditions as it determines; provided that [***].

(d) Non-Exclusive Necessary IP and Useful Covered IP Obligations.

(i) Iambic shall, and shall cause its Affiliates to, (A) [***], (B) [***], and (C) [***].

(ii) If Takeda is interested in using any Non-Exclusive Necessary IP or Useful Covered IP (or any other Covered IP that is not Covered Platform IP or Necessary Covered IP) (collectively, the “Election Covered IP”) in the Research Program or including any Election Covered IP in the Iambic Platform IP or Licensed IP, as applicable, Takeda may request, and upon such request Iambic shall provide, additional information with respect thereto, [***]. At any time after Takeda’s receipt of the Iambic Technology Notice, Takeda shall, by providing written notice to Iambic identifying the applicable Election Covered IP (“Iambic Technology Election Notice”), [***].

(iii) The rights of Takeda and the obligations of Iambic (including those set forth in Section 9.3 (Maintenance and Prosecution of Patents), Section 9.4 (Enforcement of Patents) and Section 9.5 (Invalidity or Unenforceability Defenses or Actions)) with respect to any Election Covered IP for which Takeda has provided an Iambic Technology Election Notice shall be subject to the terms of the applicable Iambic Third Party Agreement (to the extent not redacted from copy of such agreement provided to Takeda and to the extent Iambic complied with the obligations set forth above when entering into such Iambic Third Party Agreement).

(e) Product-Specific Agreements. Notwithstanding anything to the contrary in Section 9.8.2 (Future Third Party Agreements), neither Iambic nor any of its Affiliates shall enter into an Iambic Third Party Agreement that is [***].

9.8.3 Other Product Agreements. Takeda and its Affiliates and its and their Sublicensees will have the right to enter into a license or other agreement with a Third Party (or in the case of any Acquirer IP that is not Acquirer CNS IP, with an Acquirer Entity or Iambic or its Affiliates) after the Effective Date pursuant to which Takeda or its Affiliates or its or their Sublicensees would acquire a license or other right under Know-How, Patent(s) or other intellectual property rights that relate to a Collaboration Target or are necessary or useful for the Development, Manufacture, Commercialization or other Exploitation of any Qualifying Compound or Qualifying Product, including in connection with settlement of a Third Party Infringement Claim pursuant to Section 9.6 (Infringement Claims by Third Parties) (a “Product Agreement”). Subject to Section 7.5.4 (Offset for Third Party Payments) and ARTICLE 11 (Indemnification), Takeda shall be solely responsible for all payments under any Product Agreements.

9.8.4 Maintenance of Iambic Third Party Agreements. Iambic shall not, and shall cause its Affiliates not to, enter into any subsequent agreement or understanding with any Third Party to a Iambic Third Party Agreement that modifies, amends or terminates any such Iambic Third Party Agreement, or waives any right or obligation thereunder, in each case, in any manner that would adversely affect in any respect Takeda’s rights or interests under this Agreement or would impose any obligation on Takeda, in each case, without Takeda’s prior written consent, such consent not to be unreasonably withheld. Iambic shall not, and shall cause its Affiliates not to, commit any acts or permit the occurrence of any omissions that would cause breach or termination of any of the Iambic Third Party Agreements where such breach or termination would adversely affect in any respect Takeda’s rights or interests under this Agreement or impose any obligation on Takeda. Notwithstanding the foregoing, with respect to any Election Covered IP for which (a) Takeda does not request an Iambic Technology Notice within [***] months after Iambic notifies Takeda that it acquired rights to such Election Covered IP or (b) Takeda does not provide an Iambic Technology Election Notice within [***] months after receipt of an Iambic Technology Notice, in each case ((a) and (b)), following the applicable three [***]-period, the foregoing obligations shall not apply to the applicable Iambic Third Party Agreement to the extent related to such Election Covered IP.

9.8.5 [***].

ARTICLE 10.

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date that:

10.1.1 It is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

10.1.2 It has the full corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder. It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

10.1.3 It is not a party to any agreement, outstanding order, judgment or decree of any court or Governmental Authority that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.

10.2 Iambic Representations and Warranties. Iambic represents and warrants to Takeda that, except as set forth in Schedule 10.2 attached hereto [***], as of the Effective Date, and as applicable, covenants:

10.2.1 All Licensed Patents existing as of the Effective Date are listed on Schedule 10.2.1 (the “Existing Patents”), and, except where co-ownership is provided for therein, Iambic is the sole and exclusive owner of the entire right, title and interest in the Existing Patents, free of any encumbrance, lien or claim of ownership by any Third Party (except for co-ownership disclosed in Schedule 10.2.1) (for clarity, a license or grant of other rights under the Existing Patents that is not inconsistent with the rights granted to Takeda under this Agreement shall not be considered an encumbrance on such Existing Patent). All such Existing Patents (a) that have issued are subsisting and, to Iambic’s knowledge, [***], (b) that have not issued are being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law, and (c) have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment. Each of the Existing Patents properly identifies, or when issued will identify, each and every inventor of any invention claimed therein as determined in accordance with the Applicable Law of the jurisdiction in which such Existing Patent is issued or such application is pending. Iambic is entitled to grant the licenses specified herein.

10.2.2 All Existing Agreements are listed on Schedule 10.2.2. The licenses to Iambic or its applicable Affiliates in the Existing Agreements are in full force and effect. The rights and obligations of the Parties hereunder are fully consistent with, and are not limited in any material respect by, the Existing Agreements. Iambic shall promptly provide Takeda with notice of any alleged, threatened or actual breach of any Existing Agreement. None of Iambic, its Affiliates and, to the knowledge of Iambic, any Third Party is in breach of any Existing Agreement.

10.2.3 There are no known claims, judgments or settlements against, or amounts with respect thereto owed by, Iambic or any of its Affiliates relating to the Existing Patents, the Iambic Platform IP or the Licensed Know-How. No claim or litigation has been brought, or to Iambic’s knowledge, threatened, by any Person alleging, and Iambic has no knowledge of any claim, whether or not asserted, that (a) the Existing Patents are invalid or unenforceable or (b) (i) the use by Iambic of the Iambic Platform Technology as contemplated herein or (ii) the Development, Manufacture or Commercialization of the Collaboration Targets or any Compound Directed To a Collaboration Target as contemplated herein (or the rights granted to Takeda with respect thereto), in each case ((i) and (ii)), [***]. To Iambic’s knowledge, no Person (x) has infringed or is infringing or threatening to infringe any Existing Patent or (y) has misappropriated or is misappropriating or threatening to misappropriate the Iambic Platform IP or the Licensed Know-How.

10.2.4 There are no pending, and to Iambic’s knowledge, there are no alleged or threatened, (a) inter partes reviews, post-grant reviews, interferences, re-examinations or oppositions involving the Existing Patents or (b) any inventorship challenges involving the Existing Patents that are in or before any patent authority or other Governmental Authority performing similar functions.

10.2.5 Iambic Controls all Know-How, Patents and other intellectual property rights that are necessary to perform the Research Programs (including the use of the Iambic Platform Technology in connection therewith) in the Research Plans as of the Effective Date as contemplated herein, and such Know-How, Patents and other intellectual property rights are not subject to any other license or agreement to which Iambic or any of its Affiliates is a party that is inconsistent with the rights granted to Takeda hereunder. None of the Initial Collaboration Targets is an Encumbered Target.

10.2.6 There are no Know-How or Patents owned or controlled by Iambic or any of its Affiliates as of the Effective Date that relate to, or are necessary or reasonably useful to Exploit, the Collaboration Targets or any Compound Directed To a Collaboration Target that are not within the Licensed Know-How or Licensed Patents, and there are no other intellectual property rights owned or controlled by Iambic or any of its Affiliates as of the Effective Date that relate to the Iambic Platform Technology that are not within the Iambic Platform IP. The conception, development and reduction to practice of the inventions claimed in the Existing Patents or disclosed in the Iambic Platform IP or Licensed Know-How have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person.

10.2.7 Each Person who has or has had any rights in or to any (a) Existing Patents, (b) Iambic Platform IP or (c) any other Licensed Know-How, in each case ((a)-(c)), has assigned and has executed an agreement assigning its entire right, title and interest in and to such Existing Patents, Iambic Platform IP and Licensed Know-How to Iambic (or, with respect to any Licensed Know-How or Licensed Patent owned by a Third Party, to Iambic’s knowledge, has assigned and has executed an agreement assigning its entire right, title and interest in and to such Third Party), and to the extent any of Iambic’s or its Affiliates’ or Permitted Subcontractors’ or its or their officers, employees or agents participate in the performance of activities under a Research Plan during the Term, Iambic shall obtain such an assignment and such an agreement from such Persons, in each case, without payments by Takeda beyond those required by ARTICLE 7 (Payments; Royalties and Reports). To Iambic’s knowledge, no current officer, employee, agent or consultant of Iambic or any of its Affiliates or subcontractors is in violation of any term of any assignment or other agreement, including any employment contract, regarding the protection of Patents or other intellectual property or proprietary information of Iambic or such Affiliate.

10.2.8 Iambic has the right to use the Iambic Platform Technology and screening libraries, in each case, as contemplated under this Agreement, including to identify, generate, optimize and otherwise Develop Compound Candidates (it being understood that notwithstanding the foregoing Iambic makes no representation or warranties as to whether there are any Patent rights owned or controlled by a Third Party that Cover any Compound Candidate or the Development, Manufacture, Commercialization or other Exploitation thereof (other than the use of the Iambic Platform Technology and Iambic Platform IP to identify, generate, screen, design, select, test, optimize or otherwise modify a Compound)).

10.2.9 [***].

10.2.10 The non-public Iambic Platform IP and other Licensed Know-How has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality. To the knowledge of Iambic, no breach of such confidentiality has been committed by any Third Party.

10.2.11 Iambic has made available to Takeda: (a) the file wrapper and other documents and materials relating to the prosecution, defense, maintenance, validity and enforceability of the Existing Patents; and (b) all Existing Agreements, and in each case ((a) and (b)), all such materials and Existing Agreements are true, complete and correct. There is no Know-How in Iambic or its Affiliates possession or control that is specific to one or more Collaboration Targets or any Compound Directed To a Collaboration Target. After the Effective Date, Iambic will continue to make available to Takeda true, complete and correct copies of any Iambic Third Party Agreements regarding or related to the Collaboration Targets or any Compound Directed To a Collaboration Target.

10.2.12 There are no amounts that will be required to be paid by Takeda or its Affiliates to a Third Party as a result of (a) the use of the Iambic Platform Technology to conduct the Research Programs as contemplated herein or (b) to Iambic’s knowledge, the conduct of the Research Programs or the Exploitation of a Compound Directed To a Collaboration Target, in each case ((a) and (b)), that arise out of any agreement (other than the Existing Agreements) to which Iambic or any of its Affiliates is a party or, to Iambic’s knowledge, at all.

10.2.13 Neither Iambic nor any of its Affiliates nor its or their (sub)licensees has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the Research Programs, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Iambic agrees to inform Takeda in writing promptly if it or any such Person who is performing services with respect to the Research Programs is debarred or is the subject of a conviction described in Section 306 of the FFDCA or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Iambic’s knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services with respect to the Research Programs.

10.2.14 (a) None of Iambic’s or its Affiliates’ or its or their (sub)licensees’ officers, directors and employees, and to Iambic’s knowledge, any other Person acting on its or their behalf, has directly or indirectly given, offered or promised to give money or anything of value to any Government Official in an effort to influence any Government Official or any other Person in a corrupt or improper effort to obtain or retain business or any commercial advantage, such as a permit or license to do business, and (b) all Persons acting on its or their behalf have complied with all Applicable Laws in connection with conducting its business operations, including the U.S. Foreign Corrupt Practices Act, laws implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and local laws prohibiting bribery, kickbacks or other unlawful or improper means of obtaining business or commercial advantages, in each case ((a) and (b)), with respect to the Iambic Platform Technology or any Compound Directed To a Collaboration Target.

10.2.15 [***].

10.2.16 Neither Iambic nor any of its Affiliates have (a) conducted any Development of any Compounds Directed To an Initial Collaboration Target or (b) submitted any Regulatory Documentation to, or communicated with, any Regulatory Authority in connection with any such Compound.

[***].

10.3 Data Package Representations and Warranties of Iambic. Iambic additionally represents and warrants to Takeda as of the date of delivery of a Final Data Package for a Research Program, except, subject to Section 10.4 (Updated Disclosure Schedule), as set forth in the Updated Disclosure Schedule for a Research Program, that with respect to such Research Program and the Collaboration Target for such Research Program and Qualifying Compounds for such Research Program:

10.3.1 Iambic and its Affiliates have conducted, and its and their respective (sub)contractors (including Permitted Subcontractors) and consultants have conducted, all Development under the applicable Research Plan, including any and all activities related to such Collaboration Target and such Qualifying Compounds, in accordance with all Applicable Law. Neither Iambic nor any of its Affiliates have submitted any Regulatory Documentation to, or communicated with, any Regulatory Authority in connection with any such Qualifying Compound.

10.3.2 To Iambic’s knowledge, such Final Data Package is true and correct.

10.3.3 The Development, Manufacture and Commercialization of such Qualifying Compounds as contemplated herein will not be subject to any license or agreement to which Iambic or any of its Affiliates is a party, other than the Iambic Third Party Agreements, and all Iambic Third Party Agreements with respect to such Collaboration Target or such Qualifying Compounds are listed on Schedule 10.3.3. The licenses to Iambic or its applicable Affiliates in such Iambic Third Party Agreements are in full force and effect. All Iambic Third Party Agreements with respect to such Collaboration Target, Qualifying Compounds or Qualifying Products have been entered into and maintained in accordance with Section 9.8 (Third Party Agreements). None of Iambic, its Affiliates and, to the knowledge of Iambic, any Third Party is in breach of any such Iambic Third Party Agreement.

10.3.4 There are no claims, judgments or settlements against, or amounts with respect thereto owed by, Iambic or any of its Affiliates relating to the Existing Patents, the Iambic Platform IP or the other Licensed Know-How. No claim or litigation has been brought, or to Iambic’s knowledge, threatened, by any Person alleging, and Iambic has no knowledge of any claim, whether or not asserted, that the (a) use by Iambic of the Iambic Platform Technology in such Research Program or (b) the Development, Manufacture or Commercialization of such Collaboration Target or Qualifying Compounds (or the rights granted to Takeda with respect thereto), in each case ((a) and (b)), [***].

10.3.5 There are no Know-How or Patents owned or controlled by Iambic or any of its Affiliates (other than Acquirer IP) that are necessary or reasonably useful to Develop, Manufacture Commercialize or otherwise Exploit such Collaboration Target or any such Qualifying Compound that are not within the Licensed Know-How or Licensed Patents. The conception, development and reduction to practice of the inventions claimed in the Licensed Patents or disclosed in the Licensed Know-How have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person.

10.3.6 [***].

10.3.7 The Licensed Know-How with respect to such Collaboration Target and Qualifying Compounds has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality. To the knowledge of Iambic, no breach of such confidentiality has been committed by any Third Party.

10.3.8 [***].

10.3.9 There are no amounts that will be required to be paid to a Third Party as a result of the Development, Manufacture, Commercialization or other Exploitation of any such Compound Candidate that arise out of any agreement (other than the Iambic Third Party Agreements set forth on Schedule 10.3.3) to which Iambic or any of its Affiliates is a party or, to Iambic’s knowledge, at all.

10.3.10 (a) None of Iambic’s or its Affiliates’ or its or their (sub)licensees’ officers, directors and employees, and to Iambic’s knowledge, any other Person acting on its or their behalf, has directly or indirectly given, offered or promised to give money or anything of value to any Government Official in an effort to influence any Government Official or any other Person in a corrupt or improper effort to obtain or retain business or any commercial advantage, such as a permit or license to do business, and (b) all Persons acting on its or their behalf have complied with all Applicable Laws in connection with conducting its business operations, including the U.S. Foreign Corrupt Practices Act, laws implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and local laws prohibiting bribery, kickbacks or other unlawful or improper means of obtaining business or commercial advantages, in each case ((a) and (b)), with respect to such Collaboration Target and such Compound Candidates.

[***].

10.4 Updated Disclosure Schedule. The Parties agree that any disclosure made by Iambic pursuant to an Updated Disclosure Schedule shall not be deemed to amend or supplement the Initial Disclosure Schedule or any earlier Updated Disclosure Schedule for any purpose hereunder, including for purposes of the indemnification provisions under Section 11.2 (Indemnification by Iambic). For the avoidance of doubt, an exception made by Iambic in the Updated Disclosure Schedule shall not cure a deficiency in the Initial Disclosure Schedule or any prior Updated Disclosure Schedule. Iambic acknowledges and agrees that any disclosure made in an Updated Disclosure Schedule cannot cure a breach of any covenant or obligation of Iambic hereunder, including Section 10.5 (Additional Covenants of Iambic), and no disclosure made in any Updated Disclosure Schedule that reflects any such breach by Iambic shall be deemed to qualify any representation or warranty hereunder.

10.5 Additional Covenants of Iambic.

10.5.1 From and after the Effective Date, Iambic shall, [***].

10.5.2 During the Term, and without limiting Iambic’s obligations hereunder, [***].

10.5.3 Prior to conducting any activities under any Research Program (and in any event, within [***] Business Days after the Effective Date), Iambic shall remediate (and provide evidence of remediation acceptable to Takeda for) all findings identified in any security risk assessment, and shall perform and remediate such assessments at least annually and after material changes or security incidents during the Term.

10.6 Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 10 (REPRESENTATIONS, WARRANTIES AND COVENANTS), NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 11.

INDEMNIFICATION

11.1 Indemnification by Takeda. Takeda shall indemnify Iambic, its Affiliates and its and their respective directors, officers, employees and agents (the “Iambic Indemnitees”) and defend and save and hold each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of:

(a) the breach by Takeda of this Agreement;

(b) the gross negligence or willful misconduct on the part of any Takeda Indemnitees in performing its or their obligations under this Agreement; or

(c) the Exploitation of a Qualifying Compound or Qualifying Product by or on behalf of Takeda or any of its Affiliates, Sublicensees or Distributors in the Territory;

except to the extent that such Loss (x) in the case of Section 11.1(a) and Section 11.1(b), is based on an action or omission for which Iambic would have an obligation to indemnify a Takeda Indemnitee under Section 11.2(a), Section 11.2(b), Section 11.2(c) or Section 11.2(d) if such Loss was incurred by a Takeda Indemnitee, (y) in the case of Section 11.1(c), is based on an action or omission for which Iambic would have an obligation to indemnify an Iambic Indemnitee under Section 11.2 (Indemnification by Iambic) if such Loss was incurred by a Takeda Indemnitee, in each case ((x) and (y)), as to which Losses each Party shall indemnify the other to the extent of their respective liability or (z) arises from the breach of this Agreement by Iambic or the negligence or willful misconduct of any Iambic Indemnitee.

11.2 Indemnification by Iambic. Iambic shall indemnify Takeda, its Affiliates, its and their Sublicensees and Distributors and its and their respective directors, officers, employees and agents (the “Takeda Indemnitees”), and defend and save and hold each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of:

(a) the breach by Iambic of this Agreement;

(b) the gross negligence or willful misconduct on the part of any Iambic Indemnitees in performing its or their obligations under this Agreement;

(c) [***];

(d) [***]; or

(e) [***];

except to the extent that such Loss (x) in the case of Section 11.2(a), Section 11.2(b), Section 11.2(c) and Section 11.2(d), is based on an action or omission for which Takeda would have an obligation to indemnify an Iambic Indemnitee under Section 11.1(a) or Section 11.1(b) if such Loss was incurred by an Iambic Indemnitee, (y) in the case of Section 11.2(e), is based on an action or omission for which Takeda would have an obligation to indemnify an Iambic Indemnitee under Section 11.1 (Indemnification by Takeda) if such Loss was incurred by an Iambic Indemnitee, in each case ((x) and (y)), as to which Losses each Party shall indemnify the other to the extent of their respective liability or (z) arises from the breach of this Agreement by Takeda or the negligence or willful misconduct of any Takeda Indemnitee.

11.3 Procedure.

11.3.1 Notice of Claim. All indemnification claims in respect of an Iambic Indemnitee or Takeda Indemnitee, as applicable, shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this ARTICLE 11 (Indemnification); provided that the failure to give such notice will not relieve the indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices the indemnifying Party. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall promptly furnish to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

11.3.2 Control of Defense. Except as provided in Section 9.4 (Enforcement of Patents), Section 9.5 (Invalidity or Unenforceability Defenses or Actions) and Section 9.6 (Infringement Claims by Third Parties), at its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 11.3.3 (Right to Participate in Defense), the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.

11.3.3 Right to Participate in Defense. Without limiting Section 11.3.2 (Control of Defense), any Indemnified Party shall be entitled to participate in, but not control (except as provided in Section 9.4 (Enforcement of Patents), Section 9.5 (Invalidity or Unenforceability Defense or Actions) and Section 9.6 (Infringement Claims by Third Parties)), the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof, and the assumption by the indemnifying Party of such expense, has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.3.2 (Control of Defense) (in which case the Indemnified Party shall control the defense) or (c) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles. For clarity, if the Indemnified Party has the right to control the defense of a Third Party Claim pursuant to Section 9.4 (Enforcement of Patents), Section 9.5 (Invalidity or Unenforceability Defenses or Actions) or Section 9.6 (Infringement Claims by Third Parties), the Indemnified Party shall be entitled to control such Third Party Claim, without limiting the indemnifying Party’s responsibility for Losses under Section 11.1 (Indemnification by Takeda) or Section 11.2 (Indemnification by Iambic), as applicable.

11.3.4 Settlement. The indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise compromise such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate to the extent (a) solely with respect to Losses as to which the indemnifying Party has acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, such judgment, settlement or compromise imposes only a monetary obligation on the indemnifying Party and does not admit fault on behalf of the Indemnified Party or (b) the Indemnified Party consents to such judgment, settlement or compromise, which consent will not be unreasonably withheld, conditioned or delayed unless such compromise or settlement involves or requires (i) any admission of legal wrongdoing by the Indemnified Party, (ii) any payment by the Indemnified Party that is not indemnified under this Agreement, (iii) the imposition of any equitable relief against the Indemnified Party or (iv) the admission of invalidity of any Patent Controlled by the Indemnified Party (in which case, (i) through (iv), the Indemnified Party may withhold its consent to such settlement in its sole discretion). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim. Without limiting the rights and obligations of the Parties under ARTICLE 9 (Intellectual Property), regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or dispose of, any Third Party Claim without the prior written consent of the indemnifying Party. Except as provided in ARTICLE 9 (Intellectual Property), the indemnifying Party shall not be liable for any settlement, compromise or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party. For clarity, if a Third Party Claim, or the events giving rise to or resulting in such Third Party Claim, are subject to ARTICLE 9 (Intellectual Property) and Section 11.1 (Indemnification by Takeda) or Section 11.2 (Indemnification by Iambic), then ARTICLE 9 (Intellectual Property) shall apply with respect to the defense of such Third Party Claim and Section 11.1 (Indemnification by Takeda) or Section 11.2 (Indemnification by Iambic), as applicable, shall apply with respect to the allocation of financial responsibility for the related Losses.

11.3.5 Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable Out-of-Pocket Costs in connection therewith.

11.3.6 Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis in arrears by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

11.4 LIMITATION OF LIABILITY. EXCEPT FOR (A) [***]; (B) A BREACH BY EITHER PARTY OF ARTICLE 8 (CONFIDENTIALITY AND PUBLICATION); (C) AS PROVIDED UNDER SECTION 13.10 (EQUITABLE RELIEF) AND (D) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 11 (INDEMNIFICATION), NEITHER PARTY, NOR ANY OF ITS AFFILIATES, (SUB)LICENSEES OR SUBCONTRACTORS, SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

11.5 Insurance. Each Party shall, at its own expense, have and maintain such types and amounts of insurance covering its (and its Affiliates’, (sub)licensees’/Sublicensees’ and Permitted Subcontractors’, as applicable) Exploitation of the Qualifying Compounds and Qualifying Products as is (a) normal and customary in the biopharmaceutical industry generally for parties similarly situated and (b) otherwise required by Applicable Law, but in each case, not less than:

11.5.1 [***];

11.5.2 [***]; and

11.5.3 [***].

All insurances maintained by a Party as required hereunder will be provided by a company having a financial rating of not less than [***] in the most current edition of Best’s Key Rating Guide. Within [***] days of a written request by a Party, the other Party shall provide to the requesting Party a certificate of insurance evidencing such insurance coverage. Each Party will provide a minimum of [***] days’ written notice of any material modification or cancellation, with no replacement policy, to the other Party. In the case of a material modification or cancellation of such coverage, each Party shall promptly provide the other Party with a new certificate of insurance evidencing such new insurance coverage. Each Party shall continue to maintain such insurance after the expiration or termination of this Agreement in its entirety for a period of [***]. Notwithstanding the foregoing, Takeda may self-insure in whole or in part the insurance requirements described above. The Parties acknowledge and agree that any insurance maintained by a Party as required under this Section 11.5 (Insurance) shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE 11 (Indemnification) or other obligations under this Agreement.

ARTICLE 12.

TERM AND TERMINATION

12.1 Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated earlier pursuant to this ARTICLE 12 (Term and Termination), shall continue in force and effect until the date of expiration of the last Royalty Term for the last Qualifying Product. Following the expiration of the Royalty Term for a Qualifying Product in a country, the grants in Section 2.1.1 (Exclusive License) shall become [***]. For clarity, upon the expiration of the Term, the grants in Section 2.1.1 (Exclusive License) shall become [***].

12.2 Termination.

12.2.1 Termination for Material Breach. In the event that either Party (the “Breaching Party”) materially breaches any of its material obligations under this Agreement, in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement by providing [***] days’ (the “Notice Period”) prior written notice (the “Termination Notice”) to the Breaching Party and specifying the breach and its claim of right to terminate; provided that:

(a) [***];

(b) [***];

(c) [***]; and

(d) [***].

12.2.2 Termination by Takeda. Takeda may terminate this Agreement in its entirety or on a country-by-country, Collaboration Target-by-Collaboration Target (termination of which, for clarity, shall constitute termination of the Research Program for such Collaboration Target and termination of all Qualifying Products with respect to such Collaboration Target) or Qualifying Product-by-Qualifying Product basis (a) [***] upon written notice to Iambic if Takeda in good faith determines that it is not advisable for Takeda to continue to Develop or Commercialize one (1) or more Qualifying Products due to safety concerns or (b) upon [***] days’ prior written notice to Iambic, for any or no reason.

12.2.3 Termination for Patent Challenge. In the event that [***], Iambic shall have the right to terminate this Agreement upon [***] prior written notice to Takeda; provided that Iambic shall not have the right to terminate this Agreement if (a) [***] or (b) [***]. Notwithstanding the foregoing, Iambic shall not have the right to terminate this Agreement pursuant to this Section 12.2.3 (Termination for Patent Challenge) if Takeda or its Affiliate or its Sublicensee takes any action described in the definition of “Patent Challenge” (x) [***], (y) [***] or (z) [***]. In addition, notwithstanding the foregoing, Iambic shall not have the right to terminate this Agreement pursuant to this Section 12.2.3 (Termination for Patent Challenge) if any Affiliate that first becomes an Affiliate of Takeda after the Effective Date was undertaking activities in connection with a Patent Challenge prior to such Affiliate first becoming an Affiliate of Takeda if Takeda causes such Patent Challenge to be withdrawn (or in the case of ex-parte proceedings, multi-party proceedings or other Patent Challenges that such Affiliate does not have the power to unilaterally withdraw or cause to be withdrawn, such Affiliate knowingly ceases providing any direction, support or assistance to any Person with respect to such Patent Challenge and, to the extent such Affiliate is a party to such Patent Challenge, it withdraws from such Patent Challenge) within the later to occur of (i) [***] days after the date such Affiliate first becomes an Affiliate of Takeda and (ii) [***] days’ after the date Iambic provides Takeda notice regarding such Patent Challenge.

12.2.4 Termination for Insolvency. In the event that either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] days after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [***] days of the filing or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

12.3 Rights in Bankruptcy.

12.3.1 The Parties intend for Takeda to take advantage of the protections of Section 365(n) (or any successor provision) of the U.S. Bankruptcy Code or any analogous provisions in any other country to the maximum extent permitted by Applicable Law. All rights and licenses granted to Takeda under or pursuant to this Agreement, to the extent they constitute licenses of a right to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code or in any analogous provisions in any other country (as the case may be), shall be deemed to be “intellectual property” for the purposes of Section 365(n) or any analogous provisions in any other country (as the case may be). Takeda shall retain and upon a rejection of this Agreement pursuant to Section 365 of Title 11 (or any analogous provisions in any other country) may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country, including the right to obtain the intellectual property from another entity.

12.3.2 In the event of the commencement of a bankruptcy proceeding by or against Iambic under the U.S. Bankruptcy Code or any analogous provisions in any other country, Takeda shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property (including all embodiments of such intellectual property), which, if not already in Takeda’s possession, shall be promptly delivered to Takeda upon Takeda’s written request (a) upon commencement of such bankruptcy proceeding, unless Iambic continues to perform all of its obligations under this Agreement, or (b) if not delivered pursuant to clause (a) above because Iambic continues to perform such obligations, upon the rejection of this Agreement by or on behalf of Iambic.

12.3.3 Unless and until Iambic rejects this Agreement, Iambic shall perform this Agreement or provide the intellectual property (including all embodiments of such intellectual property) to Takeda, and shall not interfere with the rights of Takeda to such intellectual property, including the right to obtain the intellectual property from another entity.

12.3.4 The Parties acknowledge and agree that any sale of Iambic’s assets under Section 363 of the U.S. Bankruptcy Code or any analogous provisions in any other country shall be subject to Takeda’s rights under Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country, that Takeda cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed under this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Takeda’s rights under this Agreement and Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country without the express, contemporaneous written consent of Takeda.

12.3.5 All rights, powers and remedies provided to Takeda in this Section 12.3 (Rights in Bankruptcy) are in addition to and not in substitution for any other rights, powers or remedies now or hereafter existing at law or in equity (including under the U.S. Bankruptcy Code or any analogous provisions in any other country). In the event of the commencement of a bankruptcy proceeding by or against Iambic under the U.S. Bankruptcy Code or any analogous provision in any other country, Takeda shall have the following rights, in each case, to the maximum extent permitted by Applicable Law and enforceable under Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country:

(a) the right of access to any intellectual property (including all embodiments thereof) of Iambic, or of any Third Party with whom Iambic contracts to perform an obligation of Iambic under this Agreement, licensed hereunder and, in the case of any such Third Party, that is necessary or useful for the use of such intellectual property or the exercise of any other rights granted to Takeda under this Agreement;

(b) the right to contract directly with any Third Party to complete the contracted work; and

(c) the right to cure any default under any such agreement with a Third Party and set off the costs thereof against amounts payable to Iambic under this Agreement.

12.3.6 The Parties acknowledge and agree that payments made under Section 7.4 (Milestone Payments) shall not (a) constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction or (b) relate to licenses of or the use of intellectual property hereunder.

12.4 Consequences of Termination.

12.4.1 Termination in its Entirety. In the event of a termination of this Agreement in its entirety by a Party pursuant to Section 12.2 (Termination), subject to Section 12.4.2 (Termination of this Agreement with respect to one (1) or more Collaboration Targets, Qualifying Products or Countries), the following shall apply:

(a) except to the extent necessary for Takeda to perform activities in accordance with Section 12.4.3(a), all rights and licenses granted by one Party to the other Party (other than the license to Takeda set forth in Section 2.1.3 (Takeda QC Program Results)) shall immediately terminate;

(b) if such termination occurs prior to completion or termination of the last Research Program, Iambic shall submit a final invoice for all Iambic Research Costs incurred up to the effective date of termination (but not including any amounts incurred after or extending past the effective date of termination, whether non-cancelable commitments or otherwise, except as set forth in the below proviso), and Takeda shall pay any such undisputed invoice within [***] days after receipt thereof; provided that in the event of any termination by Takeda of this Agreement under Section 12.2.2 (Termination by Takeda), Takeda shall additionally reimburse any non-cancelable commitments comprising Iambic Research Costs incurred in accordance with the applicable Research Plan;

(c) the Parties shall cease all activities under this Agreement as soon as reasonably practicable (including activities under the Research Program(s)); provided that such activities will continue as necessary for the Parties to complete the orderly wind-down of their activities under this Agreement in accordance with Applicable Law;

(d) the JSC (if applicable) shall coordinate the wind-down of each Party’s efforts under this Agreement and then shall be dissolved (and any Subcommittees thereof shall be dissolved), and the JPC (if applicable) shall be dissolved; and

(e) except in connection with a termination by Takeda pursuant to Section 12.2.1 (Termination for Material Breach), Section 12.2.2(a) (Termination by Takeda) for safety reasons as provided therein, or Section 12.2.4 (Termination for Insolvency), [***], as such Terminated Product(s) exist as of the effective date of termination. [***].

12.4.2 Termination of this Agreement with respect to one (1) or more Collaboration Targets, Qualifying Products or Countries. If this Agreement is terminated pursuant to Section 12.2.1 (Termination for Material Breach) or Section 12.2.2 (Termination by Takeda) with respect to one (1) or more Qualifying Products (each, a “Terminated Product”) but not all Qualifying Products or with respect to one (1) or more countries but not the entire Territory (each, a “Terminated Territory”), Section 12.4.3 (Activities After Termination) and Section 12.4.1 (Termination in its Entirety) shall apply solely with respect to the terminated Qualifying Products in the terminated countries; provided that if this Agreement is terminated with respect to one (1) or more Terminated Products in one (1) or more Terminated Territories but not the entire Territory, the rights and licenses granted to Takeda under this Agreement (other than the license to Takeda set forth in Section 2.1.3 (Takeda QC Program Results)) shall automatically be deemed to be amended with respect to the Terminated Products in the Terminated Territories to be non-exclusive and only to include the right to Develop and Manufacture Terminated Products in the Terminated Territories solely for the purposes of supporting Regulatory Approval or Commercialization of the Terminated Products in the surviving countries in the Territory. A termination of this Agreement with respect to a Collaboration Target shall constitute a termination with respect to all Qualifying Compounds and Qualifying Products with respect to such Collaboration Target. Further, following such termination as discussed in this Section 12.4.2 (Termination of this Agreement with respect to one (1) or more Collaboration Targets, Qualifying Products or Countries), Iambic’s exclusivity obligations under Section 2.8 (Exclusivity) shall terminate as to the Terminated Product and the Terminated Territory.

12.4.3 Activities After Termination.

(a) Notwithstanding the termination of Takeda’s licenses and other rights under this Agreement with respect to a particular Qualifying Product or in a particular country, Takeda shall have the right for a [***] period commencing on the effective date of such termination with respect to each Qualifying Product and each country with respect to which such termination applies to sell or otherwise dispose of all Qualifying Product then in its inventory and any in-progress inventory, as though this Agreement had not terminated with respect to such Qualifying Product or such country, as applicable, and such sale or disposition shall not constitute infringement of Iambic’s or its Affiliates’ Patent or other intellectual property or proprietary rights. For the avoidance of doubt, Takeda shall continue to make payments on such Qualifying Product as provided in Section 7.5 (Royalties) (as if this Agreement had not terminated with respect to such Qualifying Product).

(b) If, following any termination of this Agreement with respect to the [***] Research Program, Takeda continues to Develop, Commercialize and otherwise Exploit one (1) or more Takeda [***] Compounds described in clause (b) of the definition thereof or a Qualifying Product containing such a Takeda [***] Compound described in clause (b) of the definition thereof, Takeda shall continue to make payments on such Takeda [***] Compounds and Qualifying Products as provided in Section 7.4 (Milestone Payments) and Section 7.5 (Royalties). For clarity, the foregoing shall not apply to any compound that Takeda can show, through contemporaneous records, was independently identified or generated outside of the applicable Research Plan.

12.5 [***]:

(a) [***];

(b) [***];

(c) [***];

(d) [***]; and

(e) [***].

12.6 Accrued Rights; Survival. Termination or expiration of this Agreement (either in its entirety or with respect to one (1) or more Qualifying Products or one (1) or more countries) for any reason shall be without prejudice to any rights that have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing:

12.6.1 Sections [***] of this Agreement shall survive the termination of this Agreement for any reason; and

12.6.2 Sections [***] of this Agreement shall survive the expiration of this Agreement.

If this Agreement is terminated with respect to one (1) or more Qualifying Products or one (1) or more countries but not in its entirety, then following such termination, the foregoing provisions of this Agreement shall remain in effect with respect to the terminated Qualifying Product(s) in the terminated country(ies) (to the extent they would survive and apply in the event this Agreement is terminated in its entirety or as otherwise necessary for any of Takeda and its Affiliates and its and their Sublicensees to exercise their rights for the other Qualifying Products or other countries) and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement and be of no further force and effect with respect to the terminated Qualifying Product(s) for the terminated country(ies) (and for the avoidance of doubt all provisions of this Agreement shall remain in effect with respect to all non-terminated Qualifying Products and non-terminated countries).

12.7 Remedies. Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one (1) or more Qualifying Products or country(ies)) shall not limit remedies that may otherwise be available in law or equity.

ARTICLE 13.

MISCELLANEOUS

13.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, pandemics, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any Governmental Authority (including any Regulatory Authority) (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within thirty (30) days after such occurrence by providing a written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to mitigate and remedy its inability to perform. During the pendency of the claimed events, the non-performing Party will keep the other Party reasonably informed of its mitigation efforts and its estimates of when normal performance under this Agreement will be able to resume.

13.2 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other approval from a Governmental Authority, without first obtaining the written consent to do so from the appropriate agency or other Governmental Authority in accordance with Applicable Law.

13.3 Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred (except to the extent provided in Section 2.1.2 (Right to Sublicense), Section 5.4 (Subcontracting by Iambic) and Section 6.3 (Subcontracting by Takeda)), whether by operation of law or otherwise, in whole or in part, by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) Takeda shall have the right, without such consent, (i) [***], (ii) [***] and (iii) [***], and (b) [***] to (i) [***] (x) [***], (y) [***] and (z) [***], or (ii) [***]; provided that, except with respect to an assignment or delegation by Takeda to [***], the assigning Party (if it survives) or the assignee [***]; provided, further, that upon request by Iambic, Takeda shall [***]. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any purported assignment in violation of this Section 13.3 (Assignment) shall be void. The permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement. In the event that Iambic desires to assign its right to receive payments under this Agreement or grant any security interest in such right, in whole or in part, in connection with a royalty factoring transaction, then Iambic will notify Takeda in writing, and Takeda will discuss in good faith with Iambic whether to consent to such assignment.

13.4 Severability. If, under Applicable Law, any one (1) or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable at law or in equity in any court of competent jurisdiction and the rights of the Parties will not be materially and adversely affected thereby, (a) such invalid, illegal or unenforceable provision(s) shall be considered severed from this Agreement with respect to such jurisdiction, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision(s) had never comprised a part hereof and (c) the Parties shall make a good faith effort to replace any invalid, illegal or unenforceable provision(s) with a valid, legal and enforceable provision(s) such that the objectives contemplated by the Parties when entering this Agreement may be realized (and, to the extent the Parties agree to a replacement provision, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the invalid, illegal or unenforceable provision(s) or by its or their severance herefrom). To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

13.5 Dispute Resolution.

13.5.1 Except as provided in Section 3.3.4 (Decision-Making), Section 7.11.2 (Audit Dispute) or Section 13.10 (Equitable Relief), any disputes arising out of or in connection with this Agreement, including any questions regarding its existence, validity, interpretation, breach or termination (a “Dispute”) shall first be referred to the Executive Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties. If the Executive Officers are not able to agree on the resolution of any such issue within [***] days (or such other period of time as mutually agreed by the Executive Officers) after such issue was first referred to them, then, either Party may initiate litigation pursuant to Section 13.6 (Governing Law, Jurisdiction and Service).

13.5.2 Intellectual Property Disputes. In the event that a Dispute arises with respect the validity, scope, enforceability, inventorship or ownership of any Patent, Trademark or other intellectual property rights, and such Dispute cannot be resolved in accordance with Section 13.5.1, either Party may initiate litigation in a court of competent jurisdiction, notwithstanding Section 13.6 (Governing Law, Jurisdiction and Service), in any country or other jurisdiction in which such rights apply.

13.5.3 Adverse Ruling. Any determination pursuant to this Section 13.5 (Dispute Resolution) that a Party is in material breach of its material obligations hereunder shall specify a (non-exclusive) set of actions to be taken to cure such material breach, if feasible.

13.5.4 Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 13.5 (Dispute Resolution) shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party.

13.5.5 Specific Enforcement. This Section 13.5 (Dispute Resolution) shall be specifically enforceable.

13.6 Governing Law, Jurisdiction and Service.

13.6.1 Governing Law. This Agreement and the performance, enforcement, breach or termination hereof shall be governed by and construed in accordance with the laws of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

13.6.2 Jurisdiction. Subject to Section 13.5.2 (Intellectual Property Disputes) and Section 13.10 (Equitable Relief), the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

13.6.3 Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the United States Federal Courts in the Southern District of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.6.4 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.7.2 (Address for Notice) shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

13.7 Notices.

13.7.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand, by internationally recognized overnight delivery service that maintains records of delivery, or by electronic mail, in each case, addressed to the Parties at their respective addresses specified in Section 13.7.2 (Address for Notice) or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.7.1 (Notice Requirements). Such notice shall be deemed to have been given (a) as of the date delivered by hand, (b) on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service or (c) upon transmission by electronic mail; provided that any notice under Section 2.8.3 (Exception for Change of Control), Section 5.10 (Takeda Selection), Section 8.3.1 (Permitted Disclosures), Section 10.2 (Iambic Representations and Warranties), Section 10.3 (Data Package Representations and Warranties of Iambic), Section 11.3 (Procedure), Section 12.2 (Termination), Section 12.5 (Modification in Lieu of Termination) or Section 13.3 (Assignment), in any case, that is delivered by electronic mail shall be followed as soon as practicable (and in any event within two (2) Business Days) by an additional notice delivered by hand or by internationally recognized overnight delivery service that maintains records of delivery. This Section 13.7.1 (Notice Requirements) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

13.7.2 Address for Notice.

If to Takeda, to:

Takeda Pharmaceuticals, U.S.A., Inc.

[***]

with a copy (which shall not constitute notice) to:

[***]

If to Iambic, to:

Iambic Therapeutics, Inc.

[***]

with a copy (which shall not constitute notice) to:

[***]

with an additional copy (which shall not constitute notice) to:

[***]

13.8 Entire Agreement; Amendments. This Agreement, together with the attached Schedules, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and all prior agreements, understandings and representations, whether written or oral, with respect thereto, including the Confidentiality Agreement, are superseded hereby. For clarity, all Confidential Information disclosed by a Party under the Confidentiality Agreement shall be the Confidential Information of such Party hereunder, subject to ARTICLE 8 (Confidentiality and Publication). Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

13.9 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

13.10 Equitable Relief. Each Party acknowledges and agrees that the provisions of Section 2.5 (Data and Model Rights and Restrictions), Section 2.8 (Exclusivity), Section 2.9 (Covenant Not to Sue) and ARTICLE 8 (Confidentiality and Publication) and ARTICLE 9 (Intellectual Property) are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such provisions and that any breach or threatened breach of any provision of such Section or Articles will result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other Party (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 13.10 (Equitable Relief) is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

13.11 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided in this Agreement are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available, except as expressly provided herein.

13.12 No Benefit to Third Parties. The United Kingdom’s Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement. Except as provided in ARTICLE 11 (Indemnification), subject to the foregoing, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons (including any Third Party beneficiary rights) (whether under the United Kingdom’s Contracts (Rights of Third Parties) Act 1999 or otherwise).

13.13 Further Assurance. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement to effectuate this Agreement.

13.14 Relationship of the Parties. It is expressly agreed that Iambic, on the one hand, and Takeda, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Iambic, on the one hand, nor Takeda, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

13.15 Right to Offset. Each Party shall have the right to offset any amount owed to it by the other Party under or in connection with this Agreement, including pursuant to ARTICLE 11 (Indemnification) or in connection with any breach, against any payments owed by it to such other Party under this Agreement. Such offsets shall be in addition to any other rights or remedies available under this Agreement and Applicable Law.

13.16 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

13.17 Construction. Except where the context otherwise requires, wherever used: (a) the words “include,” “includes” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “day,” “quarter” or “year” means a calendar day, quarter or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings and shall be understood to be imperative or mandatory in nature for purposes of this Agreement; (f) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise (but excluding instant messaging); (g) words of any gender include each other gender; (h) except where the context requires otherwise, the singular shall include the plural and the plural shall include the singular; (i) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (j) the word “non-refundable” shall not prohibit, limit or restrict either Party’s rights (i) to obtain damages in connection with a breach of this Agreement, (ii) under Section 13.15 (Right to Offset) or (iii) to obtain a refund of any payment made in error; (k) any reference herein to any person or entity will be construed to include the person’s or entity’s successors and assigns, (l) the word “or” is used in the inclusive sense (and/or); and (m) neither Party shall be deemed to be acting on behalf of the other Party. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. In the event of any conflict between the main body of this Agreement and any Schedule hereto, the main body of this Agreement shall prevail. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party that drafted such terms and provisions.

13.18 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by PDF format via email or other electronically transmitted signatures, and such signatures shall be deemed to bind each Party as if they were original signatures, and, upon delivery, will constitute due execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Research Collaboration and License Agreement to be executed by their duly authorized representatives as of the Effective Date.

Takeda Pharmaceuticals U.S.A., Inc.		Iambic Therapeutics, Inc.

By:	/s/ Christopher Arendt	By:	/s/ Tom Miller

Name:	Christopher Arendt	Name:	Tom Miller

Title:	Chief Scientific Officer	Title:	Chief Executive Officer

[Signature Page to Research Collaboration and License Agreement]

Schedule 1.45

Criteria for Hit

[***]

Schedule 1.80

Final Data Package

[***]

Schedule 1.116

Initial Collaboration Targets

[***]

Schedule 2.4.1

Secure Environment Requirements

[***]

Schedule 5.3.2

Research Plans for Initial Collaboration Targets

[***]

Schedule 5.4

Permitted Subcontractors

[***]

Schedule 8.6

Press Release

Iambic Announces Collaboration with Takeda to Advance

AI-Driven Design of Small Molecules

Multi-Year partnership will utilize Iambic’s broad suite of AI drug discovery technologies and wet lab capabilities to advance collaboration programs initially in Takeda’s Oncology and Gastrointestinal and Inflammation Therapeutic Areas

Iambic to provide Takeda access to NeuralPLexer, Iambic’s industry-leading model for predicting protein-ligand complexes, enabling Takeda to more broadly accelerate its drug discovery and development efforts

Iambic to receive upfront, research cost, and technology access payments and is eligible to receive success-based payments that could exceed $1.7 billion. Iambic is also eligible to receive royalties on net sales of any products generated from this collaboration.

San Diego, CA and Cambridge, MA – January XX, 2026 – Iambic, a clinical-stage life science and technology company developing novel medicines using its AI-driven discovery and development platform, today announced a multi-year technology and discovery collaboration agreement with Takeda that will use Iambic’s industry leading AI drug discovery models to advance a select set of high-priority small molecule programs, initially in Takeda’s Oncology and Gastrointestinal and Inflammation therapeutic areas. Through the agreement, Takeda will also gain access to NeuralPLexer, Iambic’s industry leading model for predicting protein-ligand complexes.

“Our collaboration with Takeda is a powerful opportunity to apply our AI-driven discovery and development platform, and we are excited to partner with their team to quickly advance new and better drug candidates,” said Tom Miller, PhD, Co-Founder and CEO of Iambic. “This collaboration further validates our industry-leading technology and highlights both the breadth of our discovery capabilities and the scale at which we can operate.”

“We are excited to be able access Iambic’s proprietary computational platform while we work with their team to develop small molecule therapeutics with the potential to address critical unmet patient needs,” said Chris Arendt, Ph.D., Chief Scientific Officer and Head of Research at Takeda. “At Takeda, our focus is on accelerating the development of impactful new medicines by leveraging cutting-edge science, including the latest advances in artificial intelligence. Iambic’s small molecule platform aligns with this ambition and offers the potential to de-risk candidate selection, improve probability of success, and more quickly advance select programs from early project start to IND.”

Under the terms of the agreement, Iambic will receive upfront, research cost, and technology access payments and is eligible to receive success-based payments that could exceed $1.7 billion. The company is also eligible to receive royalties on net sales of any products generated from this collaboration.

The collaboration will utilize Iambic’s AI models as well as the company’s fully integrated, high-throughput, and automated wet lab capabilities. These core capabilities support a rapid Design-Make-Test-Analyze cycle that can accelerate program advancement.

About Iambic’s AI-Driven Discovery Platform

The Iambic AI-driven platform was created to address the most challenging design problems in drug discovery, leveraging technology innovations such as Enchant (multimodal transformer model that predicts clinical and preclinical endpoints) and NeuralPLexer (best-in-class predictor of protein and protein-ligand structures). The integration of physics principles into the platform’s AI architectures improves data efficiency and allows molecular models to venture widely across the space of possible chemical structures. The platform enables identification of novel chemical modalities for engaging difficult-to-address biological targets, discovery of defined product profiles that optimize therapeutic window, and multiparameter optimization for highly differentiated development candidates. Through close integration of AI-generated molecular designs with automated chemical synthesis and experimental execution, Iambic completes design-make-test cycles on a weekly cadence.

About Iambic

Iambic is a clinical-stage life-science and technology company developing novel medicines using its AI-driven discovery and development platform. Based in San Diego and founded in 2020, Iambic has assembled a world-class team that unites pioneering AI experts and experienced drug hunters. The Iambic platform has demonstrated delivery of new drug candidates to human clinical trials with unprecedented speed and across multiple target classes and mechanisms of action. Iambic is advancing a pipeline of potential best-in-class and first-in-class clinical assets, both internally and in partnership, to address urgent unmet patient need. Learn more about the Iambic team, platform, pipeline, and partnerships at Iambic.ai.

Contact:

 media@iambic.ai

Schedule 10.2

Initial Disclosure Schedule

None.

Schedule 10.2.1

Existing Patents

[***]

Schedule 10.2.2

Existing Agreements

There are no Existing Agreements.

Schedule 10.3.3

Iambic Third Party Agreements